EXHIBIT (c)(ii)

Consolidated Financial Statements of the Co-Registrant for the fiscal year ended June 30, 2025

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Queensland Treasury Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Queensland Treasury Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•	the effect of natural disasters, epidemics and geopolitical events, such as the Russian invasion of Ukraine and the conflicts in the Middle East;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in and increased volatility in currency exchange rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State or Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

(c)(ii)-1

2024–25

Report on State Finances

of the Queensland Government – 30 June 2025

Incorporating the Outcomes Report and

the AASB 1049 Financial Statements

Contents

Page

Message from the Treasurer	2

Outcomes Report - Uniform Presentation Framework

Overview and Analysis	3 - 1

Operating Statement by Sector	3 - 9

Balance Sheet by Sector	3 - 10

Cash Flow Statement by Sector	3 - 11

General Government Sector Taxes	3 - 12

General Government Sector Dividend and Income Tax Equivalent Income	3 - 12

General Government Sector Grants Revenue	3 - 13

General Government Sector Grants Expenses	3 - 13

General Government Sector Expenses by Function	3 - 14

General Government Sector Purchases of Non-financial Assets by Function	3 - 15

Certification of Outcomes Report	3 - 16

AASB 1049 Financial Statements

Overview and Analysis	4 - 1

Audited Financial Statements

Operating Statement	5 - 1

Balance Sheet	5 - 2

Statement of Changes in Equity (Net Worth)	5 - 3

Cash Flow Statement	5 - 5

Notes to the Financial Statements	5 - 7

Certification of Queensland State Government Financial Statements	5 - 91

Independent Auditor’s Report to the Treasurer of Queensland	5 - 92

Report on State Finances 2024–25 – Queensland Government	1

Message from the Treasurer

I present Queensland’s 2024-25 Report on State Finances which includes the Outcomes Report and AASB 1049 Financial Statements.

Outcomes Report

The Outcomes Report contains financial statements that are presented in accordance with the Uniform Presentation Framework (UPF) which provides comparable reporting of Commonwealth, State and Territory Governments’ financial information.

Queensland’s annual Budget was prepared in accordance with the UPF. The Outcomes Report compares the 2024-25 actual results with the revised forecasts contained in the 2025-26 Budget papers.

The UPF presentation is structured on a sectoral basis with a focus on the General Government and Public Non-financial Corporations Sectors.

AASB 1049 Financial Statements

The AASB 1049 Financial Statements outline the operations of the Queensland Government in accordance with Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting and other applicable standards and are audited.

These statements focus on the General Government Sector (GGS) and Total State Sector (TSS) and include detailed notes.

The statements include comparatives from the 2023-24 year, as well as analysis of variances between the published 2024-25 Budget and the 2024-25 outcome.

AASB 1049 aims to harmonise the Government Finance Statistics (GFS) and Accounting Standard frameworks. The GFS reporting framework, developed by the Australian Bureau of Statistics (ABS), is based on international statistical standards and allows comprehensive assessments to be made of the economic impact of government.

I note the assurances of Treasury officials that both the Outcomes Report and the audited financial statements are presented on a true and fair basis and that the independent auditor’s report is unqualified.

In endorsing this report, I place on record my appreciation of the professionalism and co-operation extended to Queensland Treasury by agency personnel and of the Treasury staff involved in its preparation.

The Honourable David Janetzki MP

Treasurer

Minister for Energy and

Minister for Home Ownership

Related Publications

This report complements other key publications relating to the financial performance of the Queensland Public Sector including:

–	the annual Budget papers;

–	the Treasurer’s Consolidated Fund Financial Report;

–	the annual reports of the various departments, statutory bodies, Government-owned corporations and other entities that comprise the Queensland Government; and

–	the Queensland Sustainability Report.

2	Report on State Finances 2024–25 – Queensland Government

2024–25

Outcomes Report

Uniform Presentation Framework of the

Queensland Government – 30 June 2025

Outcomes Report - Overview and Analysis

Overview

The General Government Sector (GGS) realised a Uniform Presentation Framework (UPF) net operating deficit of $4.428 billion for 2024-25, compared to the estimated operating deficit of $5.376 billion reported in the 2025-26 Budget. Refer Chart 3.1.

The deficit in 2024-25 is largely driven by the growth in key service delivery areas of health, education, housing and child safety, which outpaced growth in State revenue.

The $948 million improvement in net operating balance since the 2025-26 Budget is due to lower expenses of $1.459 billion, offset in part by lower than projected revenues of $510 million.

The government was elected in late October 2024 and since taking office has undertaken a methodical assessment of the state’s finances to identify funding shortfalls. The government is committed to delivering a safe and secure pathway to a more sustainable budget position, laying the foundations for balance sheet repair and driving productivity across the public and private sectors. The 2024-25 Budget was the former government’s last budget.

Chart 3.1: 2024-25 General Government Sector UPF net operating balance compared to budget forecasts

Source: 2024-25 and 2025-26 Queensland State Budgets, 2024-25 Mid-Year Fiscal and Economic Review and 2024-25 Queensland Report on State Finances

In 2024-25, GGS revenue totalled $88.966 billion, a decrease of $510 million (or 0.6%) on the 2025-26 Budget estimated actual revenue of $89.476 billion. This reflects lower than expected sales revenue, dividend and tax equivalent income and the timing of National Partnership Payments from the Australian Government. These adjustments were partly offset by modestly higher than previously forecast GST revenue and the Australian Government’s decision in late June 2025 to make advance payments of Financial Assistance (FA) Grants for on-passing to local councils.

GGS expenses totalled $93.393 billion in 2024-25, $1.459 billion (or 1.5 per cent) lower than the 2025-26 Budget estimated actual. This was due to timing of various programs, offset in part by the on-passing to local councils of the advance payment of FA Grants.

GGS cash purchases of non-financial assets in 2024-25 totalled $11.322 billion, $2.048 billion lower compared to revised estimate in the 2025-26 Budget. This is due to a reallocation to finance lease acquisitions, accruals at year end for work completed but not yet paid for and the timing of some projects.

Report on State Finances 2024–25 – Queensland Government	3-1

Outcomes Report - Overview and Analysis

Overview continued

GGS net debt in 2024-25 is $16.727 billion, a $5.365 billion improvement since the 2025-26 Budget. Refer Chart 3.2.

This comparative improvement in net debt reflects lower borrowing requirements as a result of the improved operating cash flows and lower than forecast capital purchases, and better than expected upward market valuation of investments managed by Queensland Investment Corporation (QIC). Higher than expected cash balances were offset by an increase in advances received from entities within the PNFC sector, negating any impact to net debt.

Chart 3.2: 2024-25 General Government Sector net debt compared to budget forecasts

Source: 2024-25 and 2025-26 Queensland State Budgets, 2024-25 Mid-Year Fiscal and Economic Review and 2024-25 Queensland Report on State Finances

As at 30 June 2025, GGS borrowing totalled $72.864 billion, $1.979 billion lower than the 2025-26 Budget estimated actual and $4.254 billion lower than the 2024-25 Budget.

Non-financial Public Sector (NFPS) borrowing as at 30 June 2025 was $123.446 billion, $672 million lower than estimated actual in the 2025-26 Budget. The comparative decrease is due to lower GGS borrowing of $1.979 billion, offset in part, by higher PNFC sector borrowing of $1.307 billion.

3-2	Report on State Finances 2024–25 – Queensland Government

Outcomes Report - Overview and Analysis

Chart 3.3: 2024-25 Non-Financial Public Sector debt to revenue ratio compared to budget forecasts

In 2024-25, the NFPS debt to revenue ratio was 123 per cent, consistent with the 2025-26 Budget estimated actual projection. The moderation in this ratio from 2024-25 MYFER was due to lower borrowing requirements resulting from an improved net operating balance and lower than forecast capital purchases.

Fiscal principles

Following the 2024 State General Election, the Government amended the Charter of Fiscal Responsibility to ensure honest and credible analysis of the State’s fiscal position with a focus on pursuing policy settings which reduce total government debt and drive productivity improvements across the economy. The Charter includes revised Fiscal Principles to support the Government’s focus on a sustainable balance sheet and increasing productivity across the public and private sectors to drive better outcomes for Queensland’s economy and living standards.

Principle 1 – Stabilise the Non-Financial Public Sector debt to revenue ratio and General Government Sector net debt to revenue ratio at sustainable levels in the medium term, and target reductions in the debt to revenue ratio in the long term.

The NFPS debt to revenue ratio assesses the Government’s debt burden and measures the State’s ability to manage and service this debt from its revenue. A higher ratio means a larger proportion of the State’s income will be consumed by higher borrowing costs, reducing funding available to deliver critical government services and future infrastructure investment.

Net debt is a measure of the overall strength of the State’s fiscal position and is broadly calculated as total financial assets minus its financial liabilities.

Stabilising both ratios at levels sustainable over the long term restores the State’s capacity to respond to future external shocks.

As at 30 June 2025, Queensland’s NFPS debt to revenue ratio is 123 per cent, in line with 2024-25 estimated actual and an improvement on the 2024-25 MYFER forecast of 129 per cent.

The GGS net debt to revenue ratio is 18.8 per cent compared to the 2024-25 estimated actual ratio of 24.7 per cent, mainly reflecting lower borrowing requirements and higher than expected market returns on the State’s long-term investments.

Report on State Finances 2024–25 – Queensland Government	3-3

Outcomes Report - Overview and Analysis

Fiscal principles continued

Principle 2 – Ensure that average annual growth in General Government Sector expenditure in the medium term is below the average annual growth in General Government Sector revenue to deliver fiscally sustainable net operating surpluses.

Fiscal Principle 2 is designed to provide a broad measure of expenditure growth management. Delivering improved net operating balance outcomes will assist debt stabilisation.

Queensland’s net operating balance has improved by $948 million since the 2025-26 Budget, from a forecast operating deficit of $5.376 billion, to an operating deficit of $4.428 billion.

In 2024-25, GGS expenses grew by 6.1 per cent, compared to a contraction in revenue of 0.9 per cent over 2023-24. The decline in revenue in 2024-25 reflects lower GST revenue, with Queensland receiving a smaller share of the GST pool in 2024-25 despite the national pool increasing, and lower royalty revenue as commodity prices fell from the elevated prices received over the preceding 3 years.

Principle 3 – Target continual improvements in net operating surpluses to ensure that, in the medium term, net cash flows from investments in non-financial assets (capital) will be funded primarily from net cash inflows from operating activities. The capital program will focus on supporting a productive economy, jobs and ensuring a pipeline of infrastructure that responds to population growth.

Funding the State’s capital program through operating cash surpluses rather than additional borrowing is key to stabilising debt.

In 2024-25, GGS net capital purchases of $11.322 billion were predominantly financed through additional sector borrowing.

The 2025-26 Budget addressed underfunding in key service areas which is expected to put pressure on operating cash flows in the near term but as the Government targets improvement in the GGS operating position across the forward estimates, net cash inflows are expected to meet a greater proportion of capital purchases.

The State’s capital program includes purchases of non-financial assets, capital grants and new finance leases and similar arrangements. The capital program delivered by the Non-financial Public Sector in 2024-25 was $25.058 billion, $2.167 billion, or 8 per cent lower than the estimated actual forecast in the 2025-26 Budget. This is largely attributable to timing of cashflows and delivery of projects in the GGS.

Principle 4 – Maintain competitive taxation by ensuring that, on a per capita basis, Queensland has lower taxation than the average of other states.

At the time of the 2025-26 Budget, Queensland’s taxation per capita was estimated to be around $800 less than the average of other jurisdictions in 2025-26.

Principle 5 – Target full funding of long term liabilities such as superannuation and WorkCover in accordance with actuarial advice

Consistent with the long-standing practice of successive governments, the Queensland Government is committed to ensuring that the State sets aside assets, on an actuarially determined basis, to meet long term liabilities such as superannuation and WorkCover. The triennial actuarial investigation of the QSuper Defined Benefit Fund found it to be $10 billion in surplus as at 30 June 2024. The 2025-26 Budget announced a $3 billion transfer of surplus defined benefit funds to the Debt Retirement Fund. The scheme is expected to remain in a strong surplus position following the planned investment transfers in 2025-26. The next triennial review will report on the funding status of the scheme as at 30 June 2027.

As at 30 June 2025, WorkCover Queensland was fully funded.

Principle 6 – Target productivity improvements across the private and public sectors to increase living standards for Queenslanders over the medium term.

A new fiscal principle was introduced in the 2025-26 Budget reflecting how improvements in productivity can ultimately benefit Queensland’s economy and living standards as measured in terms of Queensland’s real Gross State Product (GSP) per capita.

Based on the 2025-26 Budget forecasts, Queensland’s real GSP per capita for 2024-25 is $93,639, reflecting real GSP per capita growth of 1⁄2 per cent for the year.

3-4	Report on State Finances 2024–25 – Queensland Government

Outcomes Report - Overview and Analysis

Key UPF Financial Aggregates

Outlined in the table below are the key aggregates, by budget sector. The actual outcome for 2024-25 is compared to the estimated actual per the 2025-26 Budget.

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector
	Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome
	$ million	$ million	$ million	$ million	$ million	$ million

Revenue	89,476	88,966	17,977	17,977	100,978	100,392
Expenses	94,852	93,393	17,453	17,369	106,728	105,086
Net operating balance	(5,376)	(4,428)	523	608	(5,750)	(4,695)

Capital purchases	13,370	11,322	8,206	7,878	21,583	19,268

Fiscal balance	(13,794)	(11,119)	(4,764)	(4,522)	(19,462)	(16,534)

Borrowing with QTC	66,766	64,708	47,604	48,475	114,371	113,183
Leases and similar arrangements	8,013	8,100	698	869	8,711	8,968
Securities and derivatives	64	57	979	1,244	1,036	1,294
Borrowing	74,843	72,864	49,282	50,588	124,118	123,446

Net Debt	22,092	16,727	43,200	43,599	65,285	60,319

Notes:
1. Numbers may not add due to rounding.
2. Non-financial Public Sector consolidates the General Government and Public Non-financial Corporations Sectors and excludes inter-sector transactions and balances.

General Government Sector

Revenue

	2024-25	2024-25
General Government Revenue	Est. Actual	Outcome
	$ million	$ million

Taxation revenue	25,015	25,033
Grants revenue	41,406	41,258
Sales of goods and services	7,846	7,590
Interest income	3,645	3,773
Dividend and income tax equivalent income	1,529	1,407
Other revenue	10,035	9,904

Total Revenue	89,476	88,966

Note:
1. Numbers may not add due to rounding.

General Government revenue totalled $88.966 billion in 2024-25, down $510 million or 0.6 per cent compared to the 2025-26 Budget estimated actual projection of $89.476 billion. The lower outcome largely reflects:

–	the timing of National Partnership Payments from the Australian Government, including for City Deal programs, Energy Bill Relief and Preschool Reform funding

–	lower sales of goods and services income due to timing of reimbursement income charged by Cross River Rail Delivery Authority

–	less than expected dividend and income tax equivalent income from entities within the PNFC sector.

These downward revisions to revenue were partly offset by the Australian Government advance payment of Financial Assistance Grants to local councils and moderately higher than forecast GST revenue.

Report on State Finances 2024–25 – Queensland Government	3-5

Outcomes Report - Overview and Analysis

Key UPF Financial Aggregates continued

General Government Sector continued

Expenses

	2024-25	2024-25
General Government Expenses	Est. Actual	Outcome
	$ million	$ million

Employee expenses	36,194	36,147
Superannuation expenses
Superannuation interest cost	824	825
Other superannuation expenses	4,366	4,365
Other operating expenses	26,908	25,961
Depreciation and amortisation	5,932	5,890
Other interest expenses	2,500	2,594
Grants expenses	18,128	17,611

Total Expenses	94,852	93,393

Note:
1. Numbers may not add due to rounding.

Total GGS expenses for 2024-25 totalled $93.393 billion, $1.459 billion or 1.5 per cent lower than expected in the 2025-26 Budget.

The lower expenses compared to the 2024-25 estimated actual forecast were partly due to the timing of operational costs in the health, education and public transport sectors and various agency grants programs. The impact of delayed operating expenses was offset in part by the advance payment of FA Grants by the Australian Government.

GGS expenditure is focused on the delivery of core services to the community. As shown in Chart 3.3 below, education and health account for over half of the total expenses.

Chart 3.4: 2024-25 General Government Sector expenses by function 1

[1]	Refer to page 3-13 for further detail of expenses in each function.

3-6	Report on State Finances 2024–25 – Queensland Government

Outcomes Report - Overview and Analysis

Key UPF Financial Aggregates continued

General Government Sector continued

Net Operating Balance

The net operating balance is the net of revenue and expenses from transactions and was an operating deficit of $4.428 billion for 2024-25. The deficit narrowed by $948 million compared to the estimated deficit of $5.376 billion forecast at the time of the 2025-26 Budget. Expenses and revenue were lower by $1.459 billion and $510 million respectively, for the reasons discussed above.

Capital Purchases

GGS purchases of non-financial assets are the actual cash outlays per the Cash Flow Statement and totalled $11.322 billion, which was $2.048 billion lower than the 2024-25 estimated actual, largely reflecting timing of various infrastructure projects. The majority of investment in 2024-25 was for Transport, Health and Education infrastructure.

Fiscal Balance

The fiscal balance measure broadly shows how much of the acquisition of non-financial assets is financed by the net operating balance (excluding depreciation) and how much by borrowing.

The fiscal deficit of $11.119 billion for 2024-25 was $2.675 billion lower than the estimated actual projection of an $13.794 billion deficit. The improved fiscal deficit is mainly due to lower than forecast net acquisition of non-financial assets and the improved net operating deficit.

Borrowing

Borrowing was $72.864 billion, compared to the 2025-26 Budget projection of $74.843 billion, a decrease of $1.979 billion. The lower balance partly reflects the increase in cash flows from operating activities and lower capital purchases, some of which were used to set off borrowing via the redraw facility. Other factors impacting borrowing include timing of investment withdrawals and higher advances received from entities within the PNFC sector. Not all of the improved net operating cash flows, net of lower capital purchases, flows through as a corresponding decrease in borrowing, as some of the additional net inflows were retained in cash at year end.

Net Worth

The GGS net worth was $355.427 billion as at 30 June 2025, $25.042 billion higher than the estimated actual included in the 2025-26 Budget. The increase is predominantly due to upward valuations of land under roads, roads infrastructure and public housing and better than expected market value adjustments on investments, loans and placements.

Net Debt

Net debt is defined as the sum of particular financial liabilities: deposits held, advances received and borrowing less particular assets: cash and deposits, advances paid and investments, loans and placements. GGS net debt was $16.727 billion at 30 June 2025, a $5.365 billion reduction from the 2024-25 estimated actual of $22.092 billion.

Net debt has decreased since the 2025-26 Budget due to lower borrowing and higher cash balances from the improved net cash flows from operating activities and lower capital purchases and better than expected market valuations of the State’s long-term assets held to meet its obligations. Higher cash balances included in this metric have largely been offset by higher advances received from entities within the PNFC sector.

Operating Result

The operating result measures the outcome for the State under the Accounting Standards framework, rather than the GFS framework. The GGS operating result for 2024-25 was a deficit of $404 million and differs from the net operating balance as it includes valuation adjustments, such as gains and losses on financial and non-financial assets. The operating result has improved $3.518 billion since the 2025-26 Budget largely reflecting the improved net operating deficit and better than expected market value adjustments to investments, loans and placements.

Comprehensive Result - Total Change in Net Worth

The comprehensive result includes the revaluation of assets taken to reserves and actuarial adjustments to defined benefit superannuation liabilities.

The comprehensive result for 2024-25 was $24.280 billion, an increase of $25.042 billion from the 2024-25 estimated actual, mainly due to significant upward valuations of non-financial assets.

Report on State Finances 2024–25 – Queensland Government	3-7

Outcomes Report - Overview and Analysis

Key UPF Financial Aggregates continued

Public Non-financial Corporations (PNFC) Sector

The Public Non-financial Corporations Sector comprises bodies such as Government-owned corporations (GOCs) that mainly engage in the production of goods and services (of a non-financial nature) for sale in the market place at prices that aim to recover most of the costs involved.

–	The PNFC Sector recorded a net operating surplus of $608 million, $85 million higher than the 2025-26 Budget forecast.

–	The fiscal balance was a deficit of $4.522 billion, largely consistent with the estimated actual projected deficit of $4.764 billion.

–

PNFC borrowings were $50.588 billion at 30 June 2025, $1.306 billion higher than the revised estimate of $49.282 billion. The increase reflects the combination of higher borrowing with QTC of $871 million, securities and derivatives of $265 million and leases of $171 million.

State Financial Sector (SFS)

The State Financial Sector is the GFS terminology used for the consolidation of all State Government departments and other General Government entities, Public Non-financial Corporations, Public Financial Corporations and their controlled entities. The equivalent term for SFS used in the AASB 1049 section of this report is Total State Sector. All material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

–

The net operating balance for 2024-25 was a deficit of $8.549 billion, while the operating result was a deficit of $4.061 billion as it includes positive market value returns on its long term investments managed by QIC, offset in part, by unrealised market value adjustments for QTC’s external borrowing and derivatives.

–	Purchases of non-financial assets for the SFS were $19.282 billion.

–

The SFS net worth was $359.744 billion, an increase of $20.919 billion compared to that published in the 2023-24 Outcomes Report. This was mainly due to non-financial asset revaluations, offset in part by the operating result achieved in 2024–25.

3-8	Report on State Finances 2024–25 – Queensland Government

2024 - 25 Operating Statement Sheet by Sector ($ million)

		General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector (b)		Public Financial Corporations Sector (b)	State Financial Sector

		Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome	Outcome (c)	Outcome (c)
Revenue from Transactions

Taxation revenue		25,015	25,033	-	-	24,559	24,519	-	24,377
Grants revenue		41,406	41,258	918	863	41,462	41,284	-	41,148
Sales of goods and services		7,846	7,590	16,098	16,338	20,215	20,129	3,974	23,312
Interest income		3,645	3,773	269	311	3,820	3,930	6,595	3,702
Dividend and income tax equivalent income		1,529	1,407	-	-	195	184	-	-
Other revenue		10,035	9,904	692	465	10,726	10,344	176	10,519
Total Revenue from Transactions		89,476	88,966	17,977	17,977	100,978	100,392	10,745	103,057

Expenses from Transactions
Employee expenses		36,194	36,147	3,434	3,521	39,401	39,425	527	39,244
Superannuation expenses
Superannuation interest cost		824	825	-	(11)	824	814	-	814
Other superannuation expenses		4,366	4,365	474	486	4,840	4,851	40	4,891
Other operating expenses		26,908	25,961	7,950	7,871	31,114	29,997	3,859	33,843
Depreciation and amortisation		5,932	5,890	3,054	3,014	8,986	8,904	22	8,926
Other interest expenses		2,500	2,594	2,072	2,088	4,267	4,297	9,826	7,087
Grants expenses		18,128	17,611	29	24	17,295	16,799	139	16,802
Other property expenses		-	-	441	376	-	-	66	-
Total Expenses from Transactions		94,852	93,393	17,453	17,369	106,728	105,086	14,480	111,606
Net Operating Balance		(5,376)	(4,428)	523	608	(5,750)	(4,695)	(3,735)	(8,549)

Other economic flows - included in operating result		1,454	4,024	(507)	(484)	946	3,539	4,807	4,488

Operating Result		(3,922)	(404)	16	124	(4,803)	(1,155)	1,071	(4,061)

Other economic flows - other movements in equity		3,160	24,684	2,906	2,887	4,041	25,435	(614)	24,980

Comprehensive Result - Total Change in Net Worth (d)		(762)	24,280	2,922	3,011	(762)	24,280	457	20,919

KEY FISCAL AGGREGATES

Net Operating Balance		(5,376)	(4,428)	523	608	(5,750)	(4,695)	(3,735)	(8,549)

Net Acquisition/(Disposal) of Non-financial Assets
Purchases of non-financial assets		13,370	11,322	8,206	7,878	21,583	19,268	14	19,282
Less	Sales of non-financial assets	103	83	13	30	116	163	10	172
Less	Depreciation	5,932	5,890	3,054	3,014	8,986	8,904	22	8,926
Plus	Change in inventories	(3)	(17)	50	96	47	79	-	79
Plus	Other movements in non-financial assets	1,086	1,359	99	200	1,184	1,559	32	1,591
Equals	Total Net Acquisition of Non-financial Assets	8,418	6,691	5,288	5,131	13,712	11,839	14	11,854

Fiscal Balance		(13,794)	(11,119)	(4,764)	(4,522)	(19,462)	(16,534)	(3,750)	(20,402)

Notes:

(a)  Numbers may not add due to rounding and have been restated where necessary to ensure comparability.

(b)  The Non-financial Public Sector (NFP) consolidates the GGS and PNFC Sectors, eliminating inter-sector balances and transactions such as dividend and income tax equivalent income. The State Financial Sector consolidates the NFP and the PFC Sectors.

(c)   In accordance with UPF, estimates for Public Financial Corporations (PFC) and State Financial Sectors are not required in Budget documentation.

(d)  For GFS, the change in Net Worth is the change from the previous published outcome. This differs from the AASB 1049 statements where prior year adjustments are permitted under IFRS.

Report on State Finances 2024–25 – Queensland Government	3-9

2024 - 25 Balance Sheet by Sector ($ million)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector (b)		Public Financial Corporations Sector (b)	State Financial Sector

	Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome	Outcome (c)	Outcome (c)
Assets
Financial assets
Cash and deposits	1,468	2,552	1,683	1,557	3,151	4,109	5,274	6,638
Advances paid	1,122	1,052	2,347	3,433	1,120	1,056	-	1,056
Investments, loans and placements	52,693	56,164	2,066	2,014	54,759	58,178	220,775	118,891
Receivables	4,733	5,264	2,772	3,312	6,488	6,988	582	7,381
Equity
Investments in other public sector entities	30,727	31,254	-	-	3,874	4,312	-	-
Investments - other	203	277	26	-	229	276	-	276
Total financial assets	90,946	96,563	8,894	10,316	69,620	74,918	226,631	134,242

Non-Financial Assets
Land and other fixed assets	359,605	378,867	78,061	78,583	437,666	457,449	157	457,606
Other non-financial assets	7,737	7,585	2,061	1,944	1,670	2,314	105	2,273
Total Non-financial Assets	367,342	386,452	80,123	80,527	439,336	459,763	262	459,879

Total assets	458,288	483,015	89,016	90,843	508,956	534,681	226,893	594,121

Liabilities
Payables	6,232	6,849	2,660	3,366	7,934	8,682	255	8,779
Superannuation liability	19,006	18,821	(262)	(138)	18,744	18,683	-	18,683
Other employee benefits	10,644	11,065	1,394	1,404	12,039	12,469	182	12,651
Deposits held	-	-	11	11	11	11	12,024	7,299
Advances received	2,532	3,630	3	3	186	203	-	203
Borrowing (d)	74,843	72,864	49,282	50,588	124,118	123,446	199,462	160,521
Other liabilities	14,646	14,360	9,075	8,666	15,540	15,759	10,658	26,241
Total liabilities	127,903	127,588	62,163	63,901	178,571	179,254	222,580	234,378

Net Worth	330,385	355,427	26,854	26,942	330,385	355,427	4,312	359,744

KEY FISCAL AGGREGATES

Net Financial Worth	(36,957)	(31,025)	(53,269)	(53,585)	(108,951)	(104,336)	4,051	(100,136)
Net Financial Liabilities	67,684	62,279	NA	NA	112,825	108,648	NA	100,136
Net Debt	22,092	16,727	43,200	43,599	65,285	60,319	(14,563)	41,439
Notes:

(a)  Numbers may not add due to rounding and have been restated where necessary to ensure comparability.

(b)  The Non-financial Public Sector (NFP) consolidates the GGS and PNFC Sectors, eliminating inter-sector balances and transactions such as dividend and income tax equivalent income. The State Financial Sector consolidates the NFP and the PFC Sectors.

(c)   In accordance with UPF, estimates for Public Financial Corporations (PFC) and State Financial Sectors are not required in Budget documentation.

(d)  Borrowing line is comprised of

Borrowing with QTC	66,766	64,708	47,604	48,475	114,371	113,183	-	-
Leases and other similar arrangements	8,013	8,100	698	869	8,711	8,968	353	9,322
Securities and derivatives	64	57	979	1,244	1,036	1,294	199,108	151,200
	74,843	72,864	49,282	50,588	124,118	123,446	199,462	160,521

3-10	Report on State Finances 2024–25 – Queensland Government

2024 - 25 Cash Flow Statement by Sector ($ million)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector (b)		Public Financial Corporations Sector (b)	State Financial Sector

	Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome	Outcome (c)	Outcome (c)
Cash Receipts from Operating Activities
Taxes received	25,015	24,854	-	-	24,559	24,339	-	24,197
Grants and subsidies received	41,361	40,949	904	829	41,404	40,974	-	40,838
Sales of goods and services	8,358	8,072	17,979	17,888	22,415	22,359	4,323	25,878
Interest receipts	3,646	3,767	236	312	3,791	3,925	6,596	3,697
Dividends and income tax equivalents	1,514	1,429	-	-	183	147	-	-
Other receipts	12,323	12,694	617	376	12,947	13,026	214	13,239
	92,217	91,765	19,736	19,405	105,299	104,771	11,132	107,849
Cash Payments for Operating Activities
Payments for employees	(41,820)	(41,515)	(3,869)	(3,928)	(45,462)	(45,200)	(552)	(45,044)
Payments for goods and services	(30,443)	(29,443)	(10,345)	(9,981)	(36,855)	(35,745)	(2,787)	(38,507)
Grants and subsidies	(18,828)	(18,118)	(29)	(24)	(17,995)	(17,337)	(139)	(17,340)
Interest paid	(2,357)	(2,482)	(2,042)	(2,082)	(4,097)	(4,178)	(9,825)	(6,973)
Other payments	-	(6)	(639)	(734)	(270)	(399)	(424)	(763)
	(93,448)	(91,563)	(16,924)	(16,749)	(104,680)	(102,859)	(13,727)	(108,626)

Net Cash Flows from Operating Activities	(1,232)	203	2,812	2,656	619	1,911	(2,595)	(777)

Cash Flows from Investing Activities
Non-financial Assets
Purchases of non-financial assets	(13,370)	(11,322)	(8,206)	(7,878)	(21,583)	(19,268)	(14)	(19,282)
Sales of non-financial assets	103	83	13	30	116	163	10	172
	(13,267)	(11,239)	(8,193)	(7,849)	(21,467)	(19,106)	(4)	(19,110)
Financial Assets (Policy Purposes)	(1,933)	(1,826)	600	(484)	537	586	(500)	86

Financial Assets (Liquidity Purposes)	4,677	2,734	(21)	225	4,655	2,958	(2,727)	(272)

Net Cash Flows from Investing Activities	(10,524)	(10,332)	(7,615)	(8,108)	(16,275)	(15,561)	(3,231)	(19,295)

Net Cash Flows from Financing Activities
Advances received (net)	(628)	469	(1)	(1)	(31)	(14)	-	(14)
Borrowing (net)	11,467	9,827	3,185	4,185	14,653	14,012	(16,099)	(2,081)
Dividends paid	-	-	(968)	(968)	-	-	(88)	-
Deposits received (net)	-	-	-	-	-	-	1,968	2,022
Other financing (net)	-	-	2,468	1,991	-	(426)	17,190	17,264
Net Cash Flows from Financing Activities	10,839	10,296	4,685	5,208	14,622	13,573	2,971	17,191

Net Increase/(Decrease) in Cash Held	(916)	167	(119)	(244)	(1,035)	(77)	(2,855)	(2,882)

KEY FISCAL AGGREGATES
Net cash from operating activities	(1,232)	203	2,812	2,656	619	1,911	(2,595)	(777)
Net cash from investments in non-financial assets	(13,267)	(11,239)	(8,193)	(7,849)	(21,467)	(19,106)	(4)	(19,110)
Dividends paid	-	-	(968)	(968)	-	-	(88)	-
Cash Surplus/(Deficit)	(14,499)	(11,036)	(6,350)	(6,161)	(20,848)	(17,195)	(2,687)	(19,887)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)	(14,499)	(11,036)	(6,350)	(6,161)	(20,848)	(17,195)	(2,687)	(19,887)
Acquisitions under finance leases and similar arrangements	(699)	(1,051)	(23)	(138)	(721)	(1,189)	(32)	(1,221)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	(15,197)	(12,087)	(6,372)	(6,299)	(21,569)	(18,384)	(2,719)	(21,108)

Notes:

(a)   Numbers may not add due to rounding and have been restated where necessary to ensure comparability.

(b)   The Non-financial Public Sector (NFP) consolidates the GGS and PNFC Sectors, eliminating inter-sector balances and transactions such as dividend and income tax equivalent income. The State Financial Sector consolidates the NFP and the PFC Sectors.

(c)   In accordance with UPF, estimates for Public Financial Corporations (PFC) and State Financial Sectors are not required in Budget documentation.

Report on State Finances 2024–25 – Queensland Government	3-11

Outcomes Report - Other General Government UPF Data

Data in the following tables is presented in accordance with the Uniform Presentation Framework.

General Government Sector

Taxes	2024-25 Outcome $ million

Taxes on employers’ payroll and labour force	7,335

Taxes on property
Land taxes	2,353
Other	668

Taxes on the provision of goods and services
Stamp duties on financial and capital transactions	6,972
Financial institutions’ transactions taxes	356
Taxes on gambling	2,194
Taxes on insurance	1,663

Taxes on use of goods and performance of activities
Motor vehicle taxes	3,030
Other	462

Total Taxation Revenue	25,033

Note:
1. Numbers may not add due to rounding.

Dividend and Income Tax Equivalent Income	2024-25 Outcome $ million

Dividend and Income Tax Equivalent income from PNFC sector	1,223
Dividend and Income Tax Equivalent income from PFC sector	184

Total Dividend and Income Tax Equivalent income	1,407

Note:
1. Numbers may not add due to rounding.

3-12	Report on State Finances 2024–25 – Queensland Government

Outcomes Report - Other General Government UPF Data

General Government Sector continued

Grants Revenue	2024-25 Outcome $ million

Current grants revenue

Current grants from the Commonwealth
General purpose grants	19,051
Specific purpose grants	12,755
Specific purpose grants for on-passing	5,042

Other contributions and grants	413
Total current grants revenue	37,261

Capital grants revenue

Capital grants from the Commonwealth
Specific purpose grants	3,960
Other contributions and grants	37
Total capital grants revenue	3,998

Total grants revenue	41,258

Note:
1. Numbers may not add due to rounding.

Grants Expense	2024-25 Outcome $ million

Current grants expenses

Private and not-for-profit sector	3,418
Private and not-for-profit sector on-passing	4,660
Local Government	291
Local Government on-passing	446
Grants to other sectors of Government	3,273
Other	860
Total current grants expense	12,948

Capital grants expenses

Private and not-for-profit sector	1,200
Local Government	3,182
Local Government on-passing	25
Grants to other sectors of Government	67
Other	191
Total capital grants expenses	4,663

Total grants expenses	17,611

Note:
1. Numbers may not add due to rounding.

Report on State Finances 2024–25 – Queensland Government	3-13

Outcomes Report - Other General Government UPF Data

General Government Sector continued

Expenses by Function	2024-25		2024-25
	Outcome		Outcome
	$ million		$ million

General Public Services	7,856	Health	28,723
Executive and legislative organs, financial and		Outpatient services	4,476
fiscal affairs, external affairs	1,044	Hospital services	15,076
General services	616	Mental health institutions	839
Public debt transactions	2,546	Community health services	6,325
Transfers of a general character between level		Public health services	654
of government	698	R&D - Health	256
General public services n.e.c.	2,953	Health n.e.c.	1,097

Public Order and Safety	8,677	Recreation, Culture and Religion	1,464
Police services	3,872	Recreation and sporting services	897
Civil and fire protection services	989	Cultural services	534
Law courts	1,632	Recreation, culture and religion n.e.c.	34
Prisons	2,168
Public order and safety n.e.c.	16	Education	21,403
		Pre-primary and primary education	10,487
Economic Affairs	3,347	Secondary education	6,902
General economic, commercial and labour		Tertiary education	1,821
affairs	493	Subsidiary services to education	242
Agriculture, forestry, fishing and hunting	643	Education n.e.c.	1,952
Fuel and energy	696
Mining, manufacturing and construction	494	Social Protection	9,104
R&D - Economic affairs	177	Sickness and disability	2,682
Other industries	755	Old age	-
Economic affairs	89	Family and children	3,337
		Housing	806
Environmental Protection	901	Social exclusion n.e.c.	490
Protection of biodiversity and landscape	577	Social protection n.e.c.	1,790
Environmental protection n.e.c.	323
Waste water management	-	Transport	10,001
		Road transport	4,450
Housing and Community Amenities	1,917	Bus transport	150
Housing development	1,242	Water transport	145
Community development	125	Railway transport	2,926
Water supply	345	Multi-mode urban transport	1,136
Housing and community amenities n.e.c.	205	Transport n.e.c.	1,194

		Total	93,393

Note:
1. Numbers may not add due to rounding.

3-14	Report on State Finances 2024–25 – Queensland Government

Outcomes Report - Other General Government UPF Data

General Government Sector continued

Purchases of Non-financial Assets by Function	2024-25 Outcome $ million

General public services	241
Public order and safety	905
Economic affairs	37
Environmental protection	131
Housing and community amenities	762
Health	2,002
Recreation, culture and religion	97
Education	1,152
Social protection	61
Transport	5,933
Total	11,322

Note:
1. Numbers may not add due to rounding.

Report on State Finances 2024–25 – Queensland Government	3-15

Certification of Outcomes Report

Management Certification

The foregoing Outcomes Report contains financial statements for the Queensland State Government, prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and revised in 2008 to align with AASB 1049 Whole of Government and General Government Sector Financial Reporting.

This report separately discloses outcomes for the General Government, Public Non-financial Corporations, Public Financial Corporations and State Financial Sectors within Queensland. Entities excluded from this report include local governments and universities. Queensland public sector entities consolidated for this report are listed in the AASB 1049 Financial Statements, taking into account intra and inter-agency eliminations.

Only those agencies considered material by virtue of their financial transactions and balances are consolidated in this report.

We certify that, in our opinion, the Outcomes Report has been properly drawn up, in accordance with UPF requirements, to present a true and fair view of:

(i) the Operating Statement and Cash Flows of the Queensland State Government for the financial year; and

(ii) the Balance Sheet of the Government at 30 June 2025.

At the date of certification of this report, we are not aware of any material circumstances that would render any particulars included in the Outcomes Report misleading or inaccurate.

Glenn Miller	Paul Williams

Acting Deputy Under Treasurer	Under Treasurer

Queensland Treasury	Queensland Treasury

13 October, 2025

3-16	Report on State Finances 2024–25 – Queensland Government

2024–25

AASB 1049

Financial Statements

Overview and Analysis – 30 June 2025

AASB 1049 - Overview and Analysis

The following analysis compares current year General Government Sector (GGS) and Total State Sector (TSS) performance with last year’s balances, restated for changes in accounting policies, presentational and timing differences and errors.

AASB 1049 Whole of Government and General Government Sector Financial Reporting aims to harmonise the disclosure presentation to be consistent with the Uniform Presentation Framework disclosed in the Outcomes Report.

Summary of Key Financial Aggregates of the Consolidated Financial Statements

The table below provides aggregate information under AASB 1049:

	General Government		Total State
	Sector		Sector
	2025	2024	2025	2024
	$ million	$ million	$ million	$ million

Taxation revenue	25,033	22,659	24,377	22,059
Grants revenue	41,258	40,064	41,148	40,038
Sales of goods and services	7,590	7,143	23,312	21,750
Interest income	3,773	3,617	3,702	3,135
Dividend and income tax equivalent income	1,407	1,477	-	-
Other revenue	9,904	14,807	10,519	15,339
Continuing Revenue from Transactions	88,966	89,768	103,057	102,321

Employee expenses	36,147	33,264	39,244	36,087
Superannuation expenses	5,190	4,860	5,705	5,256
Other operating expenses	25,961	25,901	33,843	32,921
Depreciation and amortisation	5,890	5,441	8,926	8,337
Other interest expenses	2,594	2,020	7,087	5,990
Grants expenses	17,611	16,555	16,802	15,156
Continuing Expenses from Transactions	93,393	88,042	111,606	103,748
Net Operating Balance	(4,428)	1,726	(8,549)	(1,427)

Other Economic Flows - Included in Operating Result	4,024	4,135	4,488	8,212

Operating Result	(404)	5,861	(4,061)	6,785

Other Economic Flows - Other Movements in Equity	24,515	21,461	24,811	20,674

Comprehensive Result [1]	24,111	27,322	20,750	27,459

Purchases of non-financial assets	11,322	10,553	19,282	16,938

Fiscal Balance	(11,119)	(4,003)	(20,402)	(11,450)

Borrowing with QTC	64,708	50,950	-	-
Leases and other loans	8,100	7,759	9,322	8,966
Securities and derivatives	57	64	151,200	130,205

Assets	483,015	445,400	594,121	549,791
Liabilities	127,588	114,084	234,378	210,798
Net Worth	355,427	331,316	359,744	338,992

Net Debt	16,727	5,687	41,439	24,834

Note: 1. 2.	Comprehensive result is different to the Outcomes Report as it reflects the movement from the 2024 recast position, rather than the 2024 published position. Numbers may not add due to rounding.

Report on State Finances 2024–25 – Queensland Government	4-1

AASB 1049 - Overview and Analysis

Net Operating Balance

The GGS net operating balance was a deficit of $4.428 billion compared to the restated surplus of $1.726 billion in 2023-24.

In 2024-25, GGS expenses grew by 6.1 per cent while revenue fell by close to 1 per cent.

Despite continued growth in taxation revenue, overall revenue contracted over the year due to lower royalty revenue, as commodity prices moderated from the elevated levels received over the 3 prior years, and a decline in GST revenue, with Queensland receiving a smaller share of the GST pool in 2024-25 compared to 2023-24.

The Total State Sector (TSS) net operating balance showed an operating deficit of $8.549 billion compared to a restated deficit of $1.427 billion in 2023-24.

The variances are explained below.

Revenue

Total revenue from transactions for the year was $88.966 billion in the GGS, moderately down on 2023-24 revenue of $89.768 billion and totalled $103.057 billion in the TSS, an increase of $736 million over 2023-24.

Revenues by type for the GGS and TSS are shown in the following chart:

Chart 4.1: General Government and Total State Sector Revenue by type compared to 2023-24

Taxation revenue for the GGS was $25.033 billion in 2024-25, $2.374 billion or 10 per cent higher than 2023-24.

In 2024-25, transfer duty increased $1.426 billion, or 26 per cent compared to the previous year, driven by large transactions and supported by ongoing strength in the residential housing market.

Payroll tax and the mental health levy increased $565 million and $47 million respectively. Combined these payroll- based taxes grew 9 per cent on the previous year due to the State’s strong labour market.

Land tax was $327 million higher than 2023-24 due to growth in land values across the State.

The increase in these tax revenues, was partially offset by a decline in motor vehicle registration of $214 million due to the temporary discount in place from September 2024.

4-2	Report on State Finances 2024–25 – Queensland Government

AASB 1049 - Overview and Analysis

Revenue continued

Commonwealth and other grants comprised 46 per cent of GGS revenue and 40 per cent of TSS revenue. Grant revenue increased $1.194 billion from 2023-24 for the GGS and $1.110 billion for the TSS. The increase was mainly due to:

–

an increase in specific purpose payments (including grants for on-passing) of $425 million, mainly driven by additional National Health Reform funding and on-passing grants to non-government schools. These increases were partially offset by lower disability funding with the final payment from the DisabilityCare Australia Fund occurring in 2023-24;

–	an increase in national partnership payments of $937 million, mainly due to Energy Bill Relief, the Energy Price Relief Plan and road and rail infrastructure funding.

These higher Australian Government grants were partly offset by a reduction in GST revenue of $239 million due to Queensland receiving a smaller share of the national GST pool, despite the national pool increasing in 2024-25.

GGS sales of goods and services were $447 million higher due in part to additional health services revenue and recognition of the Queen’s Wharf Casino licence fee. TSS sales of goods and services increased $1.562 billion compared to 2023-24, reflecting the increase in the GGS, stronger revenue growth by most of the State’s electricity entities within the PNFC sector and indexation of premium revenue by state insurers.

Interest income was $156 million higher than 2023-24 for the GGS in part due to Debt Retirement Fund investment earnings. TSS interest income increased $567 million compared to 2023-24 driven by earnings on financial assets held by Queensland Treasury Corporation, WorkCover Queensland and the National Injury Insurance Scheme.

Dividend and income tax equivalent revenue for the GGS declined by $70 million in comparison to 2023-24, reflecting in part the lower profitability in Stanwell Corporation.

GGS other revenue was $9.904 billion in 2024-25 compared to $14.807 billion in 2023-24. The $4.903 billion fall from the previous year was mainly due to lower royalty revenue. The decline in royalty revenue predominantly reflects the continued moderation in commodity prices, in particular hard coking coal. This decrease flows through to the TSS.

Expenses

Total expenses for 2024-25 were $93.393 billion for the GGS and $111.606 billion for the TSS, $5.351 billion or 6.1 per cent and $7.858 billion or 7.6 per cent more than the previous year, respectively.

Expenses by type are shown in the following chart:

Chart 4.2: General Government and Total State Sector Expenses by type compared to 2023-24

Report on State Finances 2024–25 – Queensland Government	4-3

AASB 1049 - Overview and Analysis

Expenses continued

GGS employee expenses of $36.147 billion were $2.883 billion or 8.7 per cent higher in 2024-25 and broadly represents the combined increase in full-time equivalent (FTE) employees of 4.8 per cent and enterprise bargaining wage increases. A significant proportion of the growth in employee expenses in 2024-25 was attributable to health and education services. TSS employee expenses were $3.157 billion higher in 2024-25.

GGS superannuation expenses increased $330 million in 2024-25, broadly consistent with the increase in employee expenses.

In 2024-25, GGS other operating expenses were $25.961 billion, compared to $25.901 billion in the previous year. The growth in these expenses was modest due to the temporary electricity rebates provided for in 2023-24. This offset strong demand driven growth in health, child safety, housing and homelessness services and higher transport service contract payments to Queensland Rail in 2024-25. TSS other operating expenses were $922 million higher in comparison to 2023-24 due to the higher costs in the GGS, electricity and insurance sectors.

Depreciation and amortisation increased by $449 million for the GGS mainly due to the increasing investment in state infrastructure and asset revaluations.

GGS interest costs were $2.594 billion, an increase of $574 million on the previous year due to a rise in interest rates and additional borrowing with QTC in support of the State’s capital program. The interest expense for TSS was $1.097 billion higher which reflects the nominal increase in QTC’s external borrowing to meet clients’ current and future requirements, the increase in interest on client deposits and higher interest rates.

Grant expenses were $17.611 billion in the GGS, $1.056 billion or 6.4 per cent higher than 2023-24. The increase was mainly due to grants to local government authorities under the newly established Residential Activation Fund, higher Australian Government grants on-passed to non-government schools, additional contributions to the National Disability Insurance Agency, and higher grants for housing and financial assistance to victims of crime. These increases were partly offset by one-off grants to water entities within the PNFC sector made in the prior year.

Operating Result

The operating result is the surplus or deficit for the year under the Australian Accounting Standards framework. Valuation and other adjustments such as deferred tax, capital returns and market value interest are shown as other economic flows and are included in the operating result.

The GGS operating result for the 2024-25 year was a deficit of $404 million, compared to a surplus of $5.861 billion in 2023-24. The difference in the result compared to 2023-24 is primarily due to the turnaround in the net operating balance, discussed above.

The TSS operating result was a deficit of $4.061 billion in 2024-25 compared to a surplus of $6.785 billion the previous year. This result is due in large part to the comparable decrease in the 2024-25 net operating balance and the net effect of realised and unrealised market value adjustments to investments and borrowing.

Fiscal Balance

The GGS fiscal deficit was $11.119 billion for 2024-25 compared to a deficit of $4.003 billion for 2023-24. The TSS fiscal deficit was $20.402 billion for 2024-25 compared to a deficit of $11.450 billion for 2023-24. The changes are mainly driven by lower net operating balances and increases in capital purchases.

4-4	Report on State Finances 2024–25 – Queensland Government

AASB 1049 - Overview and Analysis

Assets

Assets controlled by the GGS at 30 June 2025 totalled $483.015 billion, an increase of $37.615 billion on 2023-24, while assets controlled by the TSS at 30 June 2025 totalled $594.121 billion. This is an increase of $44.330 billion from 2023-2024.

Financial assets in the GGS increased $7.352 billion in the year to total $96.563 billion as at 30 June 2025. This was mainly due to an increase in securities held and an increase in the investment in public sector entities. The increase in securities held reflects the combined impact of reinvestment of interest earnings and upward market value adjustments to the fixed rate notes with QTC. The increase in investments in public sector entities is largely due to the improved net worth of government-owned electricity businesses, Queensland Rail and the National Injury Insurance Scheme, Queensland (NIISQ) and WorkCover Queensland from operations, asset revaluations, and equity injections. In 2024-25, GGS injected equity of $2.417 billion into PNFC sector entities in support of infrastructure projects.

Financial assets of the TSS increased by $7.200 billion, due to higher securities held mainly by QTC, WorkCover Queensland and NIISQ and increased on-lending to local government authorities, offset in part by reduction in cash balances held by QTC.

Non-financial assets increased by $30.264 billion in the GGS due to revaluations of land under roads, road infrastructure, public housing and schools as well as capital purchases exceeding depreciation. The increase at the TSS level was $37.130 billion and includes net capital acquisitions by entities within the PNFC sector.

Of the TSS assets, GGS assets comprised 81 per cent. Total assets are made up of:

	General Government	Total State

	$M	$M

Financial	96,563	134,242

Infrastructure	100,980	158,717

Land and buildings	227,138	233,263

Plant and equipment and other	51,951	67,899

Deferred tax asset	6,383	-

	483,015	594,121

Report on State Finances 2024–25 – Queensland Government	4-5

AASB 1049 - Overview and Analysis

Assets continued

The main types of assets owned by the State are detailed in the following chart:

Chart 4.3: Total State Assets by Type

Liabilities

Liabilities at 30 June 2025 totalled $127.588 billion for the GGS and $234.378 billion for the TSS, an increase of $13.504 billion over 2023-24 for the GGS and an increase of $23.580 billion for the Total State.

The overall change in liabilities for the GGS is mainly due to additional borrowing from QTC and lease liabilities to finance the State’s capital program and higher advances received from GOCs.

For the TSS, securities predominantly held by QTC increased $22.041 billion, mainly to fund additional on-lending requirements and to a lesser extent higher market value adjustments. Higher client deposits held by QTC and an increase in provisions for WorkCover and the NlISQ also contributed toward the increase in TSS liabilities.

Of the TSS liabilities, GGS liabilities comprised 54 per cent. Total liabilities are made up of:

	General Government	Total State

	$M	$M

Securities	-	149,697

Derivatives	57	1,503

Deposits held, borrowing and advances	76,438	16,824

Employee benefit obligations	29,886	31,334

Other liabilities	21,208	35,020

	127,588	234,378

4-6	Report on State Finances 2024–25 – Queensland Government

AASB 1049 - Overview and Analysis

Liabilities continued

The components of State liabilities are shown in the following chart:

Chart 4.4: Total State Liabilities by Type

Net Debt

The GGS net debt was $16.727 billion at 30 June 2025, an increase of $11.040 billion compared to $5.687 billion in 2023-24. The increase in net debt was due to higher borrowing with QTC, offset in part by an increase in the value of investments.

TSS net debt at 30 June 2025 was $41.439 billion, a $16.605 billion increase on 2024. This is largely due to the increase in borrowing offset in part by increases in investments held to fund long-term liabilities.

Cash Flow Statement

The GGS recorded positive net cash flows from operating activities of $203 million ($6.783 billion in 2023-24). Net investments in non-financial assets of $11.239 billion which was primarily funded through additional borrowing resulted in a cash deficit of $11.036 billion in 2024-25 ($3.627 billion in 2023-24).

The TSS recorded negative net cash flows from operating activities for 2024-25 of $777 million. After net investments in non-financial assets of $19.110 billion, the resulting cash deficit is $19.887 billion, compared to $8.106 billion for 2023-24.

Report on State Finances 2024–25 – Queensland Government	4-7

2024–25

Audited Information

Queensland General Government and

Whole of Government Consolidated

Financial Statements

30 June 2025

Operating Statement for Queensland

for the Year Ended 30 June 2025

		General Government		Total State
		2025	2024	2025	2024
	Notes	$M	$M	$M	$M
Continuing Operations
Revenue from Transactions
Taxation revenue	3	25,033	22,659	24,377	22,059
Grants revenue	4	41,258	40,064	41,148	40,038
Sales of goods and services	5	7,590	7,143	23,312	21,750
Interest income	6	3,773	3,617	3,702	3,135
Dividend and income tax equivalent income	7	1,407	1,477	-	-
Other revenue	8	9,904	14,807	10,519	15,339
Total Revenue from Transactions		88,966	89,768	103,057	102,321

Expenses from Transactions
Employee expenses	9	36,147	33,264	39,244	36,087
Superannuation expenses	10	5,190	4,860	5,705	5,256
Other operating expenses	11	25,961	25,901	33,843	32,921
Depreciation and amortisation	12	5,890	5,441	8,926	8,337
Other interest expenses	13	2,594	2,020	7,087	5,990
Grants expenses	14	17,611	16,555	16,802	15,156
Total Expenses from Transactions		93,393	88,042	111,606	103,748

Net Operating Balance from Continuing Operations		(4,428)	1,726	(8,549)	(1,427)

Other Economic Flows - Included in Operating Result
Gains/(losses) on sale of assets/settlement of liabilities	15	115	7	1,617	1,092
Revaluation increments/(decrements) and impairment
(losses)/reversals	16	3,346	4,216	7,111	7,658
Asset write-downs	17	(313)	(287)	(361)	(305)
Actuarial adjustments to liabilities	18	(93)	(193)	(46)	(44)
Deferred income tax equivalents	1(i)	397	180	-	-
Dividends and tax equivalents treated as capital returns	19	500	70	-	-
Other	20	72	142	(3,833)	(189)
Total Other Economic Flows - Included in Operating Result		4,024	4,135	4,488	8,212

Operating Result from Continuing Operations		(404)	5,861	(4,061)	6,785

Other Economic Flows - Other Movements in Equity
Adjustments to opening balances *		-	27	-	30
Revaluations	21	24,515	21,434	24,811	20,643
Total Other Economic Flows - Other Movements in Equity		24,515	21,461	24,811	20,674

Comprehensive Result/Total Change in Net Worth		24,111	27,322	20,750	27,459

KEY FISCAL AGGREGATES

Net Operating Balance		(4,428)	1,726	(8,549)	(1,427)

Net Acquisition/(Disposal) of Non-Financial Assets
Purchases of non-financial assets		11,322	10,553	19,282	16,938
Less Sales of non-financial assets		83	142	172	169
Less Depreciation		5,890	5,441	8,926	8,337
Plus Change in inventories		(17)	(3)	79	87
Plus Other movement in non-financial assets		1,359	762	1,591	1,504
Equals Net Acquisition/(Disposal) of Non-Financial Assets		6,691	5,729	11,854	10,023

Fiscal Balance		(11,119)	(4,003)	(20,402)	(11,450)

This Operating Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the above components.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-1

Balance Sheet for Queensland

as at 30 June 2025

		General Government		Total State
		2025	2024	2025	2024
	Notes	$M	$M	$M	$M
Assets
Financial Assets
Cash and deposits	22	2,552	2,385	6,638	9,519
Receivables and loans
Receivables	23(a)	5,264	4,970	7,381	7,006
Advances paid	23(b)	1,052	1,137	1,056	1,137
Loans paid	23(c)	285	285	12,437	11,455
Securities other than shares	24(a)	55,879	52,441	106,454	97,721
Shares and other equity investments
Investments in public sector entities	24(b)	31,254	27,789	-	-
Investments in other entities		57	34	57	34
Investments accounted for using the equity method	25(a)	220	171	219	170
Total Financial Assets		96,563	89,211	134,242	127,042

Non-Financial Assets
Inventories	27	715	730	1,760	1,729
Assets held for sale	28	48	59	48	59
Investment properties	29	527	493	966	891
Property, plant and equipment	31	364,234	334,677	440,633	404,569
Intangibles	32	828	735	2,205	2,019
Service concession assets - GORTO	33	12,629	12,401	12,629	12,401
Deferred tax asset	1(i)	6,383	6,281	-	-
Other non-financial assets	34	1,088	812	1,639	1,081
Total Non-Financial Assets		386,452	356,188	459,879	422,749

Total Assets		483,015	445,400	594,121	549,791

Liabilities
Payables	35	6,849	7,010	8,779	9,560
Employee benefit obligations
Superannuation liability	36(a)	18,821	20,118	18,683	19,868
Other employee benefits	36(b)	11,065	10,176	12,651	11,686
Deposits held	37(a)	-	-	7,299	5,277
Advances received	37(b)	3,630	3,161	203	218
Borrowing with QTC	37(c)	64,708	50,950	-	-
Leases and other loans	37(d)	8,100	7,759	9,322	8,966
Securities and derivatives	37(e)	57	64	151,200	130,205
Deferred tax liability	1(i)	934	1,460	-	-
Provisions	38	5,725	5,367	17,339	15,851
Service concession liabilities - GORTO	33	6,760	6,971	6,760	6,971
Other liabilities	39	940	1,048	2,142	2,197
Total Liabilities		127,588	114,084	234,378	210,798

Net Assets		355,427	331,316	359,744	338,992

Net Worth
Accumulated surplus		116,647	116,530	122,221	126,046
Reserves		238,780	214,786	237,522	212,946
Total Net Worth		355,427	331,316	359,744	338,992

KEY FISCAL AGGREGATES

Net Financial Worth		(31,025)	(24,872)	(100,136)	(83,756)
Net Financial Liabilities		62,279	52,662	100,136	83,756
Net Debt		16,727	5,687	41,439	24,834

This Balance Sheet should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net assets.

5-2	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Statement of Changes in Equity (Net Worth) for Queensland General Government Sector

for the Year ended 30 June 2025

	Opening Balance	Comprehensive Result for Period				Closing Balance

		Adjustments to Opening Balances	Movements	Transfers / Entity Cessation	Actuarial Gain / (Loss) on Superannuation [1]

	$M	$M	$M	$M	$M	$M

2025
Accumulated surplus	116,530	-	(404)	75	446	116,647
Revaluation reserve - financial assets	16,390	-	760	(8)	-	17,142
Revaluation reserve - non-financial assets	198,284	-	23,310	(71)	-	221,523
Other reserves	112	-	-	4	-	116

Total equity at the end of the financial year	331,316	-	23,665	-	446	355,428

2024
Accumulated surplus [2]	110,063	53	5,861	401	152	116,530
Revaluation reserve - financial assets	15,231	1	1,162	(3)	-	16,390
Revaluation reserve - non-financial assets [2]	178,597	(27)	20,121	(407)	-	198,284
Other reserves	103	-	-	9	-	112

Total equity at the end of the financial year	303,994	27	27,143	-	152	331,316

Notes:

1.  Refer to Note 21 - Other economic flows - other movement in equity.

2.  Adjustments to the opening balances and movements are not material and relate to the recognition of housing assets previously expensed as grants, an actuarial adjustment to the long service leave provision and transfers between reserves and accumulated surplus.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-3

Statement of Changes in Equity (Net Worth) for Queensland Total State Sector

for the Year ended 30 June 2025

	Opening Balance	Comprehensive Result for Period				Closing Balance

		Adjustments to Opening Balances	Movements	Transfers / Entity Cessation	Actuarial Gain / (Loss) on Superannuation [1]

	$M	$M	$M	$M	$M	$M

2025
Accumulated surplus	126,046	-	(4,061)	(135)	370	122,221
Revaluation reserve - financial asset	398	-	430	(8)	-	820
Revaluation reserve - non-financial assets	211,531	-	24,011	(187)	-	235,355
Other reserves	1,017	-	-	330	-	1,346

Total equity at the end of the financial year	338,992	-	20,380	-	370	359,744

2024
Accumulated surplus [2]	118,619	53	6,785	509	80	126,046
Revaluation reserve - financial assets	-	-	402	(3)	-	398
Revaluation reserve - non-financial assets [2]	191,923	(23)	20,162	(531)	-	211,531
Other reserves	994	(1)	-	24	-	1,017

Total equity at the end of the financial year	311,536	30	27,348	-	80	338,992

Notes:

1.	Refer to Note 21 - Other economic flows - other movement in equity.

2.

Adjustments to the opening balances and movements are not material and relate to the recognition of housing assets previously expensed as grants, an actuarial adjustment to the long service leave provision and transfers between reserves and accumulated surplus.

5-4	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Cash Flow Statement for Queensland

for the Year Ended 30 June 2025

		General Government		Total State
		2025	2024	2025	2024
	Notes	$M	$M	$M	$M
Cash Flows from Operating Activities
Cash received
Taxes received		24,854	22,661	24,197	22,060
Grants and subsidies received		40,949	40,307	40,838	40,281
Sales of goods and services		8,072	7,274	25,878	23,639
Interest receipts		3,767	3,613	3,697	3,133
Dividends and income tax equivalents		1,429	799	-	-
Other receipts		12,694	17,183	13,239	17,862
		91,765	91,836	107,849	106,975
Cash paid
Payments for employees		(41,515)	(39,013)	(45,044)	(41,948)
Payments for goods and services		(29,443)	(28,496)	(38,507)	(35,075)
Grants and subsidies paid		(18,118)	(15,616)	(17,340)	(14,445)
Interest paid		(2,482)	(1,928)	(6,973)	(5,910)
Other payments		(6)	-	(763)	(934)
		(91,563)	(85,053)	(108,626)	(98,312)

Net Cash Flows from Operating Activities	40(a)	203	6,783	(777)	8,663

Cash Flows from Investing Activities in
Non-Financial Assets
Purchases of non-financial assets		(11,322)	(10,553)	(19,282)	(16,938)
Sales of non-financial assets		83	142	172	169
		(11,239)	(10,410)	(19,110)	(16,769)
Financial Assets (Policy Purposes)
Equity acquisitions		(2,417)	(2,342)	-	-
Equity disposals		500	70	-	-
Advances and concessional loans paid		(162)	(130)	(166)	(131)
Advances and concessional loans received		253	243	252	241
		(1,826)	(2,159)	86	110
Financial Assets (Liquidity Purposes)
Purchases of investments		(5,261)	(8,161)	(72,913)	(61,037)
Sales of investments		7,994	10,742	72,641	61,793
		2,734	2,581	(272)	757

Net Cash Flows from Investing Activities		(10,332)	(9,988)	(19,295)	(15,902)

Cash Flows from Financing Activities
Cash received
Advances received		7,245	4,898	6	4
Proceeds of borrowing		11,121	3,158	938	1,627
Deposits received		-	-	5,676	1,974
Other financing (including interest bearing liabilities)		-	-	40,000	33,383
		18,365	8,056	46,620	36,988
Cash paid
Advances paid		(6,776)	(3,646)	(21)	(21)
Borrowing repaid		(1,293)	(1,184)	(3,019)	(3,062)
Deposits withdrawn		-	-	(3,654)	(1,800)
Other financing (including interest bearing liabilities)		-	-	(22,736)	(24,343)
		(8,069)	(4,829)	(29,429)	(29,226)
Net Cash Flows from Financing Activities		10,296	3,226	17,191	7,761

Net Increase/(Decrease) in Cash and Deposits Held		167	21	(2,882)	522
Cash and deposits at the beginning of the financial year		2,385	2,363	9,519	8,997
Cash and Cash Equivalents Held at the End of the Financial Year	22	2,552	2,385	6,638	9,519

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-5

Cash Flow Statement for Queensland

for the Year Ended 30 June 2025 continued

		General Government		Total State
		2025	2024	2025	2024
	Notes	$M	$M	$M	$M
KEY FISCAL AGGREGATES
Net Cash from Operating Activities		203	6,783	(777)	8,663
Net Cash Flow from Investments in Non-Financial Assets		(11,239)	(10,410)	(19,110)	(16,769)

CASH SURPLUS/(DEFICIT)		(11,036)	(3,627)	(19,887)	(8,106)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)		(11,036)	(3,627)	(19,887)	(8,106)
Acquisitions under finance leases and similar arrangements		(1,051)	(822)	(1,221)	(1,212)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements		(12,087)	(4,449)	(21,108)	(9,318)

This Cash Flow Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net cash flows.

5-6	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

Index of Notes

1.	Basis of financial statements preparation	8
2.	Disaggregated information	14
3.	Taxation revenue	19
4.	Grants revenue	19
5.	Sales of goods and services	20
6.	Interest income	20
7.	Dividend and income tax equivalent income	21
8.	Other revenue	21
9.	Employee expenses	21
10.	Superannuation expenses	22
11.	Other operating expenses	22
12.	Depreciation and amortisation	22
13.	Other interest expenses	23
14.	Grants expenses	23
15.	Gains/(losses) on sale of assets/settlement of liabilities	24
16.	Revaluation increments/(decrements) and impairment (losses)/reversals	24
17.	Asset write-downs	25
18.	Actuarial adjustments to liabilities	25
19.	Dividends and tax equivalents treated as capital returns	25
20.	Other economic flows - included in operating result – other	25
21.	Other economic flows - other movements in equity	26
22.	Cash and deposits	26
23.	Receivables and loans	26
24.	Securities and shares	29
25.	Other investments	30
26.	Public private partnerships	32
27.	Inventories	37
28.	Assets held for sale	37
29.	Investment properties	37
30.	Restricted assets	38
31.	Property, plant and equipment	39
32.	Intangibles	52
33.	Service Concession Arrangements – Grant of Right to Operate (SCA - GORTO)	52
34.	Other non-financial assets	53
35.	Payables	53
36.	Employee benefit obligations	54
37.	Deposits, borrowings and advances, securities and derivatives	55
38.	Provisions	59
39.	Other liabilities	61
40.	Notes to the Cash Flow Statement	62
41.	Capital expenditure commitments	63
42.	Cash and other assets held in trust	63
43.	Contingent assets and liabilities	64
44.	Post balance date events	66
45.	Sustainability related risks	67
46.	Financial risk management disclosure	68
47.	Net fair value of financial instruments	73
48.	Retirement benefit obligations	76
49.	Related parties and Ministerial remuneration	80
50.	Controlled entities	81
51.	Expenses from transactions by function	85
52.	Sector assets by function	85
53.	General Government Sector Budget to actual comparison	86

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-7

Notes to the Financial Statements

1.	Basis of financial statements preparation

(a)	General information

This financial report is prepared for the Queensland General Government Sector (GGS) and the consolidated Total State Sector (TSS).

The GGS is a component of the TSS. The GGS is determined in accordance with the principles and rules contained in the Australian Bureau of Statistics’ (ABS) Australian System of Government Finance Statistics: Concepts, Sources and Methods 2015 (ABS GFS Manual). According to the ABS GFS Manual, the GGS consists of all government units and non-profit institutions that are controlled and mainly financed by government. Government units are legal entities established by political processes that have legislative, judicial or executive authority over other units and which provide goods and services to the community or to individuals on a non-market basis and make transfer payments to redistribute income and wealth. Non-profit institutions are created for the purpose of producing or distributing goods and services but are not a source of income, profit or other financial gain for the Government. Refer Note 1(c) for further information on sectors.

Unless otherwise stated, references in this report to “the State” include both the GGS and TSS.

(b)	The Government reporting entity

The Queensland Government economic entity (TSS) includes all State Government departments, other General Government entities, Public Non-financial Corporations (PNFC), Public Financial Corporations (PFC) and their controlled entities. Refer Note 50 for a list of controlled entities included in each sector.

Under AASB 1049 Whole of Government and General Government Sector Financial Reporting, the preparation of the GGS financial report does not require full application of AASB 10 Consolidated Financial Statements and AASB 9 Financial Instruments. The GGS includes the value of all material assets, liabilities, equity, revenue and expenses of entities controlled by the GGS of Queensland. Assets, liabilities, revenue, expenses and cash flows of Government controlled entities that are in the PNFC and PFC sectors are not separately recognised in the GGS.

Instead, the GGS recognises an asset, being the controlling equity investment in those entities and recognises an increment or decrement relating to changes in the carrying amount of that asset, measured in accordance with AASB 1049. The asset is reported as ‘Investments in public sector entities’ on the Balance Sheet.

Generally, only those agencies considered material by virtue of the size of their financial transactions and/or resources managed are consolidated for the purposes of this report (refer Note 50 for further details).

In the process of reporting the Queensland Government as a single economic entity, all material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

The ABS GFS Manual provides the basis upon which GFS information contained in the financial report is prepared. In particular, Note 1(l) discloses how key fiscal aggregates of net worth, net operating balance, fiscal balance and cash surplus/(deficit), determined using the principles and rules in the ABS GFS Manual, differ from the aggregates included in this financial report.

(c)	Sectors

Assets, liabilities, revenue and expenses that are attributed reliably to each sector of the Queensland Government economic entity (TSS) are disclosed in Note 2. For disclosure purposes, transactions and balances between entities within each sector have been eliminated in the sector. The financial impact of inter-sector transactions and balances is also disclosed under the heading of Consolidation Adjustments.

A brief description of each broad sector of the Government’s activities, determined in accordance with the ABS GFS Manual follows:

General Government Sector (GGS)

The primary function of GGS agencies is to provide public services that:

– are non-trading in nature and that are for the collective benefit of the community;

– are largely financed by way of taxes, fees and other compulsory charges; and

– involve the transfer or redistribution of income.

Public Non-financial Corporations Sector (PNFC Sector)

The primary function of enterprises in the PNFC Sector is to provide goods and services that:

– are trading, non-regulatory or non-financial in nature; and

– are financed by way of sales of goods and services to consumers.

5-8	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(c)	Sectors continued

Public Financial Corporations Sector (PFC Sector)

The PFC Sector comprises publicly-owned institutions which provide financial services, usually on a commercial basis.

Functions they perform may include:

– central bank functions;

– accepting on-call, term or savings deposits;

– investment fund management;

– having the authority to incur liabilities and acquire financial assets in the market on their own account; or

– providing insurance services.

(d)	Compliance with prescribed requirements

This financial report has been prepared in accordance with the Financial Accountability Act 2009. In addition, the financial statements comply with AASB 1049 which requires compliance with all Australian Accounting Standards and Concepts, Interpretations and other authoritative pronouncements, except those identified below.

With respect to compliance with Australian Accounting Standards and Interpretations, the GGS and the TSS have applied those requirements applicable to not-for-profit entities, as the GGS and the TSS are classified as such. It is, however, recognised that the TSS is an aggregation of both for-profit and not-for-profit entities.

Unless otherwise stated, the accounting policies adopted for the reporting period are consistent with those of the previous reporting period. In accordance with AASB 101 Presentation of Financial Statements and AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors, changes to accounting policies are applied retrospectively unless specific transitional provisions apply.

The financial report of the TSS is a general purpose financial report. The financial report of the GGS is included as two separate columns adjacent to the TSS financial information. GGS information is shaded.

The statements have been prepared on an accrual basis that recognises the financial effects of transactions and events when they occur.

AASB 1049 harmonises GFS with Generally Accepted Accounting Principles (GAAP) to the extent that GFS does not conflict with GAAP. This requires the selection of options within the Australian Accounting Standards that harmonise with the ABS GFS Manual.

The purpose of this financial report is to provide users with information about the stewardship by the Government in relation to the GGS and TSS and accountability for the resources entrusted to it, information about the financial performance, position and cash flows of the GGS and TSS and information that facilitates assessments of the macro-economic impact of the Government.

(e)	New and changed accounting standards, policies and estimates

Accounting Standards applied for the first time in 2024-25

No new accounting standards or interpretations that apply to the State for the first time in 2024-25 had any material impact on the financial statements.

Future impact of accounting standards not yet effective

AASB 17 Insurance Contracts

This standard applies to insurance contracts and is proposed to be effective for the public sector in 2026-27. The State’s insurance contracts and insurance-like arrangements that are expected to be in scope of AASB 17 are:

–	motor accident injury claims administered by Nominal Defendant and the National Injury Insurance Agency, Queensland;

–	workers’ compensation insurance provided by WorkCover Queensland; and

–	the home warranty insurance scheme managed by the Queensland Building and Construction Commission.

The State’s impacted agencies are at different stages in their assessment of the accounting impact of AASB 17 for their insurance contracts. Preliminary assessment has identified that changes may be required to the discount rate used in calculating insurance liabilities.

The State’s insurance liabilities are currently accounted for under AASB 1023 General Insurance Contracts or AASB 137 Provisions, Contingent Liabilities and Contingent Assets, and are reported in Note 38.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-9

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(e)	New and changed accounting standards, policies and estimates continued

Future impact of accounting standards not yet effective continued

AASB 18 Presentation and Disclosure in Financial Statements

This standard is proposed to apply to not-for-profit public sector entities for annual reporting periods beginning on or after 1 January 2028, which will be the 2028-29 financial year for the State.

The existing requirements of the standard, if not modified by the AASB for not-for-profit or public sector entities, could impact the State’s financial statements as follows:

–	On the Operating Statement, income and expenses are required to be categorised into operating, investing and financing categories, and additional subtotals must be presented.

–	New disclosures are required about management-defined performance measures communicated outside the financial statements.

–

On the Cash Flow Statement, dividends and interest received are required to be included in investing activities and interest paid in financing activities. The State currently includes these cash flows in operating activities.

Subsequent to reporting date, the AASB has released an Exposure Draft that proposes amendments to AASB 18 and AASB 107, effectively relieving whole-of-government and GGS financial statements from the new presentation and disclosure requirements introduced in AASB 18.

AASB 18’s changes would only affect presentation and disclosure, not the recognition or measurement of any reported amounts.

(f)	Reporting period

The reporting period of the GGS and TSS is the financial year ended 30 June 2025.

(g)	Presentation

Currency and rounding

All amounts in these statements are in Australian dollars and have been rounded to the nearest $1 million or where the amount is less than $500,000, to zero, unless otherwise indicated. Accordingly, numbers may not add due to rounding.

Comparative information and errors

Where applicable, comparatives have been restated, to be consistent with changes in presentation for the current reporting period. The impact of any material prior year adjustments on net worth are disclosed in the Statement of Changes in Equity.

AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors requires that material prior period errors be corrected retrospectively by either restating comparative amounts if the errors occurred in the prior year or restating the opening balances of assets, liabilities and equity of the prior year where the error occurred before the prior year.

Foreign currency

Foreign currency transactions are translated into Australian dollars at the rate of exchange prevailing at the date of the transaction. Amounts payable and receivable in foreign currencies are translated to Australian dollars at rates of exchange prevalent at balance date.

Translation differences relating to amounts payable and receivable in foreign currencies are brought to account as exchange gains or losses in other economic flows in the operating result, except when deferred in equity as qualifying cash flow hedges and net investment hedges.

Translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognised in other economic flows in the operating result as part of the fair value gain or loss. Translation differences on non-monetary assets such as equities at fair value through other comprehensive income are included in the fair value reserve in equity.

Translation differences relating to borrowings are accounted for as exchange gains or losses in other economic flows in the operating result.

5-10	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(h)	Basis of measurement

These financial statements use historical cost accounting principles as the measurement basis unless otherwise stated in the report. Other significant valuation methodologies used include:

Financial assets:

–	Receivables, advances, and loans (except onlendings by Queensland Treasury Corporation (QTC)) are measured at amortised cost;
–	term deposits held by GGS are measured at amortised cost;
–

corporate bonds and investments in other public sector entities within GGS are measured at fair value through other comprehensive income (which appears in ‘Other economic flows – other movements in equity’ on the Operating Statement); and

–	other financial assets, including onlendings by QTC, securities and derivatives, and term deposits and other investments held by QTC are recorded at fair value through profit or loss.

Financial liabilities:

–	payables are measured at amortised cost;
–	lease liabilities, Service Concession Arrangements - non-GORTO liabilities, advances, interest bearing deposits and GGS loans from QTC are measured at amortised cost; and
–	other financial liabilities, including securities and derivatives, are recorded at fair value through profit or loss.

Non-financial assets:

–	inventories (other than those held for distribution) are valued at the lower of cost and net realisable value under AASB 102 Inventories; and
–	land, buildings, infrastructure, major plant and equipment and heritage and cultural assets are valued at fair value. Other classes of assets are valued at cost, which approximates fair value; and
–	service concession assets are recorded at fair value measured using current replacement cost.

Non-financial liabilities:

–

provisions in relation to superannuation, long service leave, workers’ compensation, insurance and redress are based on actuarial valuations, measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date; and

–	service concession liabilities in relation to GORTO arrangements and unearned revenue are measured at their amortised amounts after deducting revenue earned to date.

(i)	Commonwealth taxation and income tax equivalents

The Government is exempt from Commonwealth taxation except for Fringe Benefits Tax and Goods and Services Tax (GST). Revenue, expenses and assets are recognised net of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO), in which case, the GST is recognised as part of the acquisition cost of the asset or as part of the item of expense.

Receivables and payables include GST. The amounts of GST receivable from, or payable to, the ATO are included as a current asset or liability on the Balance Sheet. Cash flows are included in the Cash Flow Statement on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

The GGS is the collector of income tax equivalents from the PNFC and PFC Sectors. Current income tax is included in the net operating balance while deferred tax is treated as an other economic flow. The deferred tax assets and liabilities with other public sector entities are reflected on the face of the GGS Balance Sheet and are eliminated in the TSS.

(j)	Classification

AASB 1049 requires the Operating Statement to include all items of revenue and expenses recognised in a period. All amounts relating to an item included in the determination of comprehensive result (total change in net worth) are classified as transactions or other economic flows in a manner that is consistent with the ABS GFS Manual. Key technical terms from the ABS GFS Manual that are used in this financial report are outlined in Notes 1(c) and 1(k).

Transactions are interactions between two units by mutual agreement or an action within a unit that is analytically useful to treat as a transaction. Other economic flows are changes in the volume or value of an asset or liability that do not result from transactions (e.g. revaluations and other changes in the volume of assets).

Where application of accounting standards results in a variance to GFS, Note 1(l) describes the differences.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-11

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(k)	Key GFS technical terms

ABS GFS Manual

The ABS GFS Manual refers to the ABS publication Australian System of Government Finance Statistics: Concepts, Sources and Methods 2015 as updated from time to time.

Cash surplus/(deficit)

The cash surplus/(deficit) is calculated as net cash flows from operating activities plus net cash flows from acquisition and disposal of non-financial assets less distributions paid. GFS cash surplus/(deficit) also deducts the value of assets acquired under finance leases and similar arrangements.

Comprehensive result - total change in net worth before transactions with owners as owners

This is the net result of all items of revenue and expenses recognised for the period. It is the aggregate of the operating result and other movements in equity, other than transactions with owners as owners.

Financial assets and non-financial assets

A financial asset is any asset that is:

–	cash;
–	an equity instrument of another entity;
–	a contractual right:

(a)	to receive cash or another financial asset from another entity; or
(b)	to exchange financial assets or financial liabilities with another entity under conditions that are potentially favourable to the entity.

All assets that are not “financial assets” are non-financial assets.

Key fiscal aggregates

Key fiscal aggregates are referred to as analytical balances in the ABS GFS Manual. These are data identified in the ABS GFS Manual as useful for macro-economic analysis purposes, including assessing the impact of a Government on the economy. They are opening net worth, net operating balance (which equals change in net worth due to transactions), fiscal balance, change in net worth due to revaluations and changes in the volume of assets, total change in net worth, closing net worth and cash surplus/(deficit).

Net debt

Net debt in these statements is disclosed as per the UPF and equals (deposit liabilities held plus advances and borrowing liabilities) less (cash and deposits plus investments and loans plus asset advances outstanding). GFS now has a wider definition of net debt which includes all liabilities in the calculation.

Fiscal balance

Also known as Net lending/(borrowing), this measures the financing requirements of a government and is calculated as the net operating balance, less the net acquisition of non-financial assets. A positive result reflects a fiscal surplus (net lending position) and a negative result reflects a fiscal deficit (net borrowing position), based on the definition in the ABS GFS Manual.

Net operating balance

This is calculated as income from transactions less expenses from transactions, based on the definition in the ABS GFS Manual.

Net worth

For the GGS and TSS, net worth is the result of assets less liabilities, since shares and contributed capital is zero. It is an economic measure of wealth and reflects the contribution of governments to the wealth of Australia.

Non-profit institution

A non-profit institution is a legal or social entity that is created for the purpose of producing or distributing goods and services but is not permitted to be a source of income, profit or other financial gain for the units that establish, control or finance it.

Operating result

Operating result is a measure of financial performance of the operations of the State for the period. It is the net result of items of revenue and gains, and expenses and losses recognised for the period, excluding those that are classified as other movements in equity.

5-12	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(k)	Key GFS technical terms continued

Other economic flows

Changes in the volume or value of an asset or liability that do not result from transactions (e.g. revaluations and other changes in the volume of assets) are other economic flows.

Transactions

Refer Note 1(j).

(l)	Reconciliation to GFS

As required by AASB1049, this note identifies the convergence differences between the key aggregates per AASB1049 and the calculations in terms of the GFS Manual.

AASB 1049 Treatment	ABS GFS Treatment
Net Operating Balance
Onerous contract expenses are recognised as other economic flows included in the operating result.	Onerous contract expenses are recognised as expenses from transactions when payments are made from the provision.
Dividends to owners are treated as a distribution to owners and therefore a direct debit to equity.	Dividends to owners are treated as an expense. The differences do not flow through to the TSS as they arise from inter-sector transactions.
Lease expenses related to leased assets recognised on the Balance Sheet are recognised as amortisation expenses and lease finance charges	Operating leases are recognised as other operating expenses when paid.
An elimination difference arises in respect of social benefits. Under AASB 10, intragroup transactions are eliminated in full.

Certain transactions within and between the GGS and the PNFC Sector are not eliminated on consolidation of the GGS or TSS.

These benefits are grossed up for GFS reporting in sales of goods and services and other operating expenses and there is no net effect on the net operating balance.

GFS Fiscal Balance
Purchases and sales of land inventories and assets held for rental and subsequently held for sale are reflected in changes in net inventories	Purchases and sales of land inventories and assets held for rental and subsequently held for sale are treated as purchases and sales of non-financial assets.
Net Worth and Change in net worth
Equity investments in PNFCs and PFCs are measured as the Government’s proportional share of the carrying amount of net assets of the PNFC and PFC Sector entities on a GAAP basis.	Equity investments in PNFCs and PFCs are impacted by the above convergence differences. This difference does not flow through to the TSS as it arises from inter-sector balances.
Operating leases are recognised on the balance sheet under AASB 16 Leases unless the lease is shorter than 12 months or where the underlying assets are worth less than $10 000 when new.	Operating leases are not recognised on the Balance Sheet.
Restoration assets and restoration provisions are recognised on the Balance Sheet.	Restoration assets and restoration provisions are not recognised on the balance sheet.
Deferred tax assets are classified as non-financial assets and deferred tax liabilities are classified as non-financial liabilities on the Balance Sheet.	Deferred tax assets and deferred tax liabilities are not recognised on the balance sheet. The difference does not flow through to the TSS as it arises from inter-sector transactions.
Service concession arrangements – GORTO assets and GORTO liabilities are recognised on the Balance Sheet.	Service concession arrangements – GORTO assets and GORTO liabilities are not recognised on the Balance Sheet.
A provision for onerous contracts is recognised on the Balance Sheet.	A provision for onerous contracts is not recognised on the Balance Sheet.
Net worth is calculated as assets less liabilities.	Net worth is measured as assets less liabilities less shares/contributed equity.
Cash Surplus/(Deficit)
Cash Flow Statement does not recognise notional cash flows.	A notional cash outflow relating to new finance leases and similar arrangements is recognised in calculating ABS GFS cash surplus/(deficit).

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-13

Notes to the Financial Statements

2.	Disaggregated information

Operating Statement

	General Government *		Public Non-financial Corporations *		Public Financial Corporations *		Consolidation Adjustments		Total State
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Continuing Operations
Revenue from Transactions
Taxation revenue	25,033	22,659	-	-	-	-	(656)	(600)	24,377	22,059
Grants revenue	41,258	40,064	863	1,251	-	-	(973)	(1,277)	41,148	40,038
Sales of goods and services	7,590	7,143	16,338	15,215	3,974	3,550	(4,591)	(4,158)	23,312	21,750
Interest income	3,773	3,617	311	219	6,595	5,490	(6,978)	(6,191)	3,702	3,135
Dividend and income tax equivalent income	1,407	1,477	-	-	-	-	(1,407)	(1,477)	-	-
Other revenue	9,904	14,807	465	675	176	152	(25)	(295)	10,519	15,339
Total Revenue from Transactions	88,966	89,768	17,977	17,360	10,745	9,193	(14,630)	(13,999)	103,057	102,321

Expenses from Transactions
Employee expenses	36,147	33,264	3,521	3,075	527	477	(951)	(728)	39,244	36,087
Superannuation expenses	5,190	4,860	475	359	40	37	-	-	5,705	5,256
Other operating expenses	25,961	25,901	7,871	7,028	3,859	3,585	(3,849)	(3,593)	33,843	32,921
Depreciation and amortisation	5,890	5,441	3,014	2,873	22	23	-	-	8,926	8,337
Other interest expenses	2,594	2,020	2,088	1,832	9,826	8,765	(7,421)	(6,627)	7,087	5,990
Grants expenses	17,611	16,555	24	22	139	127	(973)	(1,549)	16,802	15,156
Other property expenses	-	-	376	353	66	59	(442)	(413)	-	-
Total Expenses from Transactions	93,393	88,042	17,369	15,543	14,480	13,074	(13,636)	(12,910)	111,606	103,748

Net Operating Balance from Continuing Operations	(4,428)	1,726	608	1,817	(3,735)	(3,881)	(993)	(1,089)	(8,549)	(1,427)
Other Economic Flows - Included in Operating Result	4,024	4,135	(484)	(833)	4,807	4,819	(3,858)	92	4,488	8,212
Operating Result from Continuing Operations	(404)	5,861	124	983	1,071	938	(4,852)	(997)	(4,061)	6,785

Other Economic Flows - Other Movements in Equity	24,515	21,461	2,884	1,542	(614)	(88)	(1,974)	(2,242)	24,811	20,674

Comprehensive Result/Total Change in Net Worth	24,111	27,322	3,008	2,526	457	849	(6,826)	(3,238)	20,750	27,459

KEY FISCAL AGGREGATES

Net Operating Balance	(4,428)	1,726	608	1,817	(3,735)	(3,881)	(993)	(1,089)	(8,549)	(1,427)

Net Acquisition/(Disposal) of Non-Financial Assets
Purchases of non-financial assets	11,322	10,553	7,878	6,402	14	6	68	(22)	19,282	16,938
Less Sales of non-financial assets	83	142	30	27	10	-	50	-	172	169
Less Depreciation	5,890	5,441	3,014	2,873	22	23	-	-	8,926	8,337
Plus Change in inventories	(17)	(3)	96	90	-	-	-	-	79	87
Plus Other movement in non-financial assets	1,359	762	200	712	32	30	-	-	1,591	1,504
Equals Total Net Acquisition/(Disposal) of Non-Financial Assets	6,691	5,729	5,131	4,304	14	13	18	(22)	11,854	10,023
Fiscal Balance	(11,119)	(4,003)	(4,522)	(2,487)	(3,750)	(3,893)	(1,012)	(1,066)	(20,402)	(11,450)

* See Note 1(c) for explanation of sectors

5-14	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

2.	Disaggregated information continued

Balance Sheet

	General Government *		Public Non-financial Corporations *		Public Financial Corporations *		Consolidation Adjustments		Total State
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Assets

Financial Assets
Cash and deposits	2,552	2,385	1,557	1,802	5,274	8,129	(2,745)	(2,796)	6,638	9,519
Receivables and loans
Receivables	5,264	4,970	3,312	3,042	582	545	(1,778)	(1,552)	7,381	7,006
Advances paid	1,052	1,137	3,433	2,946	-	-	(3,429)	(2,946)	1,056	1,137
Loans paid	285	285	342	800	120,680	98,314	(108,871)	(87,943)	12,437	11,455
Securities other than shares	55,879	52,441	1,671	2,464	100,095	91,386	(51,191)	(48,569)	106,454	97,721
Shares and other equity investments
Investments in public sector entities	31,254	27,789	-	-	-	-	(31,254)	(27,789)	-	-
Investments in other entities	57	34	-	-	-	-	-	-	57	34
Investments accounted for using the equity method	220	171	-	-	-	-	-	-	219	170

Total Financial Assets	96,563	89,211	10,316	11,053	226,631	198,374	(199,267)	(171,595)	134,242	127,042

Non-Financial Assets
Inventories	715	730	1,045	999	-	-	-	-	1,760	1,729
Assets held for sale	48	59	-	-	-	-	-	-	48	59
Investment properties	527	493	439	398	-	-	-	-	966	891
Property, plant and equipment	364,234	334,677	76,262	69,768	138	126	(1)	(1)	440,633	404,569
Intangibles	828	735	1,352	1,265	24	19	-	-	2,205	2,019
Service concession assets - GORTO	12,629	12,401	-	-	-	-	-	-	12,629	12,401
Deferred tax asset	6,383	6,281	852	1,238	82	221	(7,317)	(7,741)	-	-
Other non-financial assets	1,088	812	578	331	18	14	(44)	(76)	1,639	1,081

Total Non-Financial Assets	386,452	356,188	80,527	73,999	262	380	(7,362)	(7,818)	459,879	422,749

Total Assets	483,015	445,400	90,843	85,051	226,893	198,753	(206,629)	(179,413)	594,121	549,791

 * See Note 1(c) for explanation of sectors

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-15

Notes to the Financial Statements

2.	Disaggregated information continued

Balance Sheet continued

	General Government *		Public Non-financial Corporations *		Public Financial Corporations *		Consolidation Adjustments		Total State
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Liabilities
Payables	6,849	7,010	3,366	3,791	255	222	(1,690)	(1,463)	8,779	9,560
Employee benefit obligations
Superannuation liability	18,821	20,118	(138)	(250)	-	-	-	-	18,683	19,868
Other employee benefits	11,065	10,176	1,404	1,343	182	166	-	-	12,651	11,686
Deposits held	-	-	11	11	12,024	10,056	(4,737)	(4,790)	7,299	5,277
Advances received	3,630	3,161	3	3	-	-	(3,429)	(2,946)	203	218
Borrowing with QTC	64,708	50,950	48,475	44,669	-	-	(113,183)	(95,620)	-	-
Leases and other loans	8,100	7,759	869	745	353	462	-	-	9,322	8,966
Securities and derivatives	57	64	1,244	2,245	199,108	174,478	(49,210)	(46,582)	151,200	130,205
Deferred tax liability	934	1,460	6,319	6,249	64	32	(7,317)	(7,741)	-	-
Provisions	5,725	5,367	1,178	1,137	10,518	9,430	(82)	(83)	17,339	15,851
Service concession liabilities - GORTO	6,760	6,971	-	-	-	-	-	-	6,760	6,971
Other liabilities	940	1,048	1,169	1,173	76	52	(44)	(76)	2,142	2,197
Total Liabilities	127,588	114,084	63,901	61,117	222,580	194,898	(179,692)	(159,301)	234,378	210,798

Net Assets	355,427	331,316	26,942	23,935	4,312	3,855	(26,938)	(20,112)	359,744	338,993

Net Worth
Contributed equity	-	-	14,976	12,110	690	690	(15,666)	(12,800)	-	-
Accumulated surplus	116,647	116,530	(1,024)	(312)	2,355	2,227	4,243	7,601	122,221	126,046
Reserves	238,780	214,786	12,990	12,137	1,267	938	(15,515)	(14,914)	237,522	212,946
Total Net Worth	355,427	331,316	26,942	23,935	4,312	3,855	(26,938)	(20,113)	359,744	338,992

KEY FISCAL AGGREGATES

Net Financial Worth	(31,025)	(24,872)	(53,585)	(50,064)	4,051	3,475	(19,576)	(12,294)	(100,136)	(83,756)
Net Financial Liabilities	62,279	52,662	NA	NA	NA	NA	NA	NA	100,136	83,756
Net Debt	16,727	5,687	43,599	39,663	(14,563)	(12,832)	(4,323)	(7,684)	41,439	24,834

* See Note 1(c) for explanation of sectors

5-16	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

2.	Disaggregated information continued

Cashflow Statement

	General Government *		Public Non-financial Corporations *		Public Financial Corporations *		Consolidation Adjustments		Total State
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Cash Flows from Operating Activities
Cash received
Taxes received	24,854	22,661	-	-	-	-	(657)	(601)	24,197	22,060
Grants and subsidies received	40,949	40,307	829	1,298	-	-	(940)	(1,324)	40,838	40,281
Sales of goods and services	8,072	7,274	17,888	16,701	4,323	3,855	(4,404)	(4,190)	25,878	23,639
Interest receipts	3,767	3,613	312	219	6,596	5,490	(6,977)	(6,189)	3,697	3,133
Dividends and income tax equivalents	1,429	799	-	-	-	-	(1,429)	(799)	-	-
Other receipts	12,694	17,183	376	501	214	187	(45)	(9)	13,239	17,862
	91,765	91,836	19,405	18,719	11,132	9,532	(14,453)	(13,112)	107,849	106,975
Cash paid
Payments for employees	(41,515)	(39,013)	(3,928)	(3,134)	(552)	(529)	951	728	(45,044)	(41,948)
Payments for goods and services	(29,443)	(28,496)	(9,981)	(7,632)	(2,787)	(2,541)	3,704	3,595	(38,507)	(35,075)
Grants and subsidies paid	(18,118)	(15,616)	(24)	(22)	(139)	(127)	942	1,320	(17,340)	(14,445)
Interest paid	(2,482)	(1,928)	(2,082)	(1,836)	(9,825)	(8,765)	7,415	6,619	(6,973)	(5,910)
Other payments	(6)	-	(734)	(820)	(424)	(379)	401	266	(763)	(934)
	(91,563)	(85,053)	(16,749)	(13,445)	(13,727)	(12,341)	13,412	12,528	(108,626)	(98,312)

Net Cash Flows from Operating Activities	203	6,783	2,656	5,273	(2,595)	(2,810)	(1,041)	(584)	(777)	8,663

Cash Flows from Investing Activities in
Non-Financial Assets
Purchases of non-financial assets	(11,322)	(10,553)	(7,878)	(6,402)	(14)	(6)	(68)	22	(19,282)	(16,938)
Sales of non-financial assets	83	142	30	27	10	-	50	-	172	169
	(11,239)	(10,410)	(7,849)	(6,375)	(4)	(6)	(18)	22	(19,110)	(16,769)

Financial Assets (Policy Purposes)	(1,826)	(2,159)	(484)	(1,339)	(500)	-	2,897	3,608	86	110

Financial Assets (Liquidity Purposes)	2,734	2,581	225	(281)	(2,727)	52	(503)	(1,595)	(272)	757

Net Cash Flows from Investing Activities	(10,332)	(9,988)	(8,108)	(7,995)	(3,231)	46	2,376	2,035	(19,295)	(15,902)

Cash Flows from Financing Activities
Advances received (net)	469	1,252	(1)	(1)	-	-	(483)	(1,268)	(14)	(17)
Proceeds of borrowing (net)	9,827	1,974	4,185	1,953	(16,099)	(5,367)	6	5	(2,081)	(1,435)
Dividends paid (net)	-	-	(968)	(490)	(88)	(68)	1,056	559	-	-
Deposits received (net)	-	-	1	(3)	1,968	(241)	53	418	2,022	173
Other financing (net)	-	-	1,991	2,050	17,190	8,768	(1,918)	(1,778)	17,264	9,040

Net Cash Flows from Financing Activities	10,296	3,226	5,208	3,509	2,971	3,091	(1,285)	(2,065)	17,191	7,761

 * See Note 1(c) for explanation of sectors

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-17

Notes to the Financial Statements

2.	Disaggregated information continued

Cashflow Statement continued

	General Government *		Public Non-financial Corporations *		Public Financial Corporations *		Consolidation Adjustments		Total State
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M

Net Increase/(Decrease) in Cash and Deposits Held	167	21	(244)	788	(2,855)	328	51	(614)	(2,882)	522
Cash and deposits at the beginning of the financial year	2,385	2,363	1,802	1,014	8,129	7,801	(2,796)	(2,182)	9,519	8,997

Cash and Cash Equivalents Held at the End of the Financial Year	2,552	2,385	1,557	1,802	5,274	8,129	(2,745)	(2,796)	6,638	9,519

KEY FISCAL AGGREGATES

Net Cash from Operating Activities	203	6,783	2,656	5,273	(2,595)	(2,810)	(1,041)	(584)	(777)	8,663
Net Cash Flow from Investments in Non-Financial Assets	(11,239)	(10,410)	(7,849)	(6,375)	(4)	(6)	(18)	22	(19,110)	(16,769)
Dividends Paid	-	-	(968)	(490)	(88)	(68)	1,056	559	-	-
CASH SURPLUS/(DEFICIT)	(11,036)	(3,627)	(6,161)	(1,592)	(2,687)	(2,884)	(3)	(3)	(19,887)	(8,106)

 * See Note 1(c) for explanation of sectors

5-18	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

3.	Taxation revenue

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Stamp duties
Transfer	6,918	5,492	6,918	5,492
Motor vehicles	877	893	877	893
Insurance	1,633	1,526	1,633	1,526
Other duties	54	54	54	54
	9,482	7,964	9,482	7,964

Payroll tax	6,796	6,231	6,566	6,040
Mental health levy	539	492	509	467
Vehicle registration fees	2,152	2,367	2,151	2,365
Gaming taxes and levies	2,194	2,097	2,194	2,097
Land tax	2,353	2,026	2,315	2,002
Fire levy	668	660	668	660
Guarantee fees	356	358	-	-
Other taxes	492	464	492	464
	25,033	22,659	24,377	22,059

Taxation revenue is recognised when one or more of the following events are satisfied:

–	the underlying transaction or event which gives rise to the right to collect the revenue occurs and can be measured reliably;
–	the assessment is raised by the self-assessor (a person who lodges transactions online); and/or
–	the assessment is issued as a result of Commissioner-assessed transactions or following compliance activities such as reviews and audits.

4.	Grants revenue

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Commonwealth
General purpose payments
GST revenue grants	19,044	19,283	19,044	19,283
Other general purpose payments	8	5	8	5
Specific purpose payments	11,014	10,771	11,017	10,774
National partnership payments	5,700	4,763	5,700	4,763
Grants for on-passing to non-Queensland Government entities	5,042	4,860	5,042	4,860
	40,808	39,682	40,811	39,686
Other
Industry/community contributions	168	143	188	239
Other grants	283	239	148	113
	450	382	336	352

	41,258	40,064	41,148	40,038

Commonwealth and other grants are recognised as revenue when the State obtains control over the grant, usually upon receipt. Where the grant is enforceable and contains sufficiently specific performance obligations for the State to transfer goods or services, revenue is recognised as and when the obligations are satisfied.

Specific purpose payments include $6.1 billion (2024: $6 billion) of activity based funding for health services received from the Australian Government’s National Health Funding Pool. This funding is assessed as sufficiently specific and enforceable and is classified as revenue from contracts with customers. Substantially all the performance obligations under this funding contract are satisfied in the same financial year that the funding is received, through health services delivered by Queensland Health.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-19

Notes to the Financial Statements

5.	Sales of goods and services

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

User charges
Sales of goods and services	5,301	4,986	20,273	18,902
Rental income	683	644	771	726
	5,984	5,630	21,044	19,628
Fees
Transport and other licences and permits	1,153	1,015	1,153	1,015
Other regulatory fees	453	498	1,115	1,107
	1,606	1,513	2,268	2,122

	7,590	7,143	23,312	21,750

Revenue from sales of goods and services and licences is recognised when the State satisfies performance obligations for the transfer of goods or services to the customer. When revenue has been received in advance for services or works still to be completed at balance date, this revenue is considered to be unearned and is reported in other liabilities (refer Note 39).

Sales of goods and services includes revenue from contracts with customers totalling $6.7 billion (2024: $6.3 billion) for the GGS and $19.5 billion (2024: $18.2 billion) for the TSS. Below are details about the nature and timing of the satisfaction of performance obligations and related revenue recognition policies for the State’s major types of revenue from contracts with customers.

Electricity supply and distribution

-

Electricity wholesale revenue is recognised at a point in time when the electricity is dispatched to the National Electricity Market. Retail sales revenue is recognised either at a point in time when the electricity is dispatched to the customer or over time where there are a series of performance obligations in the contract. Progress is measured based on units of electricity delivered.

-	Network tariffs revenue is recognised over time as customers are provided with access to the network and simultaneously receive and consume energy delivered to their premises.

Other sales of goods and services

-	Fare revenue and transport and traffic fees are recognised as the services are provided to the customer and the performance obligations are met.
-	Revenue from bulk water sales to distributor retailers is recognised monthly based on the actual megalitres supplied to the grid customer during the calendar month.
-

Port cargo handling charges and harbour dues are recognised at a point in time based on tonnage processed or over time based on the contractual terms, and payment is generally due upon completion of cargo handling services. To the extent that customers carry forward unused take-or-pay, revenue is deferred until such time that the tonnes have been utilised by the customers.

-	Revenue from the Pharmaceutical Benefit Scheme subsidy is recognised at a point in time when the drugs are dispensed to patients.

Rental income from operating leases is recognised on a straight-line basis over the lease term.

Revenue from regulatory fees is recognised when the taxable event giving rise to the receivable occurs.

6.	Interest income

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Interest on fixed rate notes	2,966	2,839	-	-
Distributions from managed funds	159	76	1,156	769
Other interest	649	702	2,546	2,367
	3,773	3,617	3,702	3,135

5-20	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

7.	Dividend and income tax equivalent income

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Dividends	993	1,089	-	-
Income tax equivalents	414	389	-	-
	1,407	1,477	-	-

For the GGS, dividends from PNFC and PFC Sector entities are recorded as revenue from transactions where the dividends are declared out of current profits. Dividends and tax equivalents paid out of prior accumulated profits and reserves or from the sale of businesses are recorded as Other economic flows (Refer Note 19).

Dividends and income tax equivalents from the PNFC and PFC Sectors are eliminated in the TSS.

8.	Other revenue

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Royalties	7,936	12,771	7,913	12,752
Land rents	183	188	185	190
Donations, gifts and services received at below fair value	248	246	250	248
Contributed assets	359	347	421	427
Fines	735	763	735	763
Other	443	492	1,015	960
	9,904	14,807	10,519	15,339

Royalties are recognised when one or more of the following events are satisfied:

–	the underlying transaction or event which gives rise to the right to collect the revenue occurs and can be measured reliably;
–	the assessment is raised by the self-assessor (a person who lodges transactions online); and/or
–	the assessment is issued as a result of Commissioner-assessed transactions or following compliance activities such as reviews and audits.

Assets received at below fair value, including those received free of charge and that can be measured reliably, are recognised as revenue at their fair value when control over the assets is obtained, normally either on receipt or on notification that the assets have been secured.

9.	Employee expenses

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Salaries and wages	31,119	28,788	34,221	31,516
Annual leave	3,103	2,827	3,436	3,127
Long service leave	925	842	1,065	982
Workers’ compensation	678	501	22	19
Other employee related expenses	321	307	501	444
	36,147	33,264	39,244	36,087

The number of full time equivalent employees in the GGS at 30 June 2025 relating to the GGS entities listed in Note 50 totalled 278,731 (2024: 265,889). Per Budget Paper 2, Table 4.2, the estimated number of full time equivalents for 2025 was 271,279. Using the same scope as Budget Paper 2, the actual number of full time equivalents is 271,063 (2024: 259,022).

The number of Total State full time equivalent employees at 30 June 2025 relating to the consolidated entities listed in Note 50 totalled 305,823 (2024: 291,618).

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-21

Notes to the Financial Statements

10.	Superannuation expenses

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Defined benefit (refer Note 48 for additional disclosures)
Current service cost	595	663	618	684
Interest cost	825	789	814	773
	1,420	1,452	1,432	1,457

Accumulation contributions	3,769	3,409	4,273	3,800
	5,190	4,860	5,705	5,256

11.	Other operating expenses

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Supplies and services	20,790	18,665	27,780	25,100
Transport service contract	2,538	2,283	-	-
WorkCover Queensland and other claims	765	730	4,404	4,112
Other expenses (including cost-of-living electricity rebates)	1,869	4,224	1,659	3,709
	25,961	25,901	33,843	32,921

Audit fees charged by the Queensland Audit Office to entities included in these financial statements amounted to:	18	17	27	25

12.	Depreciation and amortisation

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Depreciation and amortisation expenses for the financial year were charged in respect of:
Buildings	2,972	2,654	3,136	2,815
Infrastructure	1,322	1,268	3,600	3,478
Major plant and equipment	73	63	140	116
Other plant and equipment	705	665	1,001	948
Heritage and cultural assets	70	68	70	68
ROU assets	587	565	689	648
SCA - non-GORTO	49	47	49	47
Software development	111	110	272	250
Capitalised depreciation expense	-	-	(31)	(34)
	5,890	5,441	8,926	8,337

A number of assets held by the State have been determined to have indefinite useful lives and are therefore not depreciated. Such assets include land, certain road formation earthworks, the Reference Collection of the State Library of Queensland, the Art Collection and Library Heritage Collection held by the Queensland Art Gallery, the State Collection and Library Heritage Collection of the Queensland Museum, and certain other heritage and cultural assets that are subject to preservation requirements to maintain these assets in perpetuity.

Other non-financial assets are depreciated or amortised on a straight-line basis, from their date of acquisition (or in respect of internally constructed assets, from the time the asset is completed and held ready for use), over their estimated useful lives to the agency.

Where assets have separately identifiable components that are subject to regular replacement, these components are assigned useful lives distinct from the asset to which they relate and are depreciated accordingly. Any expenditure that increases the originally assessed capacity or service potential of an asset is capitalised and the new depreciable value is depreciated over the remaining useful life of the asset.

Right-of-use (ROU) assets are depreciated over the lease term, except where the State expects to obtain ownership of the asset at the end of the lease, in which case depreciation is over the useful life of the underlying asset.

5-22	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

12.	Depreciation and amortisation continued

Leasehold improvements are depreciated over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter. The remaining lease term includes any option period/s where exercise of the option is reasonably certain.

Capital work in progress is not depreciated until it reaches service delivery capacity.

Major spares purchased specifically for particular assets are capitalised and depreciated on the same basis as the asset to which they relate.

Estimated useful lives, residual values and depreciation methods are reviewed at the end of each annual reporting period. Reference should be made to individual agency reports for details of depreciation and amortisation methodologies.

The State has a broad range of property, plant and equipment and estimated useful lives vary widely depending on the agency. The following provides an indication of the range of estimated useful lives of the different non-financial asset classes held by the State:

Asset class	Useful life range

Property, plant and equipment

Buildings	up to 80 years

Infrastructure	up to 80 years

Plant and equipment	up to 50 years

Heritage and cultural assets that do not have an indefinite life	up to 100 years

Intangibles

Computer software	up to 30 years

13.	Other interest expenses

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Interest	2,419	1,862	6,908	5,837
Leases and service concession finance charges	126	118	159	137
Other	49	40	20	16
	2,594	2,020	7,087	5,990

Interest and other finance charges are recognised as expenses in the period in which they are incurred.

14.	Grants expenses

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Grants - recurrent	11,620	11,348	11,548	11,270
Grants - capital	4,538	4,069	4,476	3,391
Grants to first home owners	125	59	125	59
Personal benefit payments	653	435	653	435
Community service obligations	675	644	-	-
	17,611	16,555	16,802	15,156

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-23

Notes to the Financial Statements

15.	Gains/(losses) on sale of assets/settlement of liabilities

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Financial assets/settlement of liabilities
Derivatives	-	-	69	(378)
Other investments/settlement of liabilities	108	1	1,551	1,470
	108	1	1,621	1,092

Non-financial assets	7	6	(4)	-
	115	7	1,617	1,092

16.	Revaluation increments/(decrements) and impairment (losses)/reversals

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Revaluation increments/(decrements)
Financial assets
Derivatives	7	(23)	(99)	279
Fixed rate notes*	3,122	4,048	-	-
Other investments (mainly managed funds)	203	146	7,136	7,825
	3,332	4,170	7,036	8,104

Non-financial assets	17	29	22	(225)

Impairment (losses)/reversals
Receivables and advances	(3)	17	(35)	(4)
Non-financial assets	-	-	88	(217)
	(3)	17	52	(220)

	3,346	4,216	7,111	7,658

* Adjustment to reflect market value of underlying investments managed by QIC Limited.

Impairment of non-financial assets

Annual impairment assessments are undertaken to identify indications that an asset is impaired. If impairment indicators exist, an impairment loss is recognised when an asset’s carrying amount exceeds its recoverable amount. Assets that have previously been impaired are assessed annually to determine if there has been a reversal in impairment.

Specialised assets held for their service capacity and not for generation of cash flows that are measured at fair value are not subject to impairment processes, because their annual revaluations adequately account for any impairment and loss of service capacity.

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the State and that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year are discussed below.

Impairment - electricity generators

The value-in-use of electricity generators is determined on the estimated future cash flows based on the continuing use of the asset, discounted to a present value.

The cash flow projections are prepared using forecast economic, market and industry trends, market-based assumptions (such as demand, pricing and operational costs), and capital expenditure programs that willing market participants might reasonably adopt. The present value of projected cash flows is determined using a discount rate which is based on the weighted-average cost of capital (WACC). Determination of the WACC is based on separate analysis of debt and equity costs, utilising information (some of which is publicly available), including the risk-free interest rate, an industry risk premium, and the underlying cost of debt.

Stanwell recognised an impairment reversal of $412 million due to a significant increase in the value of two coal-fired power stations – Stanwell Power Station and Tarong Precinct (2024: nil ).

5-24	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

16.	Revaluation increments/(decrements) and impairment (losses)/reversals continued

Impairment of non-financial assets continued

Impairment - electricity generators continued

CS Energy recognised an impairment loss of $83 million for the Callide B Power Station and Kogan Renewable Hydrogen Demonstration plant work in progress (2024: $110 million).

Energy Queensland recognised a $36 million impairment loss for a digital program (2024: $43 million).

Impairment - water assets

Sunwater recognised an impairment loss of $150 million, largely in relation to 2024-25 capital expenditure on its Dam Improvement Program (2024: $104 million impairment loss).

Impairment of financial assets

Refer Notes 23(e) and 24(a).

17.	Asset write-downs

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Bad debts written off not previously impaired	(288)	(212)	(307)	(225)
Non-financial assets written off	(25)	(76)	(54)	(80)
	(313)	(287)	(361)	(305)

18.	Actuarial adjustments to liabilities

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Long service leave - gains/(losses)	(243)	(40)	(243)	(40)
Insurances and other - gains/(losses)	150	(153)	197	(4)
	(93)	(193)	(46)	(44)

19.	Dividends and tax equivalents treated as capital returns

For GGS, dividends and tax equivalents from PNFC and PFC Sector entities paid out of prior accumulated profits and reserves or from the sale of businesses represent a return of Government’s initial equity investment under ABS GFS principles and are disclosed as other economic flows.

There were no tax equivalents treated as capital returns in 2024-25 or 2023-24.

20.	Other economic flows - included in operating result - other

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Net market value interest revenue/(expense)	-	-	(4,006)	(267)
Time value adjustments	(9)	30	(48)	(10)
Share of net profit/(loss) of associates and joint ventures	12	13	12	14
Onerous contracts expense	-	-	140	(30)
SCA - assets - GORTO depreciation	(174)	(162)	(174)	(162)
SCA - liabilities - GORTO amortisation	236	235	236	235
Other economic flows not elsewhere classified	8	25	8	30
	72	142	(3,833)	(189)

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-25

Notes to the Financial Statements

21.	Other economic flows - other movements in equity

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Revaluations
Revaluations of financial assets - increments/(decrements)
Investments in public sector entities	637	1,037	-	-
Other financial assets	123	125	430	402
	760	1,162	430	402
Revaluations of non-financial assets - increments/(decrements)
Property, plant and equipment	22,929	19,219	23,632	19,260
SCA - GORTO	380	902	380	902
	23,309	20,120	24,011	20,162

Actuarial gain/(loss) on defined benefit superannuation plans	446	152	370	80
	24,515	21,434	24,811	20,643

Of the above revaluation movements, balances relating to financial assets at fair value through other comprehensive income and cash flow hedges may subsequently be recycled to the Operating Result.

22.	Cash and deposits

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Cash and deposits on call	919	845	6,638	9,519
QTC cash funds	1,633	1,539	-	-
	2,552	2,385	6,638	9,519

Reconciliation to Cash Flow Statement
Balances per Cash Flow Statement	2,552	2,385	6,638	9,519

All material cash balances held by agencies are managed and invested by QTC daily to maximise returns in accordance with agreed risk profiles on a whole of Government basis.

Cash and deposits include cash on hand, cash at bank, deposits at call (which are readily convertible to cash on hand and are subject to an insignificant risk of changes in value) and money market deposits, net of outstanding bank overdrafts. Where a net overdraft arises on cash at bank, the overdraft is included in loans - other on the Balance Sheet.

23.	Receivables and loans

(a) Receivables

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Current
Trade debtors	1,391	1,318	3,294	3,310
GST input tax credits receivable	440	413	512	479
Income tax equivalent, dividends and guarantee fees receivable	1,242	1,268	-	-
Royalties and land rents revenue receivable	134	125	134	125
Taxes receivable	944	765	941	761
Other receivables	1,603	1,601	2,319	2,270

	5,754	5,491	7,200	6,946
Less: Loss allowance	614	656	683	719

	5,140	4,834	6,517	6,227

Non-current
Trade debtors	59	59	549	493
Other	75	88	324	298

	134	147	874	791
Less: Loss allowance	10	12	10	12

	124	136	864	779

	5,264	4,970	7,381	7,006

5-26	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

23.	Receivables and loans continued

(b) Advances paid

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Current
Advances	212	196	218	198
Less: Loss allowance	25	21	25	21

	187	175	192	177

Non-current
Advances	955	1,049	954	1,048
Less: Loss allowance	89	87	91	88

	865	962	863	960

	1,052	1,137	1,056	1,137

(c) Loans paid

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Current
Finance leases	14	14	16	16
Other loans	16	26	259	716

	31	41	275	733
Less: Loss Allowance	2	1	2	1

	29	40	273	732

Non-current
Onlendings	-	-	11,809	10,370
Finance leases	150	140	248	239
Other loans	106	106	106	115

	257	246	12,164	10,724
Less: Loss allowance	-	1	-	1

	257	245	12,164	10,722

	285	285	12,437	11,455

Loans include finance leases and loans supporting policy objectives of the Government rather than for liquidity management purposes. Settlement on finance leases is within the terms of the lease, ranging from 2 to 99 years. Title is passed to the purchaser on full repayment.

Receivables and loans are initially measured at fair value plus any directly attributable transaction costs. Subsequently, receivables and loans (except onlendings by QTC) are recorded at amortised cost using the effective interest method less any loss allowances. Onlendings are recognised at fair value through profit or loss. Any interest income is recognised in the operating result in the period in which it accrues. For further details on the State revenue recognition policies, refer the relevant revenue notes (Notes 3 to 8).

(d) Contractual maturities of lease receivables

Minimum operating lease receivable not recognised in the financial statements:

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Not later than 1 year	44	41	115	110
Later than 1 year but not later than 5 years	152	137	379	341
Later than 5 years	209	222	963	999

	405	400	1,457	1,450

(e) Impairment of receivables and advances

The loss allowances for receivables reflect lifetime expected credit losses, while the loss allowances for advances paid reflect either 12-month expected credit losses or lifetime expected credit losses depending on whether there has been a significant increase in credit risk.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-27

Notes to the Financial Statements

23.	Receivables and loans continued

(e)  Impairment of receivables and advances continued

Expected credit loss calculations incorporate both historical credit loss data and reasonable and supportable forward-looking information. Forward-looking information includes forecast economic changes expected to impact the State’s debtors, along with relevant industry and statistical data where applicable.

Loss allowances for receivables are assessed by agencies either individually by debtor or on a collective basis using provision matrices. Where a provision matrix is used, loss rates are determined separately for groupings of customers with similar loss patterns.

Areas of significant credit risk concentrations for the GGS and TSS are

–	unpaid penalties and fines within the State Penalties Enforcement Registry (SPER),

–	taxation debtors of the Queensland Revenue Office (QRO),

–	COVID-19 Jobs Support Loans issued by the Queensland Rural and Industry Development Authority (QRIDA),

–	Queensland Building and Construction Commission (QBCC) claims receivables which are primarily Insurance Fund Group debtors, and

–	rental bond loans and social housing debtors of the Department of Housing and Public Works (DHPW).

SPER penalties and fines receivables, QRO tax receivables, DHPW rental bond loans and social housing debtors all exhibit high credit loss rates due to their nature. Further, tax receivables include amounts owed by companies that have already gone into liquidation. QBCC insurance claims are recoverable from at-fault builders who, in the majority of cases, have ceased trading due to bankruptcy or insolvency.

COVID-19 Jobs Support Loans are reduced as principal repayments continue to be received, however the related loss allowance remains largely unchanged from prior year due to a larger portion of these loans becoming credit impaired. $64 million (2024: $55 million) of these loans are considered credit-impaired, and $3 million (2024: $3 million) collateral exists in respect of these credit-impaired loans.

Total State Sector			Expected
	Gross	Average	credit	Carrying
	receivables	loss rate	losses	amount
2025	$M		$M	$M
Receivables
SPER penalties and fines receivable	1,096	23.7%	259	837
Queensland Revenue Office taxes receivable	330	10.9%	36	294
QBCC claims receivable	140	79.3%	111	29
DHPW social housing debtors	50	64.4%	32	18
Other receivables	6,458	3.9%	254	6,204

	8,074		692	7,381

Advances paid
QRIDA COVID-19 Jobs Support Loans receivable	461	17.4%	80	381
DHPW rental bond loans receivable	60	52.8%	32	28
Other advances	651	0.6%	4	646

	1,172		116	1,056

2024
Receivables
SPER penalties and fines receivable	1,161	24.7%	287	874
Queensland Revenue Office taxes receivable	288	15.0%	43	245
QBCC claims receivable	149	79.4%	119	31
DHPW social housing debtors	47	69.2%	33	15
Other receivables	6,092	4.1%	250	5,842

	7,737		731	7,006

Advances paid
QRIDA COVID-19 Jobs Support Loans receivable	574	14.0%	80	494
DHPW rental bond loans receivable	51	52.3%	26	24
Other advances	622	0.4%	3	619

	1,246		109	1,137

The State typically considers a financial asset to be in default when it is over 90 days past due. However, debts referred to SPER are usually over 90 days past due, and SPER will continue enforcement activity on those debts as long as it is cost effective to do so. A financial asset can also be in default before becoming 90 days past due if information indicates that the State is unlikely to receive the outstanding amounts in full.

5-28	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

23.	Receivables and loans continued

(e)  Impairment of receivables and advances continued

Where the State has no reasonable expectation of recovering an amount owed by a debtor, the debt is written off by directly reducing the receivable against the loss allowance. SPER debts are written off in accordance with internal policy guidelines when it becomes unlikely that the debts could be recovered cost-effectively. If the amount of debt written off exceeds the loss allowance, the excess is recognised as an impairment loss.

Movement in Loss allowance

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Loss allowance as at 1 July	778	819	842	887
Amounts written off during the year	(288)	(178)	(323)	(189)
Increase/(decrease) in allowance recognised in operating result	250	137	291	145
Loss allowance as at 30 June	740	778	811	842

The increase in amounts written off during 2024-25 is largely due to increased write-offs for SPER penalties and fines receivable, Queensland Health quarantine fees receivable and QBCC claims receivable.

24.	Securities and shares

(a)  Securities other than shares

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Current
Term deposits and other investments	52	42	7,593	7,688
QTC deposits	1,992	1,995	-	-
Securities/bonds	263	257	19,544	17,118
Fixed rate notes	7,008	3,814	-	-
Investments managed by QIC Limited*	990	895	14,471	10,130
Derivatives
Cash flow hedges	-	-	56	169
Other derivatives	-	-	462	992
Other	77	57	57	59
	10,382	7,058	42,185	36,156

Non-current
Term deposits and other investments	117	117	245	256
Securities/bonds	-	-	10,341	8,572
Fixed rate notes	42,162	42,734	-	-
Investments managed by QIC Limited*	2,700	2,077	51,775	51,010
Derivatives
Cash flow hedges	-	-	27	14
Other derivatives	-	-	1,344	1,257
Other	518	455	538	455
	45,497	45,382	64,269	61,565

	55,879	52,441	106,454	97,721

* Investments managed by QIC Limited were allocated over the following categories:

	Debt Retirement Fund		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Cash	1,485	1,273	10,197	10,931
Fixed interest	332	444	2,930	1,363
Global equities	3,644	3,605	17,012	15,193
Property and infrastructure	3,843	2,873	16,773	15,227
Other	2,561	1,578	19,334	18,426
	11,865	9,773	66,246	61,139

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-29

Notes to the Financial Statements

24.	Securities and shares continued

(a)  Securities other than shares continued

Debt Retirement Fund

The Debt Retirement Fund (DRF) is a sub fund of the Queensland Future Fund (QFF). The DRF was established for the purpose of providing funding for reducing the State’s debt. Funds invested in the DRF are held for future growth and are offset against state debt to support Queensland’s credit rating. In accordance with the Queensland Future Fund Act 2020, payments from the DRF may only be made to reduce the State’s debt or pay fees or expenses relating to the administration of the fund.

Further information on the DRF can be found in Note 37 of Queensland Treasury’s audited financial statements.

(b)  Investments in public sector entities

The GGS has equity investments in PNFCs and PFCs that are measured at fair value as the Government’s proportional share of the carrying amount of net assets of the PNFC and PFC Sector entities on a GAAP basis. Investments in public sector entities on this basis differ from valuations under GFS. Refer Note 1(l) for a discussion of differences between GAAP and GFS.

Note 1(c) outlines the functions of the PNFC and PFC Sectors. Refer Note 50 for a comprehensive list of entities consolidated within each sector. Investments in the PNFC and PFC Sectors are eliminated on consolidation of the TSS.

Accounting Policy

Financial assets disclosed in this note are classified as either financial assets held at amortised cost, financial assets at fair value through other comprehensive income or financial assets at fair value through profit or loss. The carrying amount of financial assets in each of the categories is disclosed in Note 47.

Financial assets at amortised cost

For the GGS, term deposits are measured at amortised cost, as these are held for collecting contractual cash flows.

Financial assets at fair value through other comprehensive income (FVOCI)

Financial assets at FVOCI are valued at fair value at balance date. Unrealised gains and losses are brought to account in equity and included as ‘Other economic flows - other movements in equity’ on the Operating Statement.

For the GGS, securities/bonds are measured at FVOCI as they are held for the purpose of both selling and collecting contractual cash flows. These include corporate bonds, corporate notes and government bonds.

For the GGS, controlling investments in other public sector entities (PNFCs and PFCs) are also measured at FVOCI. The State has not disposed of any FVOCI equity investments during this reporting period.

Financial assets at fair value through profit or loss (FVTPL)

Financial assets at FVTPL are valued at fair value at balance date. Unrealised gains and losses are brought to account as ‘Other economic flows - included in operating result’ on the Operating Statement.

For the GGS, fixed rate notes held with QTC are measured at FVTPL because the cash flows do not solely represent payments of principal and interest. Fixed rate notes are eliminated on consolidation of the TSS.

Other financial assets at fair value through profit or loss held by the State include deposits with QTC, discount securities, Commonwealth and State securities, floating rate notes, medium-term notes, fixed interest deposits, investments managed by QIC Limited, other investments in managed funds, shares, derivatives, and interests under Rental Purchase Plan agreements. The accounting policy for derivatives is further discussed in Note 37.

25.	Other investments

Other investments refer to claims on other entities (or arrangements) entitling the State to:

–	a share of the income of the entity and a right to a share of the residual assets of the entity should it be wound up (associates and joint ventures); or

–	a share of revenue, expenses, assets and liabilities of the arrangement (joint operations).

These investments are held at fair value.

5-30	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

25.	Other investments continued

(a)  Investments accounted for using the equity method

Associates and joint ventures are accounted for using the equity method of accounting in accordance with AASB 128 Investments in Associates and Joint Ventures. Associates are those entities over which the State has significant influence but not control. Joint ventures are joint arrangements whereby the State has joint control and rights to the net assets of the arrangements. The investment is initially recognised at cost and adjusted thereafter for the post-acquisition change in the investor’s share of the investee’s net assets. The State’s share of its associates’ or joint ventures’ post-acquisition profits or losses (less dividends) is recognised in the Operating Statement as an other economic flow and its share of post-acquisition movements in reserves is recognised in the reserves. Dividends from associates and joint ventures are recognised as revenue from transactions in the Operating Statement.

The State has a number of investments in unlisted associated and joint venture entities that are accounted for using the equity method, with the most material of these being:

–	a 50% share in the Dumaresq-Barwon Border Rivers Commission, a joint authority constituted by an agreement between the Queensland and New South Wales Governments; and

–

a 25% interest in the Translational Research Institute (TRI) Trust, a discretionary unit trust founded by four members, of which Queensland Health is one. The Trust’s objectives are to operate and manage the TRI Facility to promote medical study, research and education.

(b)  Investments in joint operations

Joint operations are joint arrangements whereby the State has control and rights to the assets and obligations for the liabilities relating to the arrangements. Such arrangements are accounted for in accordance with AASB 11 Joint Arrangements. The State recognises its share of jointly held or incurred assets, liabilities, revenue and expenses in the joint operations.

General Government Sector

Joint arrangements are as follows:

Queensland Health

Queensland Health is a partner to the Australian e-Health Research Centre (AEHRC) joint operation under the current agreement which runs to 30 June 2027.

Sunshine Coast Hospital and Health Service

The Sunshine Coast Hospital and Health Service has a 28.9% (2024: 28.9%) interest in the Sunshine Coast Health Institute (SCHI). TAFE Queensland, Griffith University and the University of the Sunshine Coast each have a 23.7% interest in the SCHI. SCHI’s primary aims are to advance the education of trainee medical officers, nurses, midwives and other health care professionals, while providing outstanding patient care and extending research knowledge.

Metro North Hospital and Health Service

Metro North HHS has joint control over two arrangements, namely Herston Imaging Research Facility (HIRF) and the Oral Health Centre (OHC).

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-31

Notes to the Financial Statements

25.	Other investments continued

(b)  Investments in joint operations continued

Total State Sector

Joint arrangements for the TSS include the GGS joint arrangements above, as well as the following:

–	CS Energy Limited has a 50% interest in Callide Power Management Pty Ltd and Callide Power Trading Pty Ltd.

–

CS Energy Limited also has a 50% interest in Callide C Power Station through the unincorporated Callide Power Project Joint Venture and is entitled to 50% of the earnings generated by Alinta Energy Retail Sales Pty Ltd in the residential retail energy market in South East Queensland.

–	CS Energy also secured a 50% interest in Boulder Creek Wind Farm in September 2024. Construction has commenced on the 228 MW project, which is located south-west of Rockhampton.

–	CleanCo Queensland Limited has a 50% interest in Kogan North Joint Venture operation with the principal activities being exploration and production of gas.

–

Stanwell Corporation Limited acquired a 50% interest in the Wambo Wind Farm on 15 December 2022, with Cubico Sustainable Investments holding the remaining interest. The joint operation is a staged, large scale renewable energy development located near Jandowae in the Western Downs region of Queensland. Similarly, a 50% interest in Stage 2 of the Wambo Wind Farm was acquired on 21 December 2023.

26.	Public private partnerships

The State has entered into a number of Public Private Partnerships (PPPs) over time. The accounting treatment of these PPPs varies according to the terms of the arrangements. They may be:

–	directly owned by the State, but partly privately financed;

–	Right of use (ROU) assets held through leases and similar arrangements; or

–	Service Concession Arrangement (SCA) assets and liabilities, either GORTO (Grant of Right to Operate) or non-GORTO.

The purpose of this note is to describe the various arrangements the State has entered into and how and when they are accounted for as well as aggregating the undiscounted net future cash flows the State is committed to under these arrangements.

The following PPPs apply to both the GGS and TSS statements.

Education

(a) South East Queensland schools - Aspire

In April 2009, the State Government entered into a contractual arrangement with Aspire Schools (Qld) Pty Limited (Aspire) to design, construct, maintain and partially finance seven State schools for a period of 30 years on the State’s land.

Construction work was finalised in January 2014. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Aspire over the life of the contract.

The State pays Aspire abatable, undissected service payments for the operation, maintenance and provision of the schools. At the expiry of the agreement in 2039, the buildings will revert to the State for nil consideration. The land on which the schools are constructed is owned and recognised as an asset of the State.

The fair value of the buildings is recognised as an asset in Note 31 with the corresponding recognition for future payments as a loan liability in Note 37(d).

(b) Queensland schools - Plenary

In December 2013, the State Government entered into a contractual arrangement with Plenary Schools Pty Ltd (Plenary) for the construction and management of 10 schools in South East Queensland on State land. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Plenary over the life of the contract. The project period is for 30 years and is expected to end in December 2043.

Construction work was finalised in January 2019. The State paid a series of capital contributions during the construction phase of the project totalling $190 million. These contribution payments result in lower service payments over the period of the concession.

5-32	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

26.	Public private partnerships continued

Education continued

(b) Queensland schools - Plenary continued

The fair value of the buildings is recognised as an asset in Note 31 with the corresponding recognition for future payments as a loan liability in Note 37(d).

Trade, Employment, and Training

(a) Southbank Education and Training Precinct

In April 2005, the State Government entered into a contractual arrangement with Axiom Education Queensland Pty Ltd (Axiom) to design, construct, maintain and finance the Southbank Education and Training Precinct for a period of 34 years on State land. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Axiom over the life of the contract. The arrangement involved the refurbishment or demolition of existing buildings and the development of new buildings.

Construction work was completed on 31 October 2008. The State pays abatable, undissected service payments to Axiom for the operation, maintenance and provision of the precinct. At the expiry of the agreement in 2039, the buildings will revert to the State for nil consideration.

The fair value of the buildings is recognised as an asset in Note 31 with the corresponding recognition for future payments as a loan liability in Note 37(d).

Queensland Health and Hospital and Health Services (HHSs)

(a) Sunshine Coast University Hospital (SCUH)

In 2012, the State entered into a PPP with Exemplar Health (EH) to finance, design, build and operate the SCUH. The 25-year operating phase of the PPP commenced on 16 November 2016. The fair value of the liability payable to EH for the construction of SCUH was $538 million. Other than certain assets contained within the Sunshine Coast Health Institute, Sunshine Coast HHS (SCHHS) has full control of all SCUH buildings, land, specialist medical assets and all other equipment. EH ensures all infrastructure is fit for use throughout the operating term, but SCHHS operates the facility and manages all healthcare provided. At the end of the 25-year term, the assets will remain in the control of SCHHS. These assets are included in the building asset class in Note 31.

As part of the SCUH PPP, EH constructed two carparks on the SCUH site. These carparks are legally owned by the SCHHS and recorded in the building asset class in Note 31. The State has granted EH a licence to undertake carparking operations for the duration of the 25-year operating term which entitles EH to generate revenue from the operations themselves. The State has unearned revenue from the carpark licence included in Note 39.

(b) Surgical, Treatment and Rehabilitation Service (STARS)

In 2017, the State entered into a PPP with Australian Unity. Australian Unity’s scope of work includes the construction of a new Surgical, Treatment and Rehabilitation Service (STARS) at Herston. The land on which STARS was developed is owned by the State and leased to Australian Unity for 99 years. The State was contractually obligated to occupy the STARS building upon completion and entered into a lease on 4 November 2020 for an initial 20-year period, with an option to extend this lease by two periods of 10 years. The assets are included as right of use (ROU) assets in Note 31 and the lease liability is included in Note 37(d).

(c) Other public infrastructure facilities

The State Government has entered into a number of other contractual arrangements with private sector entities for the construction and operation of public infrastructure facilities on State land for a period of time. After an agreed period of time, ownership of these facilities will pass to the State.

Entity	Facility	Counterparty	Term of Agreement	Commencement Date
Gold Coast HHS	Western car park	SurePark Pty Ltd	31 years	July 2010
Metro North HHS	Butterfield Street car park	International Parking Group Pty Ltd	30 years	January 1998
Metro South HHS	The Princess Alexandra Hospital multi storey car park	International Parking Group Pty Ltd	25 years	February 2008
Sunshine Coast HHS	Noosa Hospital	Noosa Privatised Hospital Pty Limited	10 years	July 2020
Townsville HHS	Medilink	Trilogy Funds Management Ltd	30 years	January 2012
Townsville HHS	Goodstart Early Learning	Trilogy Funds Management Ltd	32 years	February 2012

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-33

Notes to the Financial Statements

26.	Public private partnerships continued

Queensland Health and Hospital and Health Services (HHSs) continued

(c) Other public infrastructure facilities continued

The Gold Coast University Hospital western car park is a SCA under AASB 1059 and is included in Note 33 as a GORTO asset.

The Metro North Butterfield Street car park is not considered a SCA under AASB 1059 and is included in land and buildings in Note 31, with unearned revenue included in Note 39.

The Princess Alexandra Hospital car park is a SCA under AASB 1059 and is included in Note 33 as a GORTO asset.

The SCHHS funds Noosa Hospital Pty Limited for the provision of Combined Services which includes Public Patient Services and Ambulatory Services. This is not considered a SCA under AASB 1059.

The Medilink and GoodStart Early Learning centres are not controlled by the Townsville HHS and are not included on the Balance Sheet.

(d) Co-location agreements

The State has also entered into a number of contractual arrangements (termed co-location agreements) with private sector entities for the construction and operation of private health facilities for a period of time on State land. After an agreed period, ownership of these facilities will pass to the State. The State does not control the facilities associated with these arrangements and accordingly, does not recognise these facilities and any rights or obligations that may attach to these arrangements, other than those recognised under generally accepted accounting principles.

Entity	Facility	Counterparty	Term of Agreement	Commencement Date
Gold Coast HHS	Gold Coast Private Hospital	Healthscope Ltd	50 years	March 2016
Metro North HHS	Caboolture Private Hospital	Affinity Health Ltd	25 years + 20 years	May 1998
Metro North HHS	St Vincent’s Private Hospital Northside	St Vincent’s Private Hospital Northside Ltd	66 years	September 1999
Metro South HHS	Mater Private Hospital Redland	Mater Misericordiae Ltd	25 years + 30 years	August 1999
Metro South HHS	Translational Research Institute Building	Translational Research Institute Pty Ltd	30 years + 20 years	May 2013
Metro South HHS	University of Queensland Training Facility – Redland Hospital	University of Queensland	20 years	August 2015
Metro South HHS	University of Queensland Training Facility – Queen Elizabeth II Jubilee Hospital	University of Queensland	20 years	September 2015

Transport and Main Roads

(a) Gold Coast Light Rail - G:link (GCLR)

In May 2011, the State entered into a contractual arrangement with GoldLinQ Consortium (GoldLinQ) to finance, design, build, operate and maintain the Gold Coast light rail system linking key activity centres from Griffith University (Gold Coast Campus) and the Gold Coast University Hospital to Broadbeach via Southport. The operation of the system commenced in July 2014.

GoldLinQ partially financed construction of the system, with the State providing a capital contribution. During operations, GoldLinQ is paid monthly performance-based payments for operations, maintenance and repayment of the debt finance used to construct the system. The State receives fare-box and advertising revenue generated by the system.

In April 2016, the State entered into a contractual arrangement with GoldLinQ for stage two of the Gold Coast Light Rail system. Stage two connects the existing light rail system at Gold Coast University Hospital Light Rail station to heavy rail at the Helensvale station. Stage two of the system commenced operations on 18 December 2017.

5-34	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

26.	Public private partnerships continued

Transport and Main Roads continued

(a) Gold Coast Light Rail - G:link (GCLR) continued

In March 2022 the State entered into a contractual arrangement with GoldLinQ for stage three of the Gold Coast Light Rail system. Early works have been completed and construction on stage three of the system has commenced. Stage three will extend the light rail from Broadbeach to Burleigh Heads. The 6.7km extension south of the existing tram network will link Helensvale to Burleigh Heads and provide eight additional stations and 5 new light rail vehicles.

Planning has begun for the Gold Coast Light Rail stage four, a 13km extension south of the light rail stage three, linking Burleigh Heads to Coolangatta via the Gold Coast Airport. On 1 September 2025, the Government announced cancellation of stage four.

At the end of the 15-year operations period, ownership of the system will be transferred to the State.

The GCLR assets are disclosed as non-GORTO service concession assets in Note 31 and liabilities in Note 37(d).

(b) Toowoomba Second Range Crossing (TSRC)

In August 2015, the State Government entered into a contractual arrangement with Nexus Infrastructure Consortium to finance, design, build, operate and maintain a range crossing connecting the Warrego Highway at Helidon Spa in the east with the Gore Highway at Athol in the west, via Charlton.

The bypass opened to traffic in September 2019 and toll collection commenced in December 2019, with Transurban Queensland contracted to provide the tolling collection service on behalf of the State.

The State will make ongoing quarterly service payments over the 25-year operation and maintenance period, which includes repayment of the debt finance used to construct the bypass. Maintenance payments will be expensed during the relevant year. At the expiry of the concession period, the State will retain ownership of the range crossing.

The TSRC assets are disclosed as non-GORTO service concessions in Note 31 and liabilities in Note 37(d).

(c) New Generation Rollingstock

In January 2014, the State entered into a 32-year contractual arrangement with NGR Project Company Pty Ltd (Bombardier NGR Consortium) for the design, construction and maintenance of 75 new six car train sets and a new purpose-built maintenance centre. The arrangement involves the State paying the consortium a series of availability payments.

In June 2016, the maintenance centre was accepted by the State. By December 2019, all train sets had been accepted and recognised on the Balance Sheet.

In March 2019, an amendment deed was signed to modify the trains in accordance with the Disability Standards for Accessible Public Transport 2002. All 75 trains have now been upgraded under this agreement.

At the expiry of the arrangement, the State will retain ownership of the trains and the maintenance centre.

The rollingstock assets are disclosed in Note 31 as major plant and equipment and liabilities as other loans in Note 37(d).

(d) Airportlink M7

In June 2008, the State entered into a 45-year SCA with BrisConnections to design, construct and maintain the Airport Link toll road (Airportlink). In April 2016, Transurban Queensland assumed responsibility for Airportlink and now operates Airportlink under the SCA.

In return for collecting the tolls, Transurban Queensland must maintain, operate and manage the toll road for the concession period and also assume the demand and patronage risk. At the end of the service concession period, Airportlink assets will be transferred to the State for nil consideration.

Airportlink is disclosed as a GORTO in Note 33.

(e) Gateway and Logan Motorways and Port Drive

A Road Franchise Agreement (RFA) was established between the State and Queensland Motorways Limited (QML) in April 2011 for the operation, maintenance and management of the Gateway and Logan Motorways for a period of 40 years. In 2014, Transurban Queensland acquired QML and now operates the Gateway Motorway and Logan Motorway toll roads under the RFA with the State.

In return for collecting the tolls, Transurban Queensland must maintain, operate and manage the toll roads for the period of the franchise and also assumes the demand and patronage risk for the franchise period. At the end of the RFA concession period, the toll roads infrastructure assets will be transferred to the State.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-35

Notes to the Financial Statements

26.	Public private partnerships continued

Transport and Main Roads continued

(e) Gateway and Logan Motorways and Port Drive continued

An RFA was also established with Port of Brisbane to maintain and manage the Port Drive motorway. The operator obtains indirect benefits from ongoing maintenance through this increased capacity and access to the port precinct.

All the Gateway and Logan Motorways and Port Drive assets and liabilities are disclosed as GORTOs in Note 33.

(f) Brisbane Airport Rail Link

In 1998, the State Government entered into a 35-year concession agreement with Airtrain Citylink Limited (Airtrain) to design, construct, maintain and operate the Brisbane Airport Rail Link (BARL), a public passenger rail system connecting the Queensland Rail City network to the Brisbane Domestic and International Airports. The BARL is currently in the maintenance and operating phase of the agreement after commencement of operations on 7 May 2001.

In return for collecting passenger fares, Airtrain must maintain, operate and manage the BARL for the period of the concession and also assume the demand and patronage risk for the concession period. At the end of this period, the agreement provides for Airtrain to transfer the BARL assets to the State for nil consideration.

The State Government leases airport land from the Brisbane Airport Corporation and sub-leases the land to Airtrain. BARL is dislosed as a GORTO in Note 33.

Housing and Public Works

(a) Development at 1 William Street Brisbane

1 William Street is a commercial office tower development. Cbus Property was the successful tenderer with a bid of $653 million and on 21 December 2012, the State entered into a project deed, development lease, 99-year ground lease and a sub-lease from the developer for 15 years. The building was occupied in October 2016.

The asset is disclosed as a ROU asset in Note 31 and the lease liability is included in Note 37(d).

(b) Queen’s Wharf Precinct

On 16 November 2015, the State entered into contractual arrangements with the Destination Brisbane Consortium (the Consortium) to redevelop the Queen’s Wharf Precinct in the centre of Brisbane into an Integrated Resort Development (IRD) Project.

On 29 August 2024, a long-term lease and long-term heritage lease commenced, transferring control of specific land and heritage buildings within the site from the State to the Consortium for 99 years. The State has derecognised these assets and recognised the associated cash, intangible assets and infrastructure assets received as consideration.

In 2024-25, legal title transferred for land related to one residential tower. A freehold development lease remains in place for the remaining development land.

Cross River Rail Delivery Authority

On 4 April 2019, the State announced the companies selected to build one of the key Cross River Rail Project works packages. The Tunnel, Stations and Development (TSD) PPP will be delivered by the Pulse consortium.

The TSD PPP will deliver the underground section of the project, including the tunnel from Dutton Park to Normanby and the construction of four new underground stations at Boggo Road, Woolloongabba, Albert Street and Roma Street.

The TSD package reached financial close on 1 July 2019 and is accounted for as a construction contract with a service outsourcing arrangement. The State is contracted to make payments between 2019-20 and 2048-49 covering the capital cost and financing of the TSD component, as well as maintenance.

The asset is included in Note 31 as capital work in progress and the liability as other loans in Note 37(d).

5-36	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

26.	Public private partnerships continued

The estimated net undiscounted cash flows resulting from the above PPPs are reflected below:

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Inflows
Not later than 1 year	61	63	61	63
Later than 1 year but not later than 5 years	253	312	253	312
Later than 5 years but not later than 10 years	295	284	295	284
Later than 10 years	485	597	485	597
	1,094	1,255	1,094	1,255
Outflows
Not later than 1 year	(1,107)	(1,063)	(1,107)	(1,063)
Later than 1 year but not later than 5 years	(4,454)	(4,516)	(4,454)	(4,516)
Later than 5 years but not later than 10 years	(3,081)	(3,072)	(3,081)	(3,072)
Later than 10 years	(5,458)	(6,048)	(5,458)	(6,048)
	(14,100)	(14,698)	(14,100)	(14,698)

Net Cash Outflows	(13,006)	(13,443)	(13,006)	(13,443)

27.	Inventories

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Raw materials, work in progress and finished goods	258	246	1,112	1,015
Land held for resale	277	309	277	309
Inventories held for distribution	168	157	168	157
Environmental certificates held for sale/surrender	-	-	53	102
Other	12	18	150	145
	715	730	1,760	1,729

Inventories (other than those held for distribution) are carried at the lower of cost and net realisable value under AASB 102 Inventories. Cost is determined on the weighted average cost basis and includes expenditure incurred in acquiring the inventories and bringing them to their present location and condition. Where inventories are acquired for nil or nominal consideration, the cost is the current replacement cost as at the date of acquisition.

Land held for resale is stated at the lower of cost and net realisable value. Such cost is assigned by specific identification and includes the cost of acquisition and development.

Inventories held for distribution are those inventories which the State distributes for nil or nominal consideration. These are measured at cost, adjusted for any loss of service potential.

Environmental certificates are recognised in the financial statements at fair market value.

28.	Assets held for sale

Non-current assets classified as held for sale, mainly land and buildings, are determined to be available for immediate sale in their present condition and, where their sale is highly probable, within the next twelve months.

Assets held for sale are measured at the lower of carrying amount and fair value less costs to sell and are not depreciated or amortised.

29.	Investment properties

Properties held to earn rental income or for capital gains purposes are classified as investment properties and held at fair value. Changes in fair value are recognised in the Operating Statement as other economic flows and no depreciation expense or asset impairment is recognised. Movements in investment properties in the current year largely relate to net increases from fair value adjustments.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-37

Notes to the Financial Statements

30.	Restricted assets

A number of assets included in the consolidated financial statements are classified as restricted assets because their use is wholly or partially restricted by externally imposed requirements. These assets include:

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Rental bond receipts restricted by legislation	1,385	1,265	1,385	1,265
Funding held for specific assistance programs approved under regulation	236	292	236	292
Cash and property, plant and equipment to be used for other specific purposes	374	307	391	322
	1,996	1,865	2,012	1,880

5-38	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

31.	Property, plant and equipment

General Government Sector
	Gross			Accumulated depreciation/impairment			Written down value
	2025	2024		2025	2024		2025	2024
	$M	$M		$M	$M		$M	$M

Land	164,450	148,913		(8)	(8)		164,442	148,905
Buildings	106,326	96,303		(43,630)	(38,735)		62,696	57,569
Infrastructure	132,160	126,016		(31,179)	(30,199)		100,980	95,818
Major plant and equipment	2,008	1,756		(407)	(299)		1,601	1,457
Other plant and equipment	8,889	8,381		(5,275)	(5,079)		3,614	3,302
Heritage and cultural assets	3,488	3,356		(1,194)	(1,064)		2,294	2,292
ROU assets	6,106	5,544		(2,757)	(2,448)		3,350	3,096
SCA - non-GORTO	3,548	3,125		(405)	(341)		3,143	2,784
Capital work in progress	22,190	19,455		(75)	-		22,114	19,455

	449,165	412,850		(84,930)	(78,173)		364,234	334,677

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:
	Land		Buildings		Infrastructure		Major plant and equipment
	2025	2024	2025	2024	2025	2024	2025	2024
	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	148,905	135,950	57,569	52,376	95,818	90,560	1,457	1,338
Acquisitions	472	419	703	718	2	-	5	1
Disposals	(67)	(59)	(9)	(2)	(57)	-	-	-
Revaluation increments/(decrements)	15,326	12,398	4,777	4,962	2,483	1,739	95	10
Impairment (losses)/reversals	-	-	-	-	-	-	-	-
Depreciation and amortisation	-	-	(2,972)	(2,654)	(1,322)	(1,268)	(73)	(63)
Net asset transfers	(194)	197	2,629	2,169	4,056	4,786	118	170

Carrying amount at end of year	164,442	148,905	62,696	57,569	100,980	95,818	1,601	1,457

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-39

Notes to the Financial Statements

31.	Property, plant and equipment continued

General Government Sector continued

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below continued:

	Other Plant and equipment		Heritage and cultural assets		ROU assets		SCA - non-GORTO
	2025	2024	2025	2024	2025	2024	2025	2024
	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	3,302	3,039	2,292	2,256	3,096	3,191	2,784	2,528
Acquisitions	443	503	7	5	908	651	146	173
Disposals	(22)	(22)	-	-	-	-	-	-
Revaluation increments/(decrements)	-	-	89	64	119	116	94	116
Impairment (losses)/reversals	-	-	-	-	-	-	-	-
Depreciation and amortisation	(705)	(665)	(70)	(68)	(587)	(565)	(49)	(47)
Net asset transfers	596	447	(24)	36	(185)	(296)	168	15

Carrying amount at end of year	3,614	3,302	2,294	2,292	3,350	3,096	3,143	2,784

	Capital work in progress		Total
	2025	2024	2025	2024
	$M	$M	$M	$M

Carrying amount at beginning of year	19,455	17,967	334,677	309,205
Acquisitions	9,903	8,654	12,588	11,123
Disposals	(5)	(5)	(160)	(87)
Revaluation increments/(decrements)	-	-	22,984	19,404
Impairment (losses)/reversals	(75)	-	(75)	-
Depreciation and amortisation	-	-	(5,780)	(5,331)
Net asset transfers	(7,163)	(7,161)	1	362

Carrying amount at end of year	22,114	19,455	364,234	334,677

5-40	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

31.	Property, plant and equipment continued

Total State Sector
	Gross			Accumulated depreciation/impairment			Written down value
	2025	2024		2025	2024		2025	2024
	$M	$M		$M	$M		$M	$M

Land	167,808	152,005		(102)	(78)		167,706	151,927
Buildings	112,215	101,737		(46,658)	(41,455)		65,557	60,282
Infrastructure	230,841	220,026		(72,124)	(69,639)		158,717	150,387
Major plant and equipment	3,727	3,446		(1,132)	(1,088)		2,595	2,358
Other plant and equipment	14,638	13,661		(8,710)	(8,476)		5,929	5,185
Heritage and cultural assets	3,489	3,357		(1,194)	(1,064)		2,295	2,294
ROU assets	7,262	6,561		(3,210)	(2,827)		4,052	3,735
SCA - non-GORTO	3,548	3,125		(405)	(341)		3,143	2,784
Capital work in progress	30,640	25,618		-	-		30,640	25,618

	574,168	529,536		(133,535)	(124,967)		440,633	404,569

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:
	Land		Buildings		Infrastructure		Major plant and equipment
	2025	2024	2025	2024	2025	2024	2025	2024
	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	151,927	138,783	60,282	54,834	150,387	144,911	2,358	2,390
Acquisitions	536	467	705	718	147	48	5	1
Disposals	(71)	(63)	(10)	(3)	(17)	(15)	(1)	(1)
Revaluation increments/(decrements)	15,359	12,517	4,853	5,303	3,159	1,511	80	(240)
Impairment (losses)/reversals	(25)	(4)	15	(1)	268	(72)	-	-
Depreciation and amortisation	-	-	(3,136)	(2,815)	(3,600)	(3,478)	(140)	(116)
Net asset transfers	(21)	228	2,849	2,246	8,374	7,481	293	324

Carrying amount at end of year	167,706	151,927	65,557	60,282	158,717	150,387	2,595	2,358

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-41

Notes to the Financial Statements

31.	Property, plant and equipment continued

Total State Sector continued

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below: continued:

	Other Plant and equipment		Heritage and cultural assets		ROU assets		SCA - non-GORTO
	2025	2024	2025	2024	2025	2024	2025	2024
	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	5,185	4,952	2,294	2,257	3,735	3,522	2,784	2,528
Acquisitions	473	542	7	5	1,075	1,040	146	173
Disposals	(32)	(27)	-	-	(9)	-	-	-
Revaluation increments/(decrements)	95	(6)	89	64	126	117	94	116
Impairment (losses)/reversals	57	(2)	-	-	-	-	-	-
Depreciation and amortisation	(1,001)	(948)	(70)	(68)	(689)	(648)	(49)	(47)
Net asset transfers	1,150	675	(24)	36	(186)	(297)	168	15

Carrying amount at end of year	5,929	5,185	2,295	2,294	4,052	3,735	3,143	2,784

	Capital work in progress		Total
	2025	2024	2025	2024
	$M	$M	$M	$M

Carrying amount at beginning of year	25,618	21,304	404,569	375,481
Acquisitions	17,267	14,823	20,361	17,816
Disposals	(8)	(5)	(148)	(114)
Revaluation increments/(decrements)	-	-	23,856	19,382
Impairment (losses)/reversals	(238)	(94)	76	(173)
Depreciation and amortisation	-	-	(8,685)	(8,120)
Net asset transfers	(12,000)	(10,410)	603	298

Carrying amount at end of year	30,640	25,618	440,633	404,569

5-42	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

31.	Property, plant and equipment continued

Recognition and measurement

Acquisition

Items of property, plant and equipment with a cost or other value greater than the asset recognition thresholds below are initially capitalised and recorded at cost. Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector mandates asset recognition thresholds for departments and not-for-profit statutory bodies as follows:

Asset class	Asset recognition threshold

Land	$1 (all land)

Buildings and infrastructure	$10,000

Plant & equipment	$5,000

Major plant & equipment	An amount greater than or equal to $5,000, the exact amount of which is at the agency’s discretion.

Heritage & cultural assets	$5,000

Work in progress	n/a

Library reference collections	$1,000,000

Asset recognition thresholds for other entities within the TSS do not exceed the thresholds above.

Items with a cost or other value below the relevant recognition threshold are expensed in the year of acquisition. Cost is determined as the value given as consideration, plus costs incidental to the acquisition including all other costs incurred in getting the assets ready for use. Assets acquired at no cost or for nominal consideration are recognised at the asset’s fair value where that fair value can be measured reliably and exceeds the recognition threshold.

Training, promotional, administration and general overhead costs are expensed as incurred.

Recording and valuation

Land, buildings, infrastructure, major plant and equipment, heritage and cultural assets, and SCA assets are valued at fair value in accordance with AASB 13 Fair Value Measurement, AASB 116 Property, Plant and Equipment, AASB 1049 Whole of Government and General Government Sector Financial Reporting and AASB 1059 Service Concession Arrangements: Grantors. Other classes of assets are valued at cost which approximates fair value.

On initial recognition, all costs incurred in purchasing or constructing the asset and getting it ready for use are capitalised to the value of the asset. Costs also include the initial estimate of the costs of dismantling and restoring the site on which it is located, where that obligation is recognised and measured in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets.

Subsequent costs are added to the carrying amount of the asset when it improves the condition of the asset beyond its originally assessed standard of performance or capacity. Otherwise, subsequent costs are expensed.

Non-current physical assets measured at fair value are comprehensively revalued once every five years or as appropriate, with interim valuations using relevant indices being otherwise performed on an annual basis. Separately identified components of assets are measured on the same basis as the assets to which they relate.

Any revaluation increment arising on the revaluation of an asset is credited to the asset revaluation reserve for that class of assets, except to the extent it reverses a revaluation decrement for the class of assets previously recognised as an other economic flow included in the operating result. A decrease in the carrying amount on revaluation is charged as an other economic flow included in the operating result, to the extent it exceeds the balance of the relevant asset revaluation reserve for the same class of assets.

Items or components that form an integral part of an asset are recognised as a single asset (functional asset). The recognition threshold is applied to the aggregate cost of each functional asset. Energy entities’ easements are disclosed as part of property, plant and equipment because they are considered to be an integral part of the property, plant and equipment of those entities.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-43

Notes to the Financial Statements

31.	Property, plant and equipment continued

Recognition and measurement continued

Recording and valuation continued

Land under roads

The value included in the balance of land under roads is approximately $104 billion (2024: $94 billion).

All land under roads acquired is recorded at fair value in accordance with AASB 13 and AASB 116 using an englobo basis based on the statutory land valuations (as agreed by all state Valuers-General in 2009).

The englobo method reflects the characteristics that would be taken into account by a potential buyer of land under roads that is made available for sale (after having the legislative restriction removed). Englobo valuation is inclusive of all potential land uses and assumes that if removal of the legislative restriction occurred, land under roads would revert to its original state before subdivision. The methodology is appropriate for all land under roads, regardless of its location or whatever type of road infrastructure (if any) is currently on it.

Fair value is determined by the State Valuation Services using a valuation methodology which is undertaken by multiplying the total area of land under roads within each local government area by the average statutory value of all freehold and leasehold land within the corresponding local government area. The statutory valuations for non-rural land are determined on the basis of site value, with the unimproved value used for rural land.

Railway corridor land

Under the Transport Infrastructure Act 1994, railway corridor land is rendered State land under the control of the Department of Natural Resources and Mines, Manufacturing and Regional and Rural Development which, for reporting purposes, records the land at nil value. This land is on-leased to Queensland Rail via the Department of Transport and Main Roads at no cost.

Right-of-use (ROU) assets

Right-of-use assets, including those from concessionary leases, are measured at cost on initial recognition, and are subsequently measured using the cost model. ROU assets are depreciated over the lease term, except where the State expects to obtain ownership of the asset at the end of the lease, in which case depreciation is over the useful life of the underlying asset.

The State has elected not to recognise ROU assets arising from short-term leases and leases of low value assets. The lease payments are instead expensed on a straight-line basis over the lease term. An asset is considered low value if it is expected to cost less than $10,000 when new.

Where a contract contains both lease and non-lease components such as asset maintenance services, the State allocates the contractual payments to each component on the basis of their stand-alone prices, except for leases of plant and equipment, where the State accounts for them as a single lease component. This is also the case for accommodation leases where the base rent is ‘all inclusive’ as the non-lease component cannot be reliably measured.

The State’s ROU assets are predominantly for leases of buildings including the following:

Commercial office accommodation - $1.41 billion (2024: $1.49 billion)

The State leases a portfolio of commercial accommodation, primarily through the Queensland Government Accommodation Office, represented by ROU assets (buildings).

These leases are negotiated on an individual basis and contain a wide range of different terms and conditions in order to achieve the best whole of Government outcome. The State is exposed to potential future increases in variable lease payments based on CPI or market rates, which make up approximately 13% of the portfolio and these are not included in the lease liability until they take effect. When adjustments to lease payments based on CPI or market rates do take effect, the lease liability is reassessed and adjusted against the ROU asset.

Extension options are included in the majority of office accommodation leases, however these are not included in the lease term assessed at commencement date due to the State not being reasonably certain that they will be exercised. In determining whether these options should be included in the lease term assessed at commencement date, the State considers its current office accommodation strategic plan and its history of exercising extension options. The lease term is reassessed if the State becomes reasonably certain that an extension option will be exercised.

The lease agreements do not impose any covenants other than the security interests in the leased assets that may be held by the lessor.

Buildings on Deed of Grant in Trust land - $837 million (2024: $835 million)

The State has concessionary leases consisting of buildings on Deed of Grant in Trust land. These buildings are leased from a number of Aboriginal and Torres Strait Islander councils on below-market rental terms.

5-44	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

31.	Property, plant and equipment continued

Recognition and measurement continued

Recording and valuation continued

Right-of-use (ROU) assets continued

The State is responsible for construction, upgrades, maintenance and insurance of the properties and the use of the properties is restricted to social housing purposes. Lease terms are 40 years with renewal options of an additional 40 years.

Other major leases

The State has a capacity purchase agreement for the Kaban Green Power Hub wind farm and accounts for this arrangement as a lease. The related ROU assets balance is $284 million (2024: $298 million).

The State also has a lease with Australian Unity for the Surgical, Treatment and Rehabilitation Services (STARS) facility, the related ROU asset balance is $350 million (2024: $372 million). See Note 26 for further details.

During 2024-25, the State recognised new leases for police helicopters and headquarters for the Queensland Fire Department.

Interest expense on lease liabilities is disclosed in Note 13. Cash outflows for leases are disclosed in Note 40(b). The State’s expenses relating to short-term leases, leases of low value assets and variable lease payments are not material.

Service concession assets - non-GORTO

Non-GORTO refers to those SCAs where the State pays the operator to construct, maintain and operate an asset that delivers public services. This is distinct from Grant of Right to Operate (GORTO) arrangements where the State grants the operator a right to charge for third party usage of the asset or a right to access a revenue-generating asset located on State land. Service concession assets and liabilities arising from GORTO arrangements are separately disclosed in Note 33 because they do not fit within the Government Finance Statistics framework.

The State’s non-GORTO arrangements at balance date are the Toowoomba Bypass and Gold Coast Light Rail - G:link. More details about these arrangements can be found in Note 26.

Service concession assets are measured at current replacement cost on initial recognition or reclassification and are subsequently measured at fair value determined using current replacement cost. The assets are depreciated on a straight-line basis over their components’ useful lives which range from 29 to 82 years. The assets are categorised at level 3 in the fair value hierarchy. The valuation methodology and significant unobservable inputs are the same as for level 3 buildings and roads and track infrastructure, as disclosed in this note.

Impairment

An impairment loss is recognised as an other economic flow included in the operating result, unless the asset is carried at a revalued amount. When assets are measured at a revalued amount, the impairment loss is offset against the asset revaluation surplus of the relevant class.

Refer Note 16 for the State’s policies and disclosures on impairment and for any impairment losses recognised in the Operating Statement.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions (i.e. an exit price) regardless of whether that price is directly derived from observable inputs or estimated using another valuation technique.

Observable inputs are publicly available data that are relevant to the characteristics of the assets/liabilities being valued, for example, published sales data for land and general office buildings.

Unobservable inputs are data, assumptions and judgements that are not available publicly but are relevant to the characteristics of the assets/liabilities being valued. Significant unobservable inputs used by the State include, but are not limited to, subjective adjustments made to observable data to take account of the characteristics of the State’s assets/liabilities, internal records of recent construction costs (and/or estimates of such costs) for assets’ characteristics/functionality, and assessments of physical condition and remaining useful life. Unobservable inputs are used to the extent that sufficient relevant and reliable observable inputs are not available for similar assets/liabilities.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-45

Notes to the Financial Statements

31.	Property, plant and equipment continued

Recognition and measurement continued

Fair value measurement continued

All assets and liabilities of the State for which fair value is measured or disclosed in the financial statements are categorised within the following fair value hierarchy, based on the data and assumptions used in the most recent specific appraisals:

-	Level 1: represents fair value measurements that reflect unadjusted quoted market prices in active markets for identical assets and liabilities;
-	Level 2: represents fair value measurements that are substantially derived from inputs (other than quoted prices included within level 1) that are observable, either directly or indirectly; and
-	Level 3: represents fair value measurements that are substantially derived from unobservable inputs.

None of the State’s valuations of non-financial assets are eligible for categorisation into level 1 of the fair value hierarchy.

More specific fair value information about the State’s property, plant and equipment is outlined below.

5-46	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

31.	Property, plant and equipment continued

Level 3 fair value reconciliation

General Government Sector

	Land [1]		Buildings		Infrastructure		Major plant and
							equipment
	2025	2024	2025	2024	2025	2024	2025	2024
	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	114,230	18,946	52,500	47,614	95,817	90,559	1,388	1,282
Acquisitions	47	93	615	605	-	-	-	-
Disposals	(50)	(32)	(13)	(17)	(58)	(1)	-	-
Revaluation increments/(decrements)	11,043	9,963	4,100	4,644	2,485	1,740	88	5
Depreciation and amortisation	-	-	(2,800)	(2,477)	(1,322)	(1,267)	(60)	(54)
Net asset transfers	(104)	85,261	2,494	2,131	4,056	4,786	56	154

Carrying amount at end of year	125,166	114,230	56,897	52,500	100,978	95,817	1,471	1,388

	Heritage and cultural		SCA - non-GORTO		Total
	assets
	2025	2024	2025	2024	2025	2024
	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	2,274	2,260	2,321	2,253	268,530	162,914
Acquisitions	7	5	-	-	669	703
Disposals	-	-	-	-	(121)	(49)
Revaluation increments/(decrements)	83	62	94	116	17,892	16,530
Depreciation and amortisation	(69)	(68)	(49)	(47)	(4,300)	(3,914)
Net asset transfers	(11)	13	-	-	6,491	92,346

Carrying amount at end of year	2,283	2,274	2,366	2,321	289,161	268,530

1. 2024 Land includes transfer of land under roads into level 3 valuation due to restrictions on sale and use and the absence of an active market.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-47

Notes to the Financial Statements

31.	Property, plant and equipment continued

Level 3 fair value reconciliation continued

Total State Sector
	Land [1]		Buildings		Infrastructure		Major plant and
							equipment
	2025	2024	2025	2024	2025	2024	2025	2024
	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	115,455	20,121	55,262	50,125	150,099	144,654	2,289	2,334
Acquisitions	50	93	617	605	138	48	-	-
Disposals	(54)	(35)	(13)	(17)	(17)	(13)	(1)	-
Revaluation increments/(decrements)	11,041	9,987	4,176	4,986	3,161	1,500	73	(246)
Impairment (losses)/reversals	-	(3)	14	(1)	265	(93)	-	-
Depreciation and amortisation	-	-	(2,962)	(2,637)	(3,576)	(3,462)	(127)	(107)
Net asset transfers	1,006	85,292	2,730	2,201	8,368	7,465	231	308

Carrying amount at end of year	127,497	115,455	59,824	55,262	158,438	150,099	2,465	2,289

	Heritage and cultural		SCA - non-GORTO		Total
	assets
	2025	2024	2025	2024	2025	2024
	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	2,275	2,262	2,321	2,253	327,701	221,749
Acquisitions	7	5	-	-	812	750
Disposals	-	-	-	-	(85)	(65)
Revaluation increments/(decrements)	83	62	94	116	18,628	16,405
Impairment (losses)/reversals	-	-	-	-	278	(97)
Depreciation and amortisation	(69)	(68)	(49)	(47)	(6,783)	(6,320)
Net asset transfers	(11)	13	-	-	12,322	95,280

Carrying amount at end of year	2,284	2,275	2,366	2,321	352,874	327,701

1. 2024 Land includes transfer of land under roads into level 3 valuation due to restrictions on sale and use and the absence of an active market.

5-48	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

31.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value

General Government

Description	Fair value 2025 $M	Significant unobservable inputs

Land	125,166

Level 3 land assets are mainly held by the Department of Natural Resources and Mines, Manufacturing and Regional and Rural Development and the Department of Environment, Tourism, Science and Innovation. These assets are classified as land under roads, reserves, unallocated state land, national parks and leasehold land.

Land under roads not subject to freehold or leasehold title or reserve tenure vests in the State. This land is valued using the englobo approach as agreed by State Valuers-General. Further details on this valuation approach are outlined earlier in Note 31.

		The most significant unobservable input in the valuation of land under roads is the valuers’ judgement in relation to the value that the market would assign to the restrictions placed on the land.

The valuation of reserves and unallocated state land is based, where possible, on recent sales in the general location of the land, adjusted for specific attributes of, and restrictions on, the land being valued. As such, the most significant unobservable input into the valuation of reserves and unallocated state land is the valuers’ professional judgement applied in determining the fair value.

National park land is valued with reference to sales of land with a similar topography and location. This market data is adjusted by the valuer to reflect the nature of restrictions upon national park land. Accordingly, the most significant input to the valuation of national park land is the valuers’ judgement in relation to the adjustments potential market participants would make to the price paid for this land in light of the restrictions.

Leasehold land is valued using the present value of the future income from leases over the land. In calculating the value of leasehold land, the discount rate applied to the leases is a significant unobservable input.

Buildings	56,897	Buildings classified as Level 3 are those which, due to their specialised nature and/or construction, do not have an active market.
		Within level 3 buildings, major sub-groups exist which are valued using similar methods. The most significant of these groups are valued at current replacement cost listed below:

–   Schools and early childhood buildings – The valuation utilises published current construction costs for the standard components of the buildings. Adjustment and allowances are made for specialised fit out requirements and more contemporary construction/design approaches. Significant judgement is also required in determining the remaining service life of these buildings.

–   Correctional centres, court houses and juvenile justice facilities – Significant inputs into this approach are construction costs, locality allowances for regional and remote facilities, remaining useful life and current condition assessments.

–   Health services buildings (including hospitals) – In determining the replacement cost of each building, the estimated replacement cost of the asset, or the likely cost of construction including fees and on costs at the valuation date, is assessed based on historical records and adjusted for contemporary design/construction practices. The resulting values are adjusted using published locality indices to allow for regional and remote location. The valuers apply professional judgement in assessing the assets’ current condition and remaining service lives.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-49

Notes to the Financial Statements

31.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value continued

General Government continued

Description	Fair value 2025 $M	Significant unobservable inputs
Buildings continued		Market based inputs

Social housing is valued using market based inputs. However, because multi-unit properties do not have separate titles, significant adjustments are made by valuers. Significant unobservable inputs to the valuers’ adjustments are the discount rates applied to represent the cost of obtaining strata title.

Infrastructure	100,978

Level 3 infrastructure within the GGS is primarily roads held by the Department of Transport and Main Roads, and roads and tracks within National Park and State Forest land. Due to their specialised nature and the lack of an active market for infrastructure, these assets are valued using a current replacement cost methodology.

		Assets in the SCA non-GORTO class are mainly the Gold Coast Light Rail and Toowoomba Second Range Crossing and are measured at fair value using the same valuation methodology as infrastructure assets.
SCA - non-GORTO	2,366

Road infrastructure, and roads, tracks and rail are valued based on a combination of raw materials and other costs of construction compiled by an external expert and internal assumptions based on engineering professional judgement. As part of this process, road stereotypes (ranging from unformed roads through to major motorways) are assigned to each road segment and are further defined by variables such as terrain, environment, surface types and costing regions. These inputs are also adjusted for contemporary technology and construction techniques. Accordingly, the most significant unobservable input to the valuation of roads is the calculated replacement cost which is heavily reliant upon engineers’ and valuers’ professional judgement.

Major plant and equipment	1,471	Major plant and equipment in the GGS primarily consist of New Generation Rollingstock assets held by the Department of Transport and Main Roads.

Rollingstock is valued using a current replacement cost approach. The significant unobservable inputs to the valuation of rollingstock are estimated costs to replace existing assets and the assumptions made about current asset condition and remaining useful life.

Heritage and cultural assets	2,283

Heritage and cultural assets are mainly comprised of unique or iconic items which are considered to be of historical or cultural significance. These assets are primarily held by the Queensland Art Gallery and the Queensland Museum. While some of these items are able to be traded, such transactions are highly individualised and accordingly it is not considered that there is an active market for these types of assets.

Collections held by the Queensland Art Gallery and Queensland Museum are largely valued on an individual basis with reference to recent transactions in similar works or the cost of replicating or recollecting items. Due to the unique nature of these items, despite some reliance on recent transactions in similar items, the most significant input to the valuation of collections is the professional judgement of the valuer.

5-50	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

31.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value continued

Total State Sector

Description	Fair value 2025 $M	Significant unobservable inputs

Infrastructure	158,438	In addition to the infrastructure assets identified above in the GGS, level 3 infrastructure for the TSS includes rail, ports, electricity and water infrastructure assets.
		Income based approach

Water infrastructure assets (mainly Seqwater) – unobservable inputs in this type of valuation include assumptions about future market conditions and selection of an appropriate discount rate. The discount rate is a significant unobservable input to the valuation of water infrastructure.

Port infrastructure – inherent in this valuation process are assumptions in relation to future operating cash flows, projected capital replacement and selection of an appropriate discount rate (equal to the Weighted Average Cost of Capital) for the organisation holding the assets. The discount rate has a significant impact upon the final valuation and, being based upon professional judgement, is an unobservable input.

Electricity distribution and transmission infrastructure – being regulated assets, significant professional judgement is required in forecasting future cash flows. The significant unobservable inputs affecting the valuation of electricity infrastructure include assumptions about future revenue cash flows, future capital expenditure requirements and selection of an appropriate discount rate.

National Electricity Market connected power stations – using a pre-tax nominal cash flow and discount rate model and various demand, supply and Renewable Energy Target scenarios. The significant unobservable inputs affecting the valuation include assumptions about electricity spot prices, contract load and premium and discount rate.

		Current replacement cost

The majority of rail infrastructure is valued using a current replacement cost methodology except for regional freight assets which are valued on a discounted cash flow basis. The significant unobservable inputs to the current replacement cost valuation are costs to replace existing assets and the assessments of current asset condition and remaining useful life.

Major plant and equipment	2,465	Major plant and equipment in the TSS, in addition to that in the GGS, is primarily Queensland Rail rollingstock.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-51

Notes to the Financial Statements

32.	Intangibles

General Government Sector
	Gross		Accumulated Amortisation		Written down value

	2025	2024	2025	2024	2025	2024
	$M	$M	$M	$M	$M	$M

Software development	2,186	2,202	(1,508)	(1,544)	678	658
Purchased software	331	329	(300)	(293)	31	36
Other	146	59	(27)	(17)	120	41

	2,663	2,590	(1,835)	(1,855)	828	735

Total State Sector
	Gross		Accumulated Amortisation		Written down value

	2025	2024	2025	2024	2025	2024
	$M	$M	$M	$M	$M	$M

Software development	4,108	4,099	(2,630)	(2,578)	1,477	1,521
Purchased software	874	853	(734)	(694)	140	159
Licences and rights	281	252	(133)	(98)	148	153
Other	523	341	(84)	(155)	439	186

	5,785	5,544	(3,581)	(3,525)	2,205	2,019

Most intangibles arise from software development.

Intangible assets are recognised in accordance with AASB 138 Intangible Assets. Software is classified as an intangible asset, rather than property, plant and equipment unless it is an integral part of the related hardware.

Internally generated goodwill, brands and items of similar substance, as well as expenditure on initial research, are specifically excluded from being recognised on the Balance Sheet.

In accordance with the Non-Current Assets Policies for the Queensland Public Sector, the recognition threshold for departments and statutory bodies is $100,000. Items with a lesser value are expensed. The threshold for other entities does not exceed this amount.

Internally generated intangible assets are only revalued where an active market exists for the asset in question, otherwise they are measured at cost.

For information on impairment policies, refer Note 16.

33.	Service Concession Arrangements – Grant of Right to Operate (SCA - GORTO)

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Gross	15,359	14,888	15,359	14,888
Less: Accumulated depreciation	2,731	2,488	2,731	2,488
	12,629	12,401	12,629	12,401

GORTO movement reconciliation:
Service concession assets
Carrying amount at beginning of year	12,401	11,660	12,401	11,660
Acquisitions (including upgrades)	23	-	23	-
Net revaluation increments	380	902	380	902
Depreciation expense	(175)	(162)	(175)	(162)
Carrying amount at end of year	12,629	12,401	12,629	12,401

Service concession liabilities
Carrying amount at beginning of year	6,971	7,207	6,971	7,207
Amortisation	(216)	(235)	(216)	(235)
Transfers	4	-	4	-
Carrying amount at end of year	6,760	6,971	6,760	6,971

5-52	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

33.	Service Concession Arrangements – Grant of Right to Operate (SCA - GORTO) continued

Arrangements where the State grants the operator a right to charge for third party usage of an asset that provides public services, such as a toll road, or a right to access a revenue-generating asset located on State land, in return for the construction and operation of that asset and return of the asset to the State at the end of the PPP are, for convenience, referred to as GORTO arrangements in this document.

Where a service concession arrangement contains both GORTO and non-GORTO (i.e. State funding) features, the service concession assets and liabilities are presented separately, with non-GORTO assets included in Note 31 and non-GORTO liabilities included in Note 37(d).

Service concession assets are measured at current replacement cost and are depreciated over their useful lives. GORTO liabilities (which are unearned revenue) are amortised straight-line over the terms of the service concession arrangements. The net Operating Statement impact is reflected in Note 20.

Refer Note 26 for further details of individual GORTO arrangements.

34.	Other non-financial assets

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Current
Prepayments	572	455	978	627
Other	217	137	256	176
	789	592	1,234	803

Non-current
Prepayments	266	146	354	183
Other	33	74	51	95
	299	221	405	278

	1,088	812	1,639	1,081

Other non-financial assets primarily represent prepayments by the State. These prepayments include salaries and wages, grant payments, prepayments under finance lease agreements and payments of a general nature made in advance.

35.	Payables

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Current
Trade creditors	3,660	3,100	5,424	5,490
Grants and other contributions	369	1,195	251	1,111
GST payable	84	76	179	165
Other payables	2,702	2,588	2,779	2,656
	6,816	6,960	8,633	9,422

Non-current
Trade creditors	33	49	129	122
Other payables	-	1	17	15
	33	50	146	137

	6,849	7,010	8,779	9,560

Payables mainly represent amounts owing for goods and services provided to the State prior to the end of the financial year. The amounts are unsecured, are usually paid within 30 days of recognition and are non-interest bearing.

Payables are recognised at amortised cost using the effective interest rate method.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-53

Notes to the Financial Statements

36.	Employee benefit obligations

(a) Superannuation liability

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Current
Superannuation	1,996	2,065	1,996	2,065
Judges’ pensions	34	32	34	32
	2,030	2,097	2,030	2,097

Non-current
Superannuation	15,837	17,138	15,700	16,888
Judges’ pensions	953	883	953	883
	16,790	18,021	16,653	17,771

Total superannuation liability (refer Note 48)	18,821	20,118	18,683	19,868

The State recognises a superannuation liability in respect of the various employees’ accrued superannuation benefits which represents the difference between the net market value of plan assets and the estimated accrued superannuation benefits at year end.

The present value of the accrued benefits is calculated using the projected unit credit method and represents the actuarial value of all benefits that are expected to become payable in the future in respect of contributions made or periods of service completed prior to the valuation date, allowing for future salary increases.

The costs of providing future benefits to employees are recognised over the period during which employees provide services. All superannuation plan costs, excluding actuarial gains and losses, are recognised in the Net Operating Balance. Actuarial gains and losses are recognised directly in Other Economic Flows – Other Movements in Equity on an annual basis and represent experience adjustments (the effects of differences between the previous actuarial assumptions and what has actually occurred e.g. investment returns on plan assets) and the effects of changes in actuarial assumptions underlying the valuation.

Refer Note 48 for details of the assumptions behind superannuation calculations.

(b) Other employee benefits

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Current
Salary and wages payable	1,242	1,049	1,433	1,291
Annual leave	3,334	3,110	3,745	3,485
Long service leave	785	761	1,481	1,402
Other employee entitlements	82	66	246	219
	5,443	4,986	6,906	6,397

Non-current
Long service leave	5,614	5,180	5,728	5,272
Other employee entitlements	8	10	16	17
	5,622	5,190	5,744	5,289

	11,065	10,176	12,651	11,686

Wages, salaries and sick leave

Liabilities for wages and salaries are accrued at year end. For most agencies, sick leave is non-vesting and is expensed as incurred. Liabilities have been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs.

5-54	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

36.	Employee benefit obligations continued

(b) Other employee benefits continued

Annual leave

The Annual Leave Central Scheme (ALCS) was established on 30 June 2008 to centrally fund annual leave obligations of departments, commercialised business units and shared service providers. Members pay a levy equal to their accrued leave cost into the scheme and are reimbursed by the scheme for annual leave payments made to their employees. Entities that do not participate in the ALCS continue to determine and recognise their own leave liabilities.

The State’s annual leave liability has been calculated based on wage and salary rates at the date they are expected to be paid and includes related on-costs. In accordance with AASB 119 Employee Benefits, where annual leave is not expected to be paid within 12 months, the liability is measured at the present value of the future cash flows.

Long service leave

The Long Service Leave Central Scheme was introduced in 1999-2000 to centrally manage long service leave liabilities within the General Government Sector. Participating agencies (predominantly Government departments) pay a levy into the scheme. From 1 January 2022, the long service leave levy rate payable by participating agencies is 2.6% of salary and wages costs. Amounts paid to employees for long service leave are then claimed from the scheme as a reimbursement. The liability is assessed annually by the State Actuary.

The valuation method used incorporates consideration of expected future wage and salary levels, experience of employee departures and periods of service. On-costs have been included in the liabilities and expenses for the Long Service Leave Central Scheme. These amounts have not been separately identified as they are not material in the context of the State’s overall employee entitlement liabilities.

The State’s long service leave provisions are calculated in accordance with AASB 119 using yield rates of Government bonds at reporting date and actuarial assumptions which are mutually compatible. The gross discount rate for 10 year Commonwealth bonds at 30 June 2025 was 3.9% (2024: 4.3%).

Entities that do not participate in the Long Service Leave Central Scheme determine their liability for long service leave based on the present value of estimated future cash outflows to be made.

Termination benefits

Termination benefits are payable when employment is terminated before the normal retirement date or when an employee accepts a voluntary redundancy in exchange for these benefits. The State recognises termination benefits when it is demonstrably committed to either terminating the employment of employees according to a detailed formal plan without possibility of withdrawal or providing termination benefits as a result of an offer made to encourage voluntary redundancy. Benefits falling due more than 12 months after balance date are discounted to present value.

37.	Deposits, borrowings and advances, securities and derivatives

(a) Deposits held

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Current
Deposits at fair value through profit or loss	-	-	7,288	5,266
Interest bearing security deposits	-	-	11	11
	-	-	7,299	5,277

(b) Advances received

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Current
Commonwealth	22	20	22	20
Public Non-financial Corporations	3,426	2,943	-	-
	3,448	2,964	22	20

Non-current
Commonwealth	182	198	182	198
	3,630	3,161	203	218

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-55

Notes to the Financial Statements

37.	Deposits, borrowings and advances, securities and derivatives continued

(c) Borrowing with QTC

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Current	7	41	-	-
Non-current	64,701	50,909	-	-
	64,708	50,950	-	-

At 30 June 2025, $730 million (2024: $3.490 billion) was held in a redraw facility, offsetting borrowing with QTC in the Balance Sheet.

(d) Leases and other loans

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Current
Lease liability	556	505	677	629
SCA - non-GORTO liabilities	49	44	49	44
Loans - other	1,380	481	1,551	615
	1,985	1,030	2,277	1,289
Non-current
Lease liability	2,609	2,373	3,299	2,975
SCA - non-GORTO liabilities	630	544	630	544
Loans - other	2,876	3,812	3,116	4,158
	6,115	6,729	7,044	7,678

	8,100	7,759	9,322	8,966

Lease liabilities are effectively secured, as the rights to the leased assets revert to the lessor in the event of a default. Interest on leases is recognised as an expense as it accrues.

(e) Securities and derivatives

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Current
Government securities issued	-	-	16,513	14,107
Derivatives
Cash flow hedges	-	-	196	505
Other derivatives	-	-	429	1,081
	-	-	17,137	15,693
Non-current
Government securities issued	-	-	133,184	113,549
Derivatives
Cash flow hedges	-	-	56	198
Other derivatives	57	64	822	765
	57	64	134,062	114,512

	57	64	151,200	130,205

Financial liabilities disclosed above are classified as either financial liabilities held at amortised cost or as financial liabilities at fair value through profit or loss. The carrying amount of financial liabilities in each of the categories is disclosed in Note 47.

Financial liabilities held at amortised cost

Financial liabilities held at amortised cost are initially measured at fair value plus any directly attributable transaction costs and subsequently measured at amortised cost using the effective interest method.

Financial liabilities measured at amortised cost include borrowing with QTC, advances from the Australian Government and PNFCs, lease liabilities, service concession liabilities and other loans (except those held by QTC). The borrowing with QTC and advances from PNFCs are eliminated on consolidation of the TSS.

5-56	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

37.	Deposits, borrowings and advances, securities and derivatives continued

Financial liabilities at fair value through profit or loss

Financial liabilities are categorised as fair value through profit or loss if they are classified as held for trading or designated so upon initial recognition. Financial liabilities at fair value through profit or loss are valued at fair value at balance date. Unrealised gains and losses are brought to account as other economic flows included in the operating result.

Financial liabilities at fair value through profit or loss include deposits and other loans held by QTC, Government securities issued by QTC, and derivatives. In relation to deposits, income derived from their investment accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date. Collateral held is disclosed as deposits.

Government securities issued include short-term treasury notes, Australian bonds, floating rate notes, medium-term notes and commercial papers principally raised by QTC.

Derivative financial instruments

The State, through its controlled entities, enters into derivative financial instruments in the normal course of business in order to hedge exposure to movements in interest rates, electricity prices and foreign currency exchange rates.

Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently remeasured to their fair value at each reporting period.

Some derivatives are used in cash flow hedges for highly probable forecast transactions, as detailed in subsection (i) below. Gains or losses on the effective portion of cash flow hedges are recognised in the cash flow hedge reserve in equity, while the ineffective portion is recognised immediately as other economic flows included in the operating result. Amounts taken to equity are transferred to the operating result when the hedged transaction affects the operating result, such as when a forecast sale or purchase occurs, or when the hedge becomes ineffective. Where the forecast transaction that is hedged results in recognising a non-financial asset or liability, the gains or losses previously deferred in equity are transferred to the carrying amount of the asset or liability.

All derivatives are carried as assets when fair value is positive and liabilities when fair value is negative. Derivative assets are disclosed in Note 24(a) and derivative liabilities are disclosed in part (e) of this note. Derivative instruments used by the State include options, futures contracts, electricity derivative contracts, forward starting loans, forward rate agreements, foreign exchange contracts, cross currency swaps and interest rate swaps.

(i) Cash flow hedges

Risk management strategy

The State applies hedge accounting on eligible electricity derivatives (mostly price swaps, futures, and options) that are used to protect against movements in the price of electricity. The economic relationship is determined by matching the critical terms, such as forecasted volume and time period, between the hedging instrument and the hedged item. The hedge ratio for these hedging relationships is intended to be 100 per cent. However, the inherent variability in the volume of electricity demand and sales means that actual sales and purchases volumes can vary from the forecasts. These variances are the main source of hedge ineffectiveness.

The State also enters into forward exchange contracts and interest rate swaps to protect against foreign exchange and interest rate movements. The total amount of these derivatives is not material.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-57

Notes to the Financial Statements

37.	Deposits, borrowings and advances, securities and derivatives continued

Derivative financial instruments continued

(i) Cash flow hedges continued

Amount, timing and uncertainty of future cash flows

The electricity derivatives are recognised at trade date and settled net, with the majority of cash flows expected within five years. The nominal amount of electricity hedges outstanding and their price average are as follows:

	Nominal quantity	Price average
	GWh	$ / MWh

2025
Electricity derivatives designated as cash flow hedges of electricity sales	32,295	95
Electricity derivatives designated as cash flow hedges of electricity purchases	5,635	106

2024
Electricity derivatives designated as cash flow hedges of electricity sales	29,133	87
Electricity derivatives designated as cash flow hedges of electricity purchases	5,796	85

Effects of cash flow hedge accounting on financial position and performance

	Total State
	2025	2024
	$M	$M

Carrying amount of cash flow hedging instruments - assets	83	184
- liabilities	252	703

Change in fair value of hedging instruments - gain/(loss) - for calculating hedge ineffectiveness	144	177
Change in value of hedged items - gain/(loss) - for calculating hedge ineffectiveness	(111)	(165)
Hedge ineffectiveness recognised in profit or loss	17	39

Cash flow hedge reserve reconciliation:
Opening balance	(540)	(934)
Effective portion of hedging gains or losses recognised in equity	64	245
Amounts reclassified to profit or loss - hedged item has affected profit or loss [1]	315	157
Amounts included in the carrying amount of a non-financial asset or liability	3	(8)

Closing balance	(158)	(540)

1 Reclassification adjustments are included in sales of goods and services (for sales) in Note 5 or other operating expenses (for purchases) in Note 11.

The closing balance of the cash flow hedge reserve relates to continuing hedges, with the exception of $1 million of losses (2024: $7 million) that relates to hedge relationships for which hedge accounting is no longer applied.

(ii) Derivatives which do not qualify for hedge accounting

Certain derivatives do not qualify for hedge accounting as they are held for trading or not designated as hedges. These instruments typically include some electricity derivatives such as swaps, caps and options and load following hedges, and environmental derivatives contracts, such as forward contracts and options. Interest rate swaps, forward rate agreements, options and credit default swaps are also used to hedge exposure to interest rate movements, foreign currency and credit risks but are not hedge accounted.

5-58	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

38.	Provisions

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Current
Outstanding claims
Workers’ compensation	-	-	2,213	2,042
Other	360	334	373	349
Onerous contracts	-	-	29	52
National Injury Insurance Scheme Queensland	-	-	198	205
Queensland Government Insurance Fund	398	334	398	334
Other	415	283	511	360
	1,173	951	3,722	3,342
Non-current
Outstanding claims
Workers’ compensation	-	-	3,568	3,306
Other	857	756	875	773
Onerous contracts	-	-	60	191
National Injury Insurance Scheme Queensland	-	-	4,496	3,834
Queensland Government Insurance Fund	3,317	3,351	3,317	3,351
Other	378	308	1,301	1,052
	4,552	4,415	13,617	12,508

	5,725	5,367	17,339	15,851

Provisions are recognised when there is a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated. Where there are a number of similar obligations, the likelihood that an outflow will be required is determined by considering the class of obligations as a whole. Provisions are measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date. The discount rate used to determine the present value reflects current market assessment of the time value of money and risks specific to the liability.

Outstanding claims

The liability for outstanding claims is measured as the present value of expected future payments, the majority of which are actuarially assessed. The liability includes outstanding claim recoveries and reinsurance receivables.

Where outstanding claims are measured in accordance with AASB 1023 General Insurance Contracts, the claims liability includes a risk margin in addition to expected future payments. These liabilities are discounted for the time value of money using risk-free discount rates that are based on current, observable, objective rates.

(i) Workers’ compensation

WorkCover Queensland is the main provider of workers’ compensation insurance in Queensland. The discount rate applied to workers’ compensation gross outstanding claims as at 30 June 2025 was 3.6% (2024: 4.3%) and the inflation rate was 3.6% (2024: 4.0%). The risk margin applied was 9% (2024: 9%).

(ii) National Redress Scheme for Survivors of Institutional Child Sexual Abuse

The National Redress Scheme for Survivors of Institutional Child Sexual Abuse commenced on 1 July 2018 and will run for ten years. Queensland Government will pay 50% of redress cost for Queensland institutions under the expanded Funder of Last Resort (FoLR) arrangements that commenced 3 December 2021.

The Scheme provides eligible applicants support through a monetary payment capped at $150,000.

The provision for the National Redress Scheme includes an estimate of Queensland’s future payments to the Commonwealth including amounts for monetary payments, counselling, psychological care, legal and administrative costs and offsets for payments previously made to survivors, largely under the previous National Redress Scheme.

As of 30 June 2023, the counselling and psychological care was extended to family members of survivors who accept the Redress payment.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-59

Notes to the Financial Statements

38.	Provisions continued

Outstanding claims continued

(iii) National Injury Insurance Scheme Queensland (NIISQ)

NIISQ was established on 1 July 2016 to provide ongoing lifetime treatment, care and support services for people who sustain eligible, serious personal injuries in a motor vehicle accident on or after 1 July 2016, regardless of fault.

The NIISQ is funded via a levy which Queensland motorists pay in conjunction with their Compulsory Third Party (CTP) premium and registration. The levy is set annually and is based on actuarial advice to fully fund present and likely future liabilities of the scheme. Scheme liabilities are long term in nature and estimates of costs are sensitive to underlying financial assumptions for inflation and the discount rate. Actuarial assumptions underpinning the levy adopt long-term assumptions for Consumer Price Index (CPI), Wage Prices Index (WPI) and the discount rate to support year to year levy stability (2.5% p.a. and 3.0% p.a. and 4.5% p.a. respectively for 2024-25).

NIISQ provisions are assessed annually by independent actuaries and are measured in accordance with AASB 137 as the present value of the expected future payments for claims of the NIISQ incurred up to 30 June 2025, including claims incurred but not reported. The estimate of the NIISQ provision is based on market consistent assumptions of 4.4% inflation (consistent with expected cost of services) and a discount rate of 4.7% as at 30 June 2025 (4.4% and 4.7% respectively for 2024).

(iv) Queensland Government Insurance Fund (QGIF)

QGIF was established as a centrally managed self-insurance fund for the State’s insurable liabilities and covers child abuse (both sexual and serious physical), medical, property and other liabilities and is an administrative arrangement within the Consolidated Fund. QGIF aims to improve the management of insurable risks through identifying, providing for and funding the Government’s insurance liabilities. Participating Government agencies pay premiums into the fund to meet the cost of claims and future insurable liabilities. QGIF outstanding claim liabilities are reported at the whole of Government level, with claims paid out of Queensland Treasury’s Administered accounts.

The State’s QGIF provisions are actuarially assessed annually and are calculated in accordance with AASB 137. The liabilities relate to all claims incurred prior to 30 June 2025 and include an estimate of the cost of claims that are incurred but not reported. Expected future payments are discounted using yields on Australian government bonds. This risk-free discount rate applied as at 30 June 2025 was 4.5% (2024: 4.6%).

Other provisions

(i) Power Purchase/Pooling Agreement provisions

A provision for onerous contracts has been recognised in relation to long-term power purchase/pooling agreements (PPAs) when the unavoidable costs of meeting the ongoing obligations under these agreements exceed the expected benefits to be received. The provision for onerous contracts reflects the net present value of the least net cost of exiting these onerous PPAs, which is the lower of the cost of fulfilling the agreements or the compensation payable, as defined in these agreements, for early termination.

An onerous contract provision exists in relation to the Gladstone Inter-connection and Power Pooling Agreement and was remeasured downwards by $163 million (2024: upwards by $44 million) during the year due to a change in future cash flow assumptions.

The extent of the future losses from the power purchase/pooling agreements will depend on future wholesale pool prices as well as the need for the State to meet its network support obligations. The future level of Queensland wholesale pool prices remains significantly uncertain. The critical determinants of future pool prices will be the bidding behaviour of participants in the National Electricity Market, load growth, network reliability and the introduction of new generation capacity. The discount rate used reflects current market assessments of the time value of money and the risks specific to these obligations.

(ii) Restoration provisions

Provisions are recognised for dismantling, removal and restoration costs where a constructive obligation exists. The present value of the obligation is recorded in the initial cost of the asset.

(iii) Property resumption provisions

Provisions are recognised to account for compensation expected to be paid for all property resumptions, except for hardship resumptions which are recognised immediately as a payable.

5-60	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

38.	Provisions continued

Other provisions continued

Movements in provisions

General Government Sector		Outstanding Claims	QGIF	Other Provisions	Total
		2025	2025	2025	2025
		$M	$M	$M	$M

Carrying amount at beginning of year		1,090	3,685	591	5,367
Additional provisions recognised		421	489	297	1,207
Reductions in provisions and payments		(302)	(304)	(101)	(708)
Transfers and reclassifications		-	-	7	7
Change from remeasurement and discounting adjustments		9	(155)	(1)	(148)

Carrying amount at end of year		1,217	3,715	793	5,725

Total State Sector	Outstanding Claims	NIISQ	QGIF	Other Provisions	Total
	2025	2025	2025	2025	2025
	$M	$M	$M	$M	$M

Carrying amount at beginning of year	6,470	4,039	3,685	1,656	15,851
Additional provisions recognised	3,491	953	489	459	5,393
Reductions in provisions and payments	(2,940)	(250)	(304)	(167)	(3,662)
Transfers and reclassifications	-	-	-	13	13
Change from remeasurement and discounting adjustments	8	(47)	(155)	(61)	(255)

Carrying amount at end of year	7,029	4,694	3,715	1,901	17,339

39.	Other liabilities

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Current
Unearned revenue	570	633	1,017	1,029
Environmental surrender obligations (RECs, GECs, NGACs)	-	-	100	155
Other	164	198	245	196

	734	831	1,362	1,381

Non-current
Unearned revenue	206	217	492	520
Other	-	-	287	296

	206	217	780	816

	940	1,048	2,142	2,197

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-61

Notes to the Financial Statements

40.	Notes to the Cash Flow Statement

(a)	Reconciliation of operating result to net cash flows from operating activities

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Operating result	(404)	5,861	(4,061)	6,785

Non-cash movements:
Depreciation and amortisation	6,074	5,607	9,113	8,506
Net (gain)/loss on disposal of Non-current assets	(115)	(7)	(1,617)	(1,092)
Impairment and write-off of bad debts	3	(17)	(52)	220
Equity accounting (profit)/loss	(12)	(13)	(12)	(14)
Unrealised net (gain)/loss on borrowings/investments	106	53	4,153	350
Revaluation (increments)/decrements	(3,349)	(4,199)	(7,058)	(7,879)
Net asset write downs, transfers and donations	(512)	(148)	(571)	(498)
Other	(652)	(401)	151	(156)

(Increase)/decrease in receivables	(182)	(962)	(233)	(789)
(Increase)/decrease in inventories	(195)	342	(402)	140
(Increase)/decrease in prepayment and other assets	(118)	(83)	(345)	(54)
Increase/(decrease) in payables	121	669	(615)	1,875
Increase/(decrease) in provisions	(484)	20	695	991
Increase/(decrease) in other liabilities	(78)	63	78	276

Total non-cash movements	607	923	3,284	1,878

Cash flows from operating activities	203	6,783	(777)	8,663

(b)	Changes in liabilities arising from financing activities

General Government Sector
		|-------Cash Flows-----|		|------Non-Cash Changes-----|
	Opening	Cash	Cash	New	Market	Other	Closing
	Balance	Received	Payments	Leases	& Time		Balance
				& similar	Value
	$M	$M	$M	$M	$M	$M	$M
2025
Advances received	3,161	7,245	(6,776)	-	-	-	3,630
Borrowing with QTC	50,950	11,060	(63)	-	-	2,760	64,708
Other loans	4,293	-	(575)	456	-	82	4,256
Leases	2,878	-	(571)	449	122	287	3,165
SCA non-GORTOs	588	-	(59)	146	-	4	678
Securities and derivatives	64	-	-	-	(7)	-	57

	61,934	18,305	(8,044)	1,051	115	3,134	76,494

2024
Advances received	1,909	4,898	(3,646)	-	-	-	3,161
Borrowing with QTC	46,166	3,114	(56)	-	-	1,725	50,950
Other loans	3,970	-	(356)	561	-	118	4,293
Leases	2,919	-	(539)	88	118	291	2,878
SCA non-GORTOs	631	-	(221)	173	-	5	588
Securities and derivatives	41	-	-	-	23	-	64

	55,636	8,012	(4,818)	822	142	2,140	61,934

5-62	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

40.	Notes to the Cash Flow Statement continued

(b)	Changes in liabilities arising from financing activities continued

Total State Sector
		|-------Cash Flows-----|		|------Non-Cash Changes-----|
	Opening	Cash	Cash	New	Market	Other	Closing
	Balance	Received	Payments	Leases	& Time		Balance
				& similar	Value
	$M	$M	$M	$M	$M	$M	$M
2025
Advances received	218	6	(21)	-	-	-	203
Other loans	4,774	246	(904)	456	12	82	4,667
Leases	3,604	-	(713)	619	141	325	3,976
SCA non-GORTOs	588	-	(59)	146	-	4	678
Deposits held	5,277	5,676	(3,654)	-	-	-	7,299
Securities and derivatives	130,205	40,000	(22,736)	-	3,757	(26)	151,200

	144,666	45,929	(28,087)	1,221	3,910	386	168,023

2024
Advances received	235	4	(21)	-	-	-	218
Other loans	4,416	169	(503)	561	12	118	4,774
Leases	3,325	-	(627)	478	119	308	3,604
SCA non-GORTOs	631	-	(221)	173	-	5	588
Deposits held	5,104	1,974	(1,800)	-	-	-	5,277
Securities and derivatives	123,844	33,383	(24,343)	-	(2,707)	28	130,205

	137,555	35,530	(27,514)	1,212	(2,576)	460	144,666

41.	Capital expenditure commitments

As at 30 June 2025, State Government entities had entered into the following capital commitments. Commitments are exclusive of anticipated recoverable GST. Commitments in this note have not been recognised as liabilities in the Balance Sheet.

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Capital expenditure commitments	13,715	9,993	18,480	14,369

42.	Cash and other assets held in trust

Various monies and other assets were held in trust by State Government agencies at year end and have not been included as assets / liabilities in the Balance Sheet:

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

QIC Limited	-	-	54,037	48,857
The Public Trustee of Queensland	2,245	2,154	2,245	2,154
Other	324	434	324	434

	2,568	2,588	56,605	51,445

Security, tender and other deposits administered by the State in a fiduciary or trust capacity are not recognised in the financial statements but are disclosed for information purposes. Whilst these transactions and balances are in the care of the State, they are subject to the normal internal control and external audit requirements.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-63

Notes to the Financial Statements

43.	Contingent assets and liabilities

Contingent assets and liabilities represent items that are not recognised in the Balance Sheet because at balance date:

–

there is a possible asset or obligation arising from past events whose existence will be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Government; or

–

there is a present obligation arising from past events, but it is not recognised because it is either not probable that an outflow of resources embodying economic benefits will be required to settle the obligation or the amount of the obligation cannot be measured reliably.

Below are details of the more significant contingent assets and liabilities from a GGS and TSS perspective.

Pursuant to section 15 of the Queensland Treasury Corporation Act 1988, any losses of QTC are the responsibility of the Consolidated Fund. On this basis, the contingent assets and liabilities of QTC, which forms part of the PFC Sector, are also incorporated in GGS statements.

(a)	Contingent liabilities – quantifiable

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Nature of contingency
Guarantees and indemnities	61,907	55,386	13,996	12,600
Other	332	213	332	213

	62,240	55,598	14,329	12,813

Guarantees and indemnities

General Government Sector

For the GGS, these mainly comprise guarantees of borrowings by local governments and PNFCs from QTC of $10.84 billion and $47.951 billion (2024: $9.64 billion and $42.786 billion) respectively. QTC also provided guarantees of $1.395 billion (2024: $1.395 billion) relating to Australian Financial Services Licences and $267 million (2024: $251 million) relating to the trading activities in the National Electricity Market of subsidiaries of Energy Queensland Limited, CS Energy Limited, Stanwell Corporation Limited and CleanCo Queensland Limited.

Total State Sector From a TSS perspective, borrowings by PNFCs from QTC as disclosed above are eliminated on consolidation. (b) Contingent liabilities - not quantifiable

General Government Sector

Legal proceedings and disputes

A number of legal actions have been brought against the State Government and its agencies. Notification has also been received of a number of other cases that are not yet subject to court action but which may result in subsequent litigation. Due to the wide variety and nature of the claims and the uncertainty of any potential liability, no value has been attributed to these actions / claims.

Native title

A number of native title claims that affect the Queensland Government have been filed with the National Native Title Tribunal under the Native Title Act 1993 (Commonwealth).

The Native Title Act 1993 provides for payment of compensation to native titleholders for a variety of acts that may affect native title. The Government has a potentially significant liability in respect of compensation arising from acts that have extinguished or impaired native title since 1975. The High Court decision in relation to Griffiths v Northern Territory of Australia (known as the Timber Creek case), handed down on 13 March 2019, provides some guidance for calculating native title compensation.

At 30 June 2025, there were 46 (2024: 51) unresolved native title claims before the federal court over State lands (including offshore islands). The claims cover an area of approximately 7% (2024: 13.4%) of the state. At reporting date, it is not possible to make an estimate of any probable outcome of these claims, or of any financial effects.

5-64	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

(b)	Contingent liabilities - not quantifiable continued

Guarantees

The State has provided a number of guarantees in the normal course of business. The amount of any future claims against these guarantees cannot be reliably estimated.

Financial assurance liability gap for mining projects

Financial assurances are required for mining projects to cover the rehabilitation liability should a mining leaseholder fail to undertake rehabilitation. The liability to undertake rehabilitation work remains the responsibility of the mining leaseholder. The State’s responsibility regarding rehabilitation is limited to managing any potential public safety and health risks only. At reporting date, it is not possible to determine the extent or timing of any potential financial effect of this responsibility.

Long-term sales permits

The Department of Primary Industries has issued long-term permits to various sawmilling businesses regarding the supply of log timber from State-owned native forests. These sales permits provide for the payment of compensation by the State to the holder to the extent that the specified quantity of log timber is not harvested from the particular State-owned forests. At reporting date, the State does not foresee the need to pay compensation in relation to any of these long-term sales permits.

Collingwood Park guarantee

Due to a mine subsidence event that occurred at Collingwood Park in 2008, the State, under the Mineral Resources Act 1989, provides a guarantee to owners of affected land to stabilise land, repair subsidence related damage (if cost effective to do so), or purchase land beyond economic repair.

Impact of disasters

As a result of disasters impacting Queensland, further claims are anticipated on the State via the Queensland Reconstruction Authority. As per the 2025-26 Budget, the expected future expenditure in relation to past disasters is $6.16 billion (2024: $4.65 billion), the majority of which is expected to be recovered from the Australian Government. However, significant uncertainty applies to these estimates.

Contaminated land

The State Government controls certain areas of land that are affected by pollutants. The agencies involved will be obliged to restore these assets to a safe and useable condition if their use changes, for example, when the land is sold. Given its nature, it is not possible to provide an estimate of the potential liability of this exposure.

Total State Sector

The following PNFC and PFC non-quantifiable contingent liabilities are in addition to the GGS items above.

WorkCover Queensland

The Workers’ Compensation and Rehabilitation Act 2003 provides that the State Government guarantees every WorkCover policy or other insurance contract with WorkCover Queensland, a statutory body. Given the nature of this contingency, it is not possible to estimate the liability, if any.

QIC Limited

QIC Limited, in its capacity as trustee, is potentially liable for the unsettled liabilities of a number of trusts that it administers. However, under the respective trust deeds, the Corporation is entitled to be indemnified out of the assets of the trusts for any losses or outgoings that may be sustained in its role as trustee, provided the trustee has acted within the terms of the trust deeds.

The directors of QIC have assessed the recoverable amounts of the assets of the trusts and concluded that currently they have excess assets over liabilities.

Certain overseas QIC entities act as general partners of funds established in foreign jurisdictions. They are liable on an unlimited basis for the partnerships’ liabilities to the extent they exceed the total assets of the partnerships. As at 30 June 2025, total assets exceed total liabilities in the relevant partnerships.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-65

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

(b)	Contingent liabilities - not quantifiable continued

Total State Sector continued

State asset sales

As part of the State’s asset sales process in 2011 and 2012 (the initial public offering of shares in QR National Limited (now Aurizon Limited), the Forestry Plantations business, the Port of Brisbane business, the Abbot Point Coal Terminal (X50) business and Queensland Motorways Limited), the State put in place contractual arrangements which result in contingent liabilities as follows:

–

Superannuation indemnity for QR National and Forestry Plantations Queensland for the cost of employer contributions above a particular threshold for their employees who remained as members of QSuper’s defined benefit category;

–

State indemnities for directors and officers of relevant Government-owned corporations and State public servants were put into place in relation to liabilities which might arise out of the restructuring and sale of the various sale entities;

–	Indemnities as to tax and other liabilities accrued during the State’s ownership;
–	Compensation potentially payable in the event that the leases issued over land and infrastructure by State agencies are terminated;
–	Compensation potentially payable for improvements in the event of the termination of relevant leases; and
–	Various warranties in relation to the businesses sold.

At present, the State is unaware of any breaches of agreements and there are no claims being made. As such, it is not possible to estimate any potential financial effect should such a claim arise in the future.

(c) Contingent assets - quantifiable

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Nature of contingency
Guarantees and indemnities	8,239	8,103	9,002	8,794
Other	937	863	937	863

	9,176	8,965	9,939	9,657

Guarantees and indemnities

General Government Sector

The Financial Provisioning Scheme (FPS) manages the State’s financial risk from the potential failure of a resource activity holder of an environmental authority or small-scale mining tenure to meet their rehabilitation and environmental obligations under various legislation. Over time, the scheme will also provide funds to support rehabilitation of abandoned mines and expand research into mine rehabilitation.

Queensland Treasury holds non-cash surety totalling $7.421 billion (2024: $7.516 billion), made up of bank guarantees $5.946 billion (2024: $5.817 billion) and insurance bonds $1.475 billion (2024: $1.699 billion).

The Department of Transport and Main Roads holds securities totalling $895 million (2024: $852) million provided by contractors in the event of non-performance with the agreed contract terms.

Total State Sector

In addition to the above GGS quantifiable guarantees and indemnities, WorkCover Queensland held bank guarantees on behalf of self-insurers totalling $554 million (2024: $493 million).

(d)	Contingent assets - not quantifiable

Total	State Sector

PNFC and PFC non-quantifiable contingent assets include insurance claims yet to be finalised, bank guarantees in the event of non-payment of services, and performance fees yet to be received.

44.	Post balance date events

Following the end of the reporting period, CS Energy finalised negotiations with its insurers regarding the Callide C4 incident that occurred in 2021. Due to the terms of the agreement, specific details of the settlement including the amount and conditions are subject to confidentiality.

There were no other material events after the reporting date of 30 June 2025 that have a bearing on the State’s operations, the results of those operations or these financial statements.

5-66	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

45.	Sustainability related risks

The Queensland Government is exposed to sustainability related risks and develops strategies, policies and procedures to manage these risks. Material Environmental, Social and Governance (ESG) risk factors are identified below.

ESG Factors	Policy initiatives taken to -

Climate Change

Move towards net zero emissions by 2050. Address the physical impacts arising from climate change by embedding adaption and resilience in Queensland’s communities. The Queensland Climate Adaptation Strategy (Q-CAS) 2017-2030 (currently under review) provides an initial framework for climate risk management.

Natural Capital

Manage the balance of resources used between industry, the community and the safeguarding of the natural environment. This includes surface and underground water management, biosecurity, aquaculture, forestry management and environmental protection.

Social	Support an educated, healthy, and skilled community, through education, health services, social welfare, public order, diversity and opportunity, cyber security and safety.

Governance (Economic and Fiscal)

Provide robust frameworks that support Ministers and accountable officers to provide oversight and discharge their obligations. Strong economic and fiscal management is fundamental to achieving government’s objectives and good governance.

Queensland Sustainability Report

The Government produces an annual Queensland Sustainability Report (the Report) to provide detailed information on how the Queensland Government manages these risks and ESG information to meet developing expectations and information needs of investors, financial markets, rating agencies and the community. The Report includes the Government’s sustainability disclosures on matters of governance, strategy, risk management, and metrics/targets to support positive ESG outcomes for a resilient and sustainable future.

Climate-related risk

Climate change is a material risk for the State. The Government both impacts, and is impacted by, climate change in many ways. The impacts of climate change have the potential to affect the State’s ability to provide essential services to the community, the operations of State entities and the value of State assets.

The fiscal impact of climate change on taxes and royalty revenue (see Note 8), is expected to emerge over the medium to long-term, along with the implications for the State’s balance sheet. The impact cannot be quantified as at reporting date.

The government is monitoring the impact of transitional risks on the valuation of the state’s assets, including the valuation and useful lives of coal and other fossil fuel energy generation assets, as well as ports, water and transport infrastructure assets (see Note 16 and Note 31 for impairments for carrying values of non-financial assets).

Queensland Energy Roadmap 2025

The Queensland Energy Roadmap 2025 provides a plan for the state’s electricity system, focusing on a whole-of-system investment and market outlook, and setting out clear policy and investment settings to provide certainty for investors, communities and consumers.

Net zero emissions by 2050

The Queensland Government is committed to net zero emissions by 2050 and providing a credible pathway to this target. The transition to this target must be affordable and achievable.

The Program for making Emissions Reduction Plans was published on 9 June 2025 under section 11 of the Clean Economy Jobs Act 2024. The Queensland Government will develop 6 sector emissions reduction plans to ensure all industries are engaged in realising a net zero future. These sectors are energy, resources, agriculture and land, transport, industry and built environment.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-67

Notes to the Financial Statements

46.	Financial risk management disclosure

The State’s activities expose it to a variety of financial risks such as credit risk, liquidity risk and market risk (including interest rate risk, price risk and foreign exchange risk). The State’s overall risk management objectives, policies and strategies focus on minimising financial risk exposures and seek to mitigate potential adverse effects. The diverse nature of the financing and investing activities undertaken by agencies across the Queensland Government supports a decentralised approach to risk management. Individual agencies are responsible for managing risks to which they are exposed.

Risk management strategies in relation to the State’s financial assets and liabilities are summarised below. Additional risk management information can be found in individual agencies’ general purpose financial reports.

(a) Credit risk

Credit risk exposure represents the potential loss that would be recognised if counterparties failed to meet contractual obligations in relation to receivables, loans and other financial assets.

Receivables, advances and loans

Queensland Treasury’s credit management strategy in respect of tax, royalties, and fines and penalties receivables focuses on the prompt collection of revenues and follow up of outstanding amounts within specified timeframes. Risk assessments are performed upon non-payment of debt, risk ratings are assigned and compliance plans are developed with reference to the debt management strategies.

The State operates in the National Electricity Market, operated by the Australian Energy Market Operator, which has strict prudential guidelines that minimise the potential for credit related losses. This is supported by individual GOCs’ Board-approved policies. Where appropriate, collateral in the form of security deposits, letters of credit or bank guarantees are obtained from customers to mitigate possible losses. Concentration of credit risk for retail electricity customers is minimised due to the wide customer base and limiting credit to any individual customer.

Advances made under the COVID-19 Jobs Support Loans scheme are managed by credit assessment procedures, annual loan reviews, reporting of arrears, monitoring undertaken by an external credit reference bureau, and requiring security on loans over $100,000.

Onlendings made to local governments, universities and grammar schools are actively monitored through credit reviews and covenant monitoring to ensure all counterparties maintain adequate debt serviceability and long-term financial stability.

Details of credit risk exposure and expected credit losses for receivables and advances are disclosed in Note 23.

Cash, securities and derivatives

In respect of cash, deposits, securities and bonds, the State is exposed to significant concentrations of credit risk in the finance sector, in particular, the domestic banking sector. While the State has been focused on diversifying its investment portfolio, investments in bank credit predominate because of the State’s requirement to invest with counterparties rated long-term BBB+ or short-term A-2 or better and to invest in highly liquid securities. Key characteristics of these entities are monitored including their regulatory requirements, additional capital buffers, type of issuance and the impact of exigent developments. A ratings-based approach is used to determine maximum credit exposure, as well as the counterparty’s credit metrics, country of domicile, size of its funding programs, asset composition and quality of the underlying security.

5-68	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(a)	Credit risk continued

Cash, securities and derivatives continued

The State’s largest holder of investments and non-electricity derivatives is QTC. QTC’s credit risk exposures and its counterparty exposures by rating are as follows:

2025	Cash &	Financial	Derivatives	Total	% of
	equivalent	assets			Total
	$M	$M	$M	$M

AAA	-	1,457	-	1,457	4%
AA+	-	972	-	972	2%
AA	-	619	-	619	2%
AA-	4,917	28,966	120	34,003	83%
A+	-	1,241	15	1,256	3%
A	-	2,453	-	2,453	6%
Other	-	129	-	129	0%

	4,917	35,838	135	40,889	100%

2024

AAA	-	861	-	861	2%
AA+	-	938	-	938	2%
AA	-	613	-	613	1%
AA-	7,633	24,845	58	32,536	81%
A+	-	3,074	8	3,082	8%
A	-	1,824	-	1,824	5%
Other	-	226	7	234	1%

	7,633	32,381	74	40,088	100%

Credit risk exposures that relate to electricity derivatives are managed under International Swaps and Derivatives Association (ISDA) agreements. The ISDA also has a strict credit policy, based on counterparties’ credit ratings and requiring appropriate security.

Collateral and other credit enhancements

The maximum exposure to credit risk for the GGS and TSS on recognised financial assets, including derivatives, without taking account of any collateral or other credit enhancements is the carrying amount of these assets on the Balance Sheet.

The State holds as security, collateral in the form of charges over real property, business stock and assets, cash deposits, and bank, insurance company and other guarantees. Refer Note 43 for details of guarantees and indemnities.

Master netting arrangements

The GGS does not have financial instruments that are subject to enforceable master netting arrangements or similar agreements.

The TSS enters into derivative transactions under ISDA Master Agreements and similar agreements. Under the terms of these agreements, the right to set off is enforceable only on the occurrence of default or other credit events. The Total State’s ISDA agreements do not currently meet the criteria for offsetting at balance date, and accordingly the relevant assets and liabilities are shown grossed up.

Collateral is also transferred with derivative counterparties each day to reduce the Total State’s credit exposure.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-69

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(a)	Credit risk continued

Cash, securities and derivatives continued

Master netting arrangements continued

The following table presents financial instruments, including collateral, that are subject to enforceable master netting or similar agreements but not yet offset in the balance sheet. The column ‘net amount’ shows the net impact on Total State if all set off rights (including collateral) were exercised.

	Gross amount	Master netting & collateral	Net amount

	$M	$M	$M
2025
Financial assets	2,219	(1,169)	1,050
Financial liabilities	1,805	(1,169)	636

Net exposure	414	-	414

2024
Financial assets	3,255	(1,920)	1,334
Financial liabilities	2,638	(1,920)	718

Net exposure	616	-	616

(b)	Liquidity risk

Liquidity risk arises from the possibility that individual agencies may be unable to settle a transaction on the due date. A range of funding strategies is used to ensure funds are available, such as maintaining a sufficient level of cash holdings to fund unexpected cash flows. QTC maintains appropriate liquidity to meet minimum requirements for the following liquidity metrics, which are reviewed annually:

–	Standard & Poor’s Liquidity Ratio – maintaining a minimum ratio of liquid assets to debt serving requirements at all times over a rolling 12 month horizon;
–	Liquidity coverage ratio – maintaining a minimum liquidity balance sufficient to cover a stressed liquidity requirement over a set of horizon; and
–	Cash flow waterfall – maintaining positive cash equivalents net of all inflows and outflows over a set horizon.

Liquidity risk of electricity market trading is controlled by the Australian Energy Market Operator, whereby all market participants are required to deliver irrevocable bank guarantees as security for timely settlement.

The contractual cash flow maturities of financial liabilities are included in the tables below. They are calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date:

General Government Sector 2025
	1 Year or	1 to 5	Over 5	Total	Carrying
	Less	Years	Years		Value
	$M	$M	$M	$M	$M

Payables	11,474	41	-	11,515	11,515
Commonwealth advances	31	107	122	260	203
Lease liabilities	640	1,740	1,336	3,716	3,165
SCA - non-GORTO liabilities	82	413	429	924	678
Other liabilities at amortised cost	4,626	1,175	4,464	10,265	7,683
Borrowing with QTC	2,407	9,618	64,382	76,407	64,708
Derivatives	-	-	57	57	57

	19,258	13,095	70,790	103,143	88,009

2024
	1 Year or	1 to 5	Over 5	Total	Carrying
	Less	Years	Years		Value
	$M	$M	$M	$M	$M

Payables	11,185	60	-	11,245	11,245
Commonwealth advances	29	110	143	283	218
Lease liabilities	596	1,671	1,133	3,400	2,878
SCA - non-GORTO liabilities	81	324	460	866	588
Other liabilities at amortised cost	3,271	2,056	4,687	10,013	7,236
Borrowing with QTC	1,615	6,409	50,821	58,845	50,950
Derivatives	-	-	64	64	64

	16,778	10,630	57,307	84,715	73,180

5-70	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(b)	Liquidity risk continued

Total State Sector 2025	1 year or	1 to 5	Over 5	Total	Carrying
	less	years	years		value
	$M	$M	$M	$M	$M

Payables	14,057	162	-	14,219	14,219
Commonwealth advances	31	107	122	260	203
Lease liabilities	744	2,130	1,709	4,583	3,976
SCA - non-GORTO liabilities	82	413	429	924	678
Other liabilities at amortised cost	1,199	1,315	4,464	6,979	4,397
Government securities and other loans at fair value	28,399	63,751	105,257	197,408	157,266
Derivatives	747	623	487	1,858	1,503

	45,259	68,502	112,469	226,230	182,243

2024	1 year or	1 to 5	Over 5	Total	Carrying
	less	years	years		value
	$M	$M	$M	$M	$M

Payables	14,417	154	-	14,572	14,572
Commonwealth advances	29	110	143	283	218
Lease liabilities	721	2,054	1,624	4,399	3,604
SCA - non-GORTO liabilities	81	324	460	866	588
Other liabilities at amortised cost	328	2,148	4,687	7,163	4,386
Government securities and other loans at fair value	23,545	58,132	88,903	170,581	133,321
Derivatives	4,774	(1,124)	(1,388)	2,263	2,549

	43,896	61,800	94,429	200,125	159,238

(c)	Market risk

(i)	Interest rate and unit price risk

Interest income

The GGS and TSS are exposed to interest rate risk through investments managed by QIC Limited and cash deposits with the Commonwealth Bank of Australia. The GGS is also exposed to interest rate risk through its deposits and fixed rate notes with QTC. The State Investment Advisory Board (SIAB) determines the investment objectives, risk profiles and strategy for the Long Term Assets and Queensland Future Fund (Debt Retirement Fund) within the framework provided by the Government. The long term expected equilibrium rate of return on the portfolios has been assessed at 7% (2024: 6.5%). The Long Term Assets are held to fund superannuation and other long term obligations of the State, while the Debt Retirement Fund was established to provide funding to reduce the State’s debt.

The GGS does not undertake hedging in relation to interest rate risk on cash deposits or borrowings. This is managed as per the liquidity risk management strategy.

Interest expense

The GGS and TSS are exposed to interest rate risk through borrowings. For the GGS, this includes borrowing with QTC and the Commonwealth Government. The State also enters into interest rate swaps and futures contracts to assist in the management of interest rate risk. In some instances, interest rate swaps are utilised to swap medium to long term fixed rate borrowings into floating rate. At times, floating to fixed swaps may be undertaken to generate a fixed rate term funding profile.

General Government Sector

The GGS is exposed to movements in interest rates and managed fund unit prices through its cash deposits, investments and borrowings.

The effect of a 1% movement in interest rates on the GGS cash balances would be a $26 million (2024: $24 million) change in the GGS operating result and equity.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-71

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(c)	Market risk continued

(i)	Interest rate and unit price risk continued

The GGS has fixed rate notes with QTC and other investments with QIC Limited that are exposed to interest rate changes and changes in the unit price of the funds managed. The rate on the fixed rate notes is reviewed annually and has been assessed at 7% for 2024-25 (2024: 6.5%). Assuming all other variables remained constant, if the return on the notes moved by +/-1%, the GGS net operating balance would be approximately $432 million higher or lower (2024: $437 million). A +/-1% change in the market value of the underlying QIC investments on QTC’s Balance Sheet would be reflected in an increment / decrement in the GGS other economic flows included in the operating result. If the return on other GGS investments, including with QIC, moved by +/-1%, the GGS operating result and equity would be approximately $65 million higher or lower (2024: $57 million).

GGS borrowing with QTC is in the form of fixed rate loans, generic debt pool borrowings (which are akin to fixed rate loans) or floating rate loans. Although the majority of the GGS borrowings are either fixed rate loans or generic debt pool loans, the Consolidated Fund bears the risk of movements between the fixed rate and market rate. Consequently, if interest rates on borrowing with QTC were to change by 1%, the effect on the GGS operating result and equity would be approximately $647 million (2024: $510 million).

Total State Sector

As the State’s corporate treasury, QTC undertakes portfolio management activities on behalf of the State and raises funding in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. In addition, QTC holds and invests surplus funds on behalf of its clients and for liquidity management purposes.

These activities expose the State to interest rate risk, which is managed with consideration given to duration risk, yield curve risk, basis risk and a value at risk (VaR) framework, complemented by other measures such as defined stress tests.

To manage the risk of non-parallel yield curve movements, QTC manages portfolio cash flows in a series of time periods so that the net interest rate risk in each time period can be measured. QTC enters into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk.

	Total State
	2025	2024
	$M	$M
Interest rate risk VaR at 30 June	24	25
Average for the year	20	35
Financial year - minimum	15	21
Financial year - maximum	26	52

The effect of a 1% movement in interest rates on the TSS cash balances would result in a $66 million (2024: $95million) change to the State’s operating result and equity.

The State has other investments exposed to interest rate changes and changes in the unit price of the funds managed by QIC Limited. Assuming all other variables remained constant, if the return on these investments moved by 1%, the effect on the State’s operating result and equity would be approximately +$641 million / -$641 million (2024: +$592 million / -$592 million). For the range of changes to the operating result and equity that are considered reasonably possible at year end, refer to individual agency statements, particularly QTC.

(ii) Commodity price risk

The State is exposed to commodity price risk resulting from changes in electricity, coal, gas, diesel, environmental certificates and other commodity prices.

The ownership of electricity generating GOCs exposes the State to electricity price risk. Electricity derivatives (price swaps, futures, caps and option contracts) are used to protect against movements in the price of electricity in the National Electricity Market. Longer term fixed price supply agreements are utilised to manage risk in relation to coal and gas.

Each entity is responsible for its own risk management and may make varying assumptions in assessing its sensitivity to such movements. The agencies with a material impact for TSS are CS Energy, Energy Queensland Limited, Stanwell Corporation Limited and CleanCo Queensland Limited.

On the assumption that all other variables remain constant, the impact of a +20% / -20% movement in electricity forward prices will impact the State’s operating result by +$672 million / -$755 million (2024: +$764 million/ -$842 million) and equity by -$351 million / +$412 million (2024: -$434 million / +$407 million).

5-72	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(d)	Foreign exchange risk

The State is exposed to movements in foreign currencies as a result of future commercial transactions and recognised assets and liabilities denominated in currencies other than the Australian dollar. The State enters into forward exchange contracts, currency options and swaps to effectively manage the exposure resulting from purchases of plant, equipment and materials in foreign currencies. Foreign exchange risk is managed by individual agencies which hedge significant proportions of anticipated transactions in line with their respective risk management strategies.

The State also borrows offshore to provide access to additional sources of funding and diversify risk and undertakes investments in foreign currency assets. Foreign exchange contracts and cross currency swaps are used to effectively manage the exposure to fluctuations in exchange rates.

The State’s exposure to foreign exchange risk is not considered material due to the effectiveness of risk management strategies.

47.	Net fair value of financial instruments

The carrying amounts of the GGS and TSS financial assets and financial liabilities by category are:

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M
Financial assets
Amortised cost	9,322	8,935	15,871	18,906
FVTPL - designated upon initial recognition	6,277	5,477	117,831	107,675
FVTPL - mandatorily measured at FVTPL	49,170	46,548	-	-
FVTOCI - debt instruments	263	257	263	257
FVTOCI - equity instruments	31,311	27,823	57	34

	96,343	89,040	134,023	126,872

Financial liabilities
Amortised cost	87,953	73,116	23,485	23,378
FVTPL - designated upon initial recognition	-	-	157,507	134,014
FVTPL - held for trading	57	64	1,251	1,845

	88,009	73,180	182,243	159,238

The carrying amounts of GGS and TSS financial assets and liabilities, including cash, deposits, receivables and payables, equate approximately to their net fair value, except as outlined below:

General Government Sector

	Carrying amount	Fair value	Carrying amount	Fair value

	2025	2025	2024	2024

	$M	$M	$M	$M

Financial assets
QRIDA loans	905	866	1,021	962

Financial liabilities
Commonwealth advances	203	282	218	306
PPP - non-concessional loans	531	355	547	339
Borrowing with QTC	64,708	60,881	50,950	45,117

Total State Sector

	Carrying amount	Fair value	Carrying amount	Fair value

	2025	2025	2024	2024

	$M	$M	$M	$M

Financial assets
QRIDA loans	905	866	1,021	962

Financial liabilities
Commonwealth advances	203	282	218	306
PPP - non-concessional loans	531	355	547	339

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-73

Notes to the Financial Statements

47.	Net fair value of financial instruments continued

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13, except for the GGS equity investments in PNFCs and PFCs that are measured at fair value as the Government’s proportional share of the carrying amount of net assets of the PNFC and PFC Sector entities on a GAAP basis.

The three levels of fair value hierarchy reflect the significance of the inputs used to determine the valuation of these instruments.

–	Level 1: represents fair value measurements that reflect unadjusted quoted market prices in active markets for identical assets and liabilities;

–	Level 2: represents fair value measurements that are substantially derived from inputs (other than quoted prices included within Level 1) that are observable, either directly or indirectly; and

–	Level 3: represents fair value measurements that are substantially derived from inputs that are not based on observable market data.

Level 1

The fair value of financial assets and liabilities with standard terms and conditions and traded in an active market is based on unadjusted quoted market prices. Financial instruments in this category include certain equity and debt investments where quoted prices are available from an active market, such as publicly traded derivatives, short-term and tradeable bank deposits, actively traded Commonwealth and semi-Government bonds and futures contracts and investments in certain unit trusts. Financial liabilities consist of QTC benchmark bonds and actively traded electricity derivatives.

Level 2

The fair value of financial assets and liabilities is determined by using quoted market prices in active markets for similar instruments or quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly (prices) or indirectly (derived from prices) observable from market data, other than quoted prices included in Level 1. Financial instruments in this category include fixed interest deposits, fixed term notes, floating rate notes, commercial paper, non-actively traded corporate and semi-Government bonds, certain money market securities, onlendings, treasury notes, medium-term notes, client deposits, unit trusts and other derivatives such as over-the-counter derivatives, including forward exchange contracts, commodity swaps, interest rate and cross currency swaps and some electricity derivatives.

Level 3

Where financial instruments are measured using valuation techniques based on unobservable inputs or observable inputs to which significant adjustments have been applied, such instruments are included in Level 3 of the fair value hierarchy. These may include some unit trusts, power purchase agreements and other electricity derivative contracts.

Valuation policies and procedures of the GGS and TSS are developed and reviewed by management of respective agencies. Major valuation techniques adopted by the GGS and TSS include market comparison techniques, option valuation models, forecasting, estimated discounted cash flow techniques, and extrapolation, scalar and translation techniques. There have been no material changes in the above valuation techniques used during the year.

Significant valuation inputs used to value financial instruments categorised within Level 2 and Level 3 of the fair value hierarchy are:

–	Interest rates;	–	Credit risk;
–	Trading margins;	–	Forward curve prices;
–	Exchange rates;	–	Electricity settled prices;
–	Market indices;	–	Forecast generation;
–	Credit spreads;	–	Extrapolation rates;
–	Expected cash flows;	–	Scalar and translation factors;
–	Discount rates;	–	Market volatility;
–	Exchange traded market prices;	–	Renewable energy and greenhouse gas targets; and
–	Broker quotes or market prices for similar instruments;	–	Emerging technologies.

5-74	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

47.	Net fair value of financial instruments continued

The following table presents the GGS and TSS financial assets and liabilities recognised and measured at fair value.

General Government Sector
	Level 1	Level 2	Level 3	Total
	$M	$M	$M	$M

2025
Assets
Financial assets at fair value through profit or loss
Other investments	206	5,809	49,431	55,447
Financial assets at fair value through equity
Securities and bonds	263	-	-	263
	469	5,809	49,431	55,710

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	-	-	57	57
	-	-	57	57

2024
Assets
Financial assets at fair value through profit or loss
Other investments	213	5,116	46,696	52,025
Financial assets at fair value through equity
Securities and bonds	257	-	-	257
	469	5,116	46,696	52,282

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	-	-	64	64
	-	-	64	64

Total State Sector
	Level 1	Level 2	Level 3	Total
	$M	$M	$M	$M
2025
Assets
Financial assets at fair value through profit or loss
Derivatives	415	531	944	1,890
Securities and bonds	23,801	5,821	-	29,622
Loans	-	11,804	-	11,804
Other investments	550	36,959	35,922	73,430
Financial assets at fair value through equity
Securities and bonds	263	-	-	263

	25,029	55,114	36,866	117,009

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	559	391	557	1,507
Deposits	-	7,287	-	7,287
Government securities issued	109,418	40,278	-	149,697
Borrowings	-	270	-	270

	109,977	48,227	557	158,761

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-75

Notes to the Financial Statements

47.	Net fair value of financial instruments continued

2024
Assets
Financial assets at fair value through profit or loss
Derivatives	1,188	344	878	2,409
Securities and bonds	22,046	3,388	-	25,433
Loans	-	10,370	-	10,370
Other investments	472	34,831	33,317	68,620
Financial assets at fair value through equity
Securities and bonds	257	-	-	257

	23,962	48,932	34,195	107,090

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	1,683	622	223	2,527
Deposits	-	5,266	-	5,266
Government securities issued	92,699	34,957	-	127,656
Borrowings	-	388	-	388

	94,382	41,233	223	135,838

Classification of instruments into fair value hierarchy levels is reviewed annually and the GGS and TSS recognise any transfers between levels of the fair value hierarchy during the reporting period in which the transfer has occurred.

The following table presents the net changes in Level 3 instruments:

	General Government		Total State
	2025	2024	2025	2024
	$M	$M	$M	$M

Opening balance asset / (liability)	46,632	43,527	33,972	27,155
Purchases	1,281	1,230	1,096	499
Sales	(4,673)	(4,451)	(60)	(65)
Settlements	-	-	1,084	(346)
Movements in other comprehensive income	-	-	1	(60)
Movements recognised in profit or loss	6,135	6,327	215	3,141
Transfers into Level 3	-	-	1	3,648

Closing balance asset / (liability)	49,375	46,632	36,309	33,972

The sensitivity of the State’s financial instruments is disclosed in Note 46.

48.	Retirement benefit obligations

Retirement benefit liabilities include the following final salary defined benefit schemes:

–	Defined benefit entitlements under the Government Division of the Australian Retirement Trust (QSuper);

–	Pensions provided under the Judges and Governors schemes;

–	Energy Super, a sub-fund within Brighter Super (previously known as Local Government Investment Australia Super Fund).

QSuper, Judges’ and Governors’ Schemes

The QSuper defined benefit scheme, which is closed to new members, provides accrued benefits based on a member’s salary, contribution rate and length of membership. State Government budget-dependent agencies, together with certain statutory bodies and GOCs (excluding principally the Queensland electricity supply industry), make employer contributions as required. Employer contributions are held by the State, with the State meeting its share of liabilities when defined benefits become payable.

On 28 February 2022, QSuper and Sunsuper merged to form the Australian Retirement Trust. On this date, the Superannuation (State Public Sector) Deed 1990 was repealed and its provisions incorporated under the Government Division Rules of the Australian Retirement Trust Deed. No changes were made to the rules of QSuper’s defined benefit scheme.

5-76	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

48.	Retirement benefit obligations continued

QSuper, Judges’ and Governors’ Schemes continued

Australian Retirement Trust, including its Government Division (QSuper), is a regulated scheme under the prudential supervision of the Australian Prudential Regulation Authority (APRA) and its trustee, Australian Retirement Trust Pty Ltd, is subject to the Superannuation Industry (Supervision) Act 1993 and Regulations. The provisions of the Superannuation (State Public Sector) Act 1990 and the Government Division Rules of the Australian Retirement Trust Deed govern the operation of QSuper.

The QSuper scheme is subject to an actuarial investigation at least every three years. The latest actuarial investigation of QSuper was as at 30 June 2024 and was presented in a report dated 3 December 2024. The next actuarial investigation will be as at 30 June 2027.

The Judges’ Scheme provides defined benefit pension entitlements to serving judges, Crime and Corruption Commission Queensland Commissioners and Parole Board Presidents and Deputy Presidents and is governed by the provisions of the Judges (Pensions and Long Leave) Act 1957, the Crime and Corruption Act 2001 and the Corrective Services Act 2006. Governors pensions are provided in accordance with the Governors (Salary and Pensions) Act 2003. The Judges’ and Governors’ Schemes are wholly unfunded schemes. Due to materiality, the Governors’ pension liability is included with the Judges’ Scheme liabilities.

These schemes expose the State to the following:

–

Inflation risk - the defined benefit obligations are linked to employees’ salaries and therefore the net liability position can be adversely affected by an increase in the defined benefit obligation resulting from unexpected wage inflation. Similarly, the proportion of the defined benefit obligation linked to the consumer price index (pensions) is also subject to the risk of unexpected price inflation;

–	Interest rate risk - a decrease in the discount rate will increase the defined benefit obligations;

–	Investment risk - resulting from the mismatch between the current investment strategy and the liabilities; and

–	Demographic risk - resulting from unexpected employee movements.

QSuper also incorporates defined contribution categories, for which the State has no further legal or constructive obligation other than to pay contributions. These liabilities and assets have been accounted for in accordance with the standards relevant to defined contribution schemes. In particular, no assets or liabilities relating to the funded defined contribution scheme have been included in the Balance Sheet. The expense relating to these schemes is the amount of employer contributions.

Energy Super – a sub-fund within Brighter Super

On 1 July 2021, Energy Super Fund and Brighter Super merged, creating one fund which is managed by the Brighter Super Trustee.

Queensland electricity entities contribute to Energy Super, an industry multiple employer superannuation fund. Members are entitled to benefits from the fund on retirement, resignation, retrenchment, disability or death.

Energy Super is regulated by APRA under the Superannuation Industry (Supervision) Act 1993.

The defined benefit account of this fund is a funded plan which provides defined lump sum benefits based on years of service and average final salary. Employer contributions to the defined benefit section of the plan are based on recommendations by the plan’s actuary. The actuary has adopted the aggregate funding method to ensure that the benefit entitlements of members and other beneficiaries are fully funded by the time they become payable. This funding method seeks to have benefits funded by a total contribution which is expected to be a constant percentage of members’ salaries and wages over their working lifetimes. Actuarial assessments are made at no more than three yearly intervals, with the most recent actuarial assessment undertaken as at 1 July 2024 by Willis Towers Watson.

Energy Super does not impose a legal liability on employer agencies to cover any deficits that may exist in the Fund. If the Fund was to be wound up, there would be no legal obligation on employer agencies to make good any shortfall. The Trust Deed of the Fund states that if the Fund is terminated, after payment of all costs and member benefits in respect of the period up to the date of termination, any remaining assets are to be distributed by the Trustees of the Fund, acting on the advice of the actuary, to participating employers.

Employer agencies may benefit from any surplus in the Fund in the form of a contribution reduction or contribution holiday. Any reduction in contributions would normally be implemented only after advice from the Fund’s actuary.

The defined benefit account of this Fund is closed to new members.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-77

Notes to the Financial Statements

48.	Retirement benefit obligations continued

	General Government		Total State

	2025	2024	2025	2024

	$M	$M	$M	$M
Present value of the defined benefit obligation
QSuper DB	24,993	25,975	24,993	25,975
Judges	987	915	987	915
ES - Brighter Super	-	-	995	894

Total present value of the defined benefit obligation	25,981	26,890	26,976	27,784

Fair value of plan assets
QSuper DB	7,160	6,772	7,160	6,772
ES - Brighter Super	-	-	1,133	1,144

Total fair value of the plan assets	7,160	6,772	8,293	7,916

Defined benefit obligation liability/(asset) recognised in Balance Sheet
QSuper DB	17,833	19,203	17,833	19,203
Judges	987	915	987	915
ES - Brighter Super	-	-	(138)	(250)

Liability/(Asset) recognised in Balance Sheet	18,821	20,118	18,683	19,868

Reconciliation of the present value of the defined benefit obligation
Opening balance	26,890	27,675	27,784	28,477
Current service cost	595	663	618	684
Contributions by plan participants	157	150	165	157
Interest cost	1,106	1,038	1,148	1,079
Benefits paid (including contributions tax)	(2,900)	(2,963)	(2,988)	(3,028)
Actuarial (gain)/loss	133	328	249	415

Closing balance	25,981	26,890	26,976	27,784

Reconciliation of the fair value of plan assets
Opening balance	6,772	6,762	7,916	7,919
Return on plan assets at discount rate	280	249	335	306
Return on plan assets above/(below) discount rate (actuarial gain)	607	509	619	495
Employer contributions - State share of beneficiary payments	2,214	2,036	2,214	2,036
Employer contributions	-	-	2	2
Contributions by plan participants	157	150	165	157
Benefits paid (including contributions tax)	(2,869)	(2,933)	(2,957)	(2,998)

Closing balance	7,160	6,772	8,293	7,917

Amounts recognised in Operating Statement
Current service cost (including employer contributions)	595	663	618	684
Superannuation interest cost	825	789	814	773

Total amounts recognised in Operating Statement	1,420	1,452	1,432	1,457

Remeasurements of net defined benefit obligation
Actuarial gain/(loss) due to changes in demographic assumptions	99	-	99	-
Actuarial gain/(loss) due to changes in financial assumptions	(196)	563	(246)	605
Actuarial gain/(loss) due to changes in experience adjustments	(36)	(891)	(102)	(1,019)
Return on plan assets above/below discount rate	607	509	619	495

Amounts recognised in Statement of Changes in Net Assets (Equity)	474	181	370	80

Plan Asset Allocations

The Government Division of the Australian Retirement Trust (QSuper) holds investments with the following asset allocations:

	Quoted	Unquoted	Quoted	Unquoted

	2025	2025	2024	2024

	$M	$M	$M	$M

Global equities	7,018	-	6,098	-
Global private equity	-	27	-	33
Cash and fixed interest	-	115	-	640

	7,018	143	6,098	673

5-78	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

48.	Retirement benefit obligations continued

Plan Asset Allocations continued

QSuper plan assets are those held within the Government Division of the Australian Retirement Trust Fund only. QSuper holds investments in unit trusts that hold financial instruments issued by the State. These instruments are difficult to value accurately and are immaterial in proportion to the value of the unit trusts. In addition, these trusts own properties which are used by Government agencies. Again, the exact values attributable to these tenancies are difficult to determine accurately, nor do they represent a material proportion of the fair value of plan assets.

No plan assets are held in respect of the Judges’ Scheme or Governors’ Pensions.

The major categories of Energy Super plan assets are as follows:

	2025	2024

	$M	$M

Global equities	458	332
Cash and fixed interest	421	458
Real estate	127	172
Other	127	183

	1,133	1,144

	QSuper DB	QSuper DB	ES Brighter	ES Brighter

	2025	2024	2025	2024

	$M	$M	$M	$M
Actual return on plan assets	888	759	66	43

The estimate of employer contributions to be paid in 2025-26 is $1.996 billion for QSuper DB and $2 million for Energy Super.

At 30 June 2025, the weighted average duration of the QSuper defined benefit obligation is 7 years (2024: 7 years).

	QSuper DB	QSuper DB	Judges	Judges	ES Brighter	ES Brighter
Principal actuarial assumptions at:	2025	2024	2025	2024	2025	2024

Discount rate (gross)	3.90%	4.30%	3.90%	4.30%	4.2 - 4.8%	5.2 - 5.4%
Future inflationary salary increases	3.10%	3.40%	3.10%	3.40%	3 - 3.5%	3 - 3.5%
Expected CPI increases	2.10%	2.40%	N/A	N/A	N/A	N/A

Sensitivity Analysis for each significant actuarial assumption

					QSuper DB	Judges

					2025	2025

					$M	$M
Change in defined benefit obligation brought about by a 1% increase in:
Discount rate					(1,474)	(135)
Future inflationary salary increases					1,244	165
Expected CPI increases					310	N/A

The sensitivity analysis shown above represents the effects of notional changes in each of the key parameters underlying the obligations, while holding all other assumptions constant. The sensitivity analysis may not be representative of the actual change in the defined benefit obligation as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions are correlated. They are not intended to represent any particular probability of occurrence.

In presenting the above sensitivity analysis, the present value of the defined benefit obligation has been calculated using the projected unit credit method at the end of the reporting period, which is the same as that applied in calculating the defined benefit obligation liability recognised in the Balance Sheet.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-79

Notes to the Financial Statements

48.	Retirement benefit obligations continued

QSuper funding arrangements and funding policy that affect future contributions

QSuper defined benefit category members are required to contribute a percentage of salary. Standard member contributions range between 2 - 6% of salary.

Unlike typical regulated defined benefit schemes, only the employee contributions are held within the QSuper Fund. Employer contributions received from employing authorities are held separate from the QSuper Fund in the Long Term Asset portfolio held by QTC. The State makes a last minute contribution to the QSuper Fund when a member exits the defined benefit scheme. Employer contributions to the QSuper Fund are based on 88% share of benefit payments and capitalised new pensions.

49.	Related parties and Ministerial remuneration

Key Management Personnel

All Ministers in the Queensland Cabinet are considered to be Key Management Personnel (KMP) of the State (including the GGS).

The aggregate remuneration of all Ministers (according to the period of time each Member of Parliament served as Minister) is as follows:

	2025	2024

	$M	$M

Short-term employee benefits	7.8	7.3
Post-service benefits	0.9	0.9

Total	8.7	8.2

Short-term benefits include base and additional salary entitlements, motor vehicle allowances, personal use of motor vehicles, chauffeur services and other entitlements. Post-service benefits comprise Government superannuation contributions for Ministers.

There are no material transactions between the State and Key Management Personnel and their related entities.

Transactions between the GGS and entities within the PNFC and PFC Sectors

Note 1(b) describes the reporting relationship between the GGS and entities within the PNFC and PFC Sectors. These entities are partially consolidated and are disclosed as investments in public sector entities on the face of the Balance Sheet. Names of these individual entities can be found in Note 50.

The following are the major transactions (>$100 million) and balances (>$200 million) between the GGS and other public sector entities:

Revenue and assets

The GGS records dividend and income tax equivalent income from entities within the PNFC and PFC Sectors as per Note 7, with the related receivables per Note 23(a). Deferred tax equivalent income from the PNFC and PFC Sectors is shown on the Operating Statement and deferred tax equivalent assets and liabilities are shown on the Balance Sheet.

The GGS has balances with QTC cash funds which are disclosed in Note 22 and deposits with QTC which are disclosed in Note 24.

The GGS holds fixed rate notes from QTC which earn interest that is included in Note 6 and incurs a market value adjustment included in Note 16. The carrying value of the notes in the Balance Sheet is disclosed in Note 24(a). The rate on the fixed rate notes is also discussed in Note 46(c)(i).

The GGS receives competitive neutrality fees from entities within the PNFC and PFC Sector which are included in guarantee fees per Note 3. GGS payroll tax revenue per Note 3 includes $230 million (2024: $191 million) from entities within PNFC and PFC sectors. GGS sales of goods and services (including revenue from contracts with customers) with the PNFC sector are included in Note 5. The GGS received workplace health and safety grants of $137 million (2024 $127 million) from WorkCover during the year, which are included in Note 4.

Expenses and liabilities

The GGS has borrowing with QTC. Note 13 discloses the interest expense which is predominantly with QTC and the borrowing balances are shown in Note 37(c). Further information on the terms of the QTC loans can be found in Note 46(c)(i).

Under the State’s cash management regime, GOCs advance surplus cash to the GGS. The GGS pays interest on these advances at the QTC Cash Fund rate. The balance outstanding on these GOC advances is per Note 37(b).

5-80	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

49.	Related parties and Ministerial remuneration continued

Expenses and liabilities continued

The GGS has a transport service contract expense with Queensland Rail, disclosed in Note 11, and pays community service obligations to electricity and water PNFC entities as per Note 14.

Electricity expenses, also disclosed in Note 11, are paid by the GGS to electricity entities in the PNFC Sector.

Workers’ compensation premiums are paid to WorkCover by the GGS as per Note 9.

Equity injections and withdrawals

During 2024-25, the GGS invested $1.044 billion in CS Energy, $532 million in Stanwell Corporation, $275 million in Powerlink Queensland and $120 million in Energy Queensland. The GGS also invested $142 million in SunWater Limited for the Paradise Dam and Burdekin Falls Dam Improvement Projects, $125 million in Seqwater for dam improvement projects, $50 million in Gladstone Area Water Board for the Gladstone to Fitzroy Pipeline and $50 million in North Queensland Bulk Ports Corporation for the Bowen Wharf Project.

Assets related to the Cross River Rail project totalling $434 million were transferred from the GGS to Queensland Rail during the year.

Per Note 19, QTC paid a dividend of $500 million to the GGS from previous years’ accumulated profits which was treated as a capital return under GFS concepts.

50.	Controlled entities

Public sector entities are generally considered material for the purposes of this report if they meet either of the following criteria:

–	net operating result in excess of $5 million; or

–	net assets in excess of $200 million (2024: $100 million).

However, in addition to material entities, the State consolidates some entities which are not material in terms of these criteria if they are either a department or if they are funded for the delivery of services.

When financial results are available in respect of non-material entities, they are reviewed with the aim of including any newly material entities in the following year’s consolidated financial statements.

Newly created entities that are expected to meet the materiality criteria on the basis of their initial budget estimates are included in the consolidated financial statements from the time of their establishment.

The GGS has 100% ownership and voting power in other Queensland public sector entities, classified as either PNFCs or PFCs.

The following controlled entities of the Government have been included in the consolidated financial statements for the year ended 30 June 2025. The list has been classified by activity sectors as outlined in Note 1(c).

Entities denoted with an asterisk are consolidated with the accounts of the preceding entity. For some PNFC and PFC entities, immaterial sub-subsidiaries have not been included below, but the information is available in their parent entity financial statements.

General Government

Departments

Customer Services, Open Data and Small and Family Business (established 1 November 2024)

*	CITEC - commercialised business unit
*	Queensland Shared Services – shared service provider
*	Corporate Administration Agency – shared service provider

Education

*	Arts Queensland (transferred from Women, Aboriginal and Torrest Strait Islander Partnerships and Multiculturalism on 1 November 2024)
*	Screen Queensland Pty Ltd (transferred from Women, Aboriginal and Torrest Strait Islander Partnerships and Multiculturalism on 1 November 2024)

Environment, Tourism, Science and Innovation (renamed 1 November 2024)

Families, Seniors, Disability Services and Child Safety (renamed 1 November 2024)

Housing and Public Works (renamed 1 November 2024)

*	QBuild - commercialised business unit
*	QFleet - commercialised business unit (transferred from Energy & Climate (abolished) 1 November 2024)

Justice (renamed 1 November 2024)

Local Government, Water and Volunteers (renamed 1 November 2024)

Natural Resources and Mines, Manufacturing and Regional and Rural Development (renamed 1 November 2024)

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-81

Notes to the Financial Statements

50.	Controlled entities continued

Departments continued

Premier and Cabinet

Primary Industries (renamed 1 November 2024)

Queensland Corrective Services

Queensland Fire Department (renamed 1 July 2024)

Queensland Health

*	Queensland Ambulance Service

Queensland Police Service

Queensland Treasury

*	Energy and Climate (Department was abolished and function was transferred in from 1 November 2024)

Sport, Racing and Olympic and Paralympic Games (renamed 1 November 2024)

State Development, Infrastructure and Planning (renamed 1 November 2024)

*	Office of Industrial Relations

Trade, Employment and Training (renamed 1 November 2024)

Transport and Main Roads

*	RoadTek - commercialised business unit

Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism (renamed 1 November 2024)

Youth Justice and Victim Support (renamed 1 November 2024)

Other General Government entities

Board of the Queensland Museum

*	Queensland Museum Foundation Trust

Crime and Corruption Commission

Cross River Rail Delivery Authority

Economic Development Queensland (established as statutory body 1 July 2024)

Electoral Commission of Queensland

Games Independent Infrastructure and Coordination Authority (renamed from Games Venue and Legacy Delivery Authority 29 November 2024)

Gold Coast Waterways Authority

Health and Wellbeing Queensland

Hospital and Health Services

Cairns and Hinterland

Central Queensland

Central West

Children’s Health Queensland

Darling Downs

Gold Coast

Mackay

Metro North

Metro South

North West

South West

Sunshine Coast

Torres and Cape

Townsville

West Moreton

Wide Bay

Legal Aid Queensland

Legislative Assembly

Library Board of Queensland

*	Queensland Library Foundation

Motor Accident Insurance Commission

Nominal Defendant

Office of the Governor

Office of the Health Ombudsman

Office of the Information Commissioner

Office of the Inspector-General of Emergency Management

Office of the Queensland Integrity Commissioner

Office of the Ombudsman

Public Sector Commission

Queensland Art Gallery Board of Trustees

*	Queensland Art Gallery I Gallery of Modern Art (QAGOMA) Foundation

5-82	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

50.	Controlled entities continued

Other General Government entities continued

Queensland Audit Office

Queensland Building and Construction Commission

Queensland Curriculum and Assessment Authority

Queensland Family and Child Commission

Queensland Human Rights Commission

Queensland Mental Health Commission

Queensland Performing Arts Trust

Queensland Racing Integrity Commission

Queensland Reconstruction Authority

Queensland Rural and Industry Development Authority

Residential Tenancies Authority

South Bank Corporation

TAFE Queensland

*	Aviation Australia Pty Ltd

The Council of the Queensland Institute of Medical Research

The Public Trustee of Queensland

Tourism and Events Queensland

*	Gold Coast Events Management Ltd

Trade and Investment Queensland

Public Non-financial Corporations

Brisbane Organising Committee for the 2032 Olympic and Paralympic Games

CleanCo Queensland Limited

*	Moah Creek Wind Farm Hold Co Pty Ltd
*	Moah Creek Wind Farm Project Co Pty Ltd
*	Moah Creek Solar Development Holding Co Pty Ltd (deconsolidated 2024-25)
*	Moah Creek Solar Development Co Pty Ltd (deconsolidated 2024-25)
*	Mt Rawdon Pumped Hydro Pty Ltd (incorporated 2024-25)

CS Energy Limited

*	Aberdare Collieries Pty Ltd
*	Callide Energy Pty Ltd
*	CS Energy Financial Services Pty Ltd
*	CS Energy Group Holdings Pty Ltd
*	CS Energy Kogan Creek Pty Ltd
*	CS Kogan (Australia) Pty Ltd
*	CSE BESS Pty Ltd
*	CSE H2 Operations Pty Ltd
*	CSE H2 Pty Ltd
*	Kogan Creek Power Pty Ltd
*	Kogan Creek Power Station Pty Ltd
*	T75 Segregated Cell
*	Queensland Wind 2 Holdings Pty Ltd (incorporated 2024-25)
*	Lotus Creek Wind Farm Pty Ltd (incorporated 2024-25)
*	BCWF 2 Pty Ltd (incorporated 2024-25)

Energy Queensland Limited

*	Energex Limited
*	Ergon Energy Corporation Limited
*	Ergon Energy Queensland Pty Ltd
*	Ergon Energy Telecommunications Pty Ltd
*	Metering Dynamics Pty Ltd
*	SPARQ Solutions Pty Ltd
*	Varnsdorf Pty Ltd
*	VH Operations Pty Ltd
*	Yurika Pty Ltd

Far North Queensland Ports Corporation Limited (trading as Ports North)

Gladstone Area Water Board

Gladstone Ports Corporation Limited

*	Gladstone Marine Pilot Services Pty Ltd

Mount Isa Water Board

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-83

Notes to the Financial Statements

50.	Controlled entities continued

Public Non-financial Corporations continued

North Queensland Bulk Ports Corporation Limited

*	Artex Insurance (Guernsey) PCC Limited – Cell NQBP
*	Ports Corporation of Queensland Limited (dormant)
*	Mackay Ports Limited (dormant)

Port of Townsville Limited

Powerlink Queensland

*	Copperstring 2.0 Electricity Transmission Corporation Pty Ltd
*	Harold Street Holdings Pty Ltd
*	Powerlink Transmission Services Pty Ltd
*	Queensland Capacity Network Pty Ltd

Queensland Bulk Water Supply Authority (trading as Seqwater)

Queensland Hydro Pty Ltd

Queensland Rail

*	Queensland Rail Limited
*	On Track Insurance Pty Ltd

Queensland Treasury Holdings Pty Ltd

*	Brisbane Port Holdings Pty Ltd
*	DBCT Holdings Pty Ltd
*	Queensland Airport Holdings (Cairns) Pty Ltd (dormant)
*	Queensland Airport Holdings (Mackay) Pty Ltd (dormant)
*	Queensland Lottery Corporation Pty Ltd

Stadiums Queensland

Stanwell Corporation Limited

*	CQ-H2 Facilities Pty Ltd
*	CQ-H2 HLF Pty Ltd
*	CQ-H2 HPF Pty Ltd
*	CQ-H2 HTF Pty Ltd
*	CQ-H2 Industrial Water Pty Ltd
*	Glen Wilga Coal Pty Ltd (dormant)
*	Goondi Energy Pty Ltd (dormant)
*	Mica Creek Pty Ltd (dormant)
*	SCL North West Pty Ltd (dormant)
*	Stanwell Asset Maintenance Company Pty Ltd
*	Stanwell Cressbrook Pty Ltd
*	Stanwell Firming Holdings Pty Ltd
*	Stanwell Lockyer Pty Ltd
*	Stanwell Renewable energy Holdings Pty Ltd
*	Stanwell Wambo Stage 1 Pty Ltd
*	Stanwell Wambo Stage 2 Pty Ltd
*	Tarong Energy Corporation Pty Ltd (dormant)
*	Tarong Fuel Pty Ltd
*	Tarong North Pty Ltd
*	TEC Coal Pty Ltd
*	TN Power Pty Ltd

SunWater Limited

*	Burnett Water Pty Ltd
*	Eungella Water Pipeline Pty Ltd
*	North West Queensland Water Pipeline Pty Ltd

Public Financial Corporations

QIC Limited (non-trading entities are not included in this list)

*	QGIF Carry Rebate Trust
*	QIC Corporate Holdings Pty Ltd
*	QIC Corporate Holdings Trust
*	QIC European Investment Services Limited
*	QIC Infrastructure Management Pty Ltd
*	QIC Infrastructure Management No. 2 Pty Ltd
*	QIC Infrastructure Management No. 3 Pty Ltd (incorporated 2024-25)
*	QIC Investments No. 1 Pty Ltd
*	QIC Investments No. 2 Pty Ltd
*	QIC Investments No. 3 Pty Ltd

5-84	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

50.	Controlled entities continued

Public Financial Corporations continued

*	QIC Investments No. 4 Pty Ltd (incorporated 2024-25)
*	QIC Investments No. 5 Pty Ltd (incorporated 2024-25)
*	QIC Investments No. 6 Pty Ltd (incorporated 2024-25)
*	QIC Investment Holdings Pty Ltd
*	QIC Investment Holdings Trust
*	QIC Private Capital Pty Ltd

QIC Limited (non-trading entities are not included in this list) continued

*	QICP Pty Ltd
*	QIC Retail Pty Ltd
*	QIC US Management, Inc.

Queensland Treasury Corporation

The National Injury Insurance Agency, Queensland

WorkCover Queensland

51.	Expenses from transactions by function

	General Government		Total State

	2025	2024	2025	2024

	$M	$M	$M	$M

General public services	7,856	6,939	15,856	14,312
Public order and safety	8,677	7,729	8,395	7,523
Economic affairs	3,347	3,047	13,010	11,537
Environmental protection	901	932	899	930
Housing and community amenities	1,917	2,679	2,898	2,897
Health	28,723	26,261	28,403	25,977
Recreation, culture and religion	1,464	1,248	1,588	1,367
Education	21,403	19,973	21,175	19,797
Social protection	9,104	10,203	9,708	10,400
Transport	10,001	9,031	9,673	9,008

	93,393	88,042	111,606	103,748

52.	Sector assets by function

	General Government		Total State

	2025	2024	2025	2024

	$M	$M	$M	$M

General public services[1]	70,383	67,180	108,759	102,695
Public order and safety	12,272	10,944	11,753	10,431
Economic affairs	15,513	14,084	58,568	54,926
Environmental protection	128,037	116,280	127,922	116,204
Housing and community amenities	31,927	27,008	44,730	39,854
Health	24,372	21,819	24,169	21,644
Recreation, culture and religion	5,866	5,708	7,007	6,909
Education	42,398	39,502	42,366	39,467
Social protection	2,547	3,202	7,614	7,208
Transport	149,700	139,673	161,234	150,452

	483,015	445,400	594,121	549,791

1For GGS, includes fixed rate notes and investments in other public sector entities. For TSS, includes investments managed by QIC, securities and bonds.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-85

Notes to the Financial Statements

53.	General Government Sector Budget to actual comparison

Operating Statement

	Variance Notes	Published Budget 2025 $M	Actual 2025 $M	Change $M	Change %
Revenue from Transactions
Taxation revenue		24,799	25,033	234	1%
Grants revenue	1	40,278	41,258	980	2%
Sales of goods and services		7,333	7,590	258	4%
Interest income	2	3,501	3,773	273	8%
Dividend and income tax equivalent income	3	1,771	1,407	(363)	(20%)
Other revenue	4	10,425	9,904	(521)	(5%)
Total Revenue from Transactions		88,107	88,966	859	1%

Expenses from Transactions
Employee expenses	5	35,217	36,147	930	3%
Superannuation expenses
Superannuation interest cost		758	825	67	9%
Other superannuation expenses	6	4,108	4,365	257	6%
Other operating expenses	7	25,153	25,961	808	3%
Depreciation and amortisation		5,716	5,890	175	3%
Other interest expenses		2,655	2,594	(61)	(2%)
Grants expenses	8	17,131	17,611	481	3%
Total Expenses from Transactions		90,738	93,393	2,656	3%
Net Operating Balance		(2,631)	(4,428)	(1,797)

Other economic flows - included in operating result	9	85	4,024	3,939

Operating Result		(2,547)	(404)	2,142

Other economic flows - other movements in equity *	10	3,235	24,515	21,280

Comprehensive Result - Total Change in Net Worth		689	24,111	23,423

KEY FISCAL AGGREGATES

Net Operating Balance		(2,631)	(4,428)	(1,797)

Net Acquisition/(Disposal) of Non-Financial Assets
Purchases of non-financial assets		12,831	11,322	(1,509)
Less Sales of non-financial assets		74	83	9
Less Depreciation		5,716	5,890	175
Plus Change in inventories		38	(17)	(55)
Plus Other movement in non-financial assets		1,079	1,359	279
Equals Total Net Acquisition/(Disposal) of Non-Financial Assets		8,159	6,691	(1,468)

Fiscal Balance		(10,790)	(11,119)	(328)
* For GFS, the change in Net Worth is the change from the previous published outcome. This differs from the AASB 1049 statements where prior year adjustments are permitted under IFRS.

5-86	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

53.	General Government Sector Budget to actual comparison continued

Balance Sheet

	Variance	Published Budget 2025	Actual 2025	Change	Change
	Notes	$M	$M	$M	%
Assets
Financial Assets
Cash and deposits	11	1,289	2,552	1,263	98%
Advances paid		1,331	1,052	(280)	(21%)
Investments, loans and placements	12	48,753	56,164	7,411	15%
Receivables		5,289	5,264	(25)	(0%)
Equity
Investments in other public sector entities	13	34,548	31,254	(3,294)	(10%)
Investments in other entities		175	277	103	59%
Total Financial Assets		91,386	96,563	5,177	6%

Non-Financial Assets
Land and other fixed assets	14	344,437	378,867	34,430	10%
Other non-financial assets	15	10,752	7,585	(3,167)	(29%)
Total Non-Financial Assets		355,190	386,452	31,263	9%

Total Assets		446,575	483,015	36,440	8%

Liabilities
Payables	16	5,596	6,849	1,252	22%
Superannuation liability		19,478	18,821	(657)	(3%)
Other employee benefits		10,680	11,065	385	4%
Advances received	17	1,662	3,630	1,968	118%
Borrowing	18	77,118	72,864	(4,254)	(6%)
Other liabilities	15	16,467	14,360	(2,108)	(13%)
Total Liabilities		131,002	127,588	(3,414)	(3%)

Net Worth		315,573	355,427	39,854	13%

Net Financial Worth		(39,617)	(31,025)	8,591
Net Financial Liabilities		74,164	62,279	(11,885)
Net Debt		27,407	16,727	(10,680)

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-87

Notes to the Financial Statements

53.	General Government Sector Budget to actual comparison continued

Cash Flow Statement

	Variance	Published Budget 2025	Actual 2025	Change	Change
	Notes	$M	$M	$M	%
Cash Receipts from Operating Activities
Taxes received	19	24,798	24,854	57	0%
Grants and subsidies received	20	40,290	40,949	659	2%
Sales of goods and services		7,520	8,072	553	7%
Interest receipts	21	3,499	3,767	268	8%
Dividends and income tax equivalents	22	1,584	1,429	(155)	(10%)
Other receipts	23	12,842	12,694	(147)	(1%)
Total Operating Receipts		90,532	91,765	1,234	1%

Cash Payments for Operating Activities
Payments for employees	24	(40,342)	(41,515)	(1,172)	3%
Payments for goods and services	25	(29,002)	(29,443)	(441)	2%
Grants and subsidies	26	(17,005)	(18,118)	(1,113)	7%
Interest paid		(2,501)	(2,482)	20	(1%)
Total Operating Payments		(88,850)	(91,563)	(2,713)	3%

Net Cash Flows from Operating Activities		1,682	203	(1,479)	(88%)

Cash Flows from Investments in
Non-Financial Assets
Purchases of non-financial assets	27	(12,831)	(11,322)	1,509	(12%)
Sales of non-financial assets		74	83	9	12%
		(12,757)	(11,239)	1,518	(12%)

Financial Assets for Policy Purposes	28	(2,984)	(1,826)	1,158	(39%)

Financial Assets for Liquidity Purposes	29	1,394	2,734	1,339	96%

Net Cash Flows from Investing Activities		(14,347)	(10,332)	4,015	(28%)

Receipts from Financing Activities
Advances received (net)	30	(1,088)	469	1,557	(143%)
Borrowing (net)	31	13,935	9,827	(4,108)	(29%)
Net Cash Flows from Financing Activities		12,847	10,296	(2,551)	(20%)

Net Increase/(Decrease) in Cash Held		181	167	(15)	(8%)

KEY FISCAL AGGREGATES

Net Cash from Operating Activities		1,682	203	(1,479)
Net Cash Flow from Investments in Non-Financial Assets		(12,757)	(11,239)	1,518

CASH SURPLUS/(DEFICIT)		(11,076)	(11,036)	39

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)		(11,076)	(11,036)	39
Acquisitions under finance leases and similar arrangements		(692)	(1,051)	(359)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and
Similar Arrangements		(11,768)	(12,087)	(319)

5-88	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Notes to the Financial Statements

53.	General Government Sector Budget to actual comparison continued

Explanations of major variances between AASB 1049 actual amounts and corresponding original Budget amounts for GGS

Operating Statement

1.

Grant revenue was $980 million higher compared to the 2024-25 Budget forecast due to higher GST revenue (arising from a larger than expected national GST pool) and an increase in National Partnership payments from the Australian Government for road infrastructure and Better and Fairer Schools funding, offset in part by lower payments for disaster recovery. Australian Government payments for Specific Purposes were overall consistent with Budget as higher on-passing grants to non-state schools compared to Budget were offset by the revised timing of Financial Assistance (FA) grants to local councils (a proportion of the 2024-25 FA grants was paid in advance in 2023-24).

2.

Interest income increased $273 million compared to the 2024-25 Budget, partly reflecting earnings on the Treasurer’s offset account, timing of investment withdrawals from the long term asset fixed rate note held with QTC and higher distributions from QIC managed investment funds.

3.

Dividend and income tax equivalent income was $363 million lower than the original Budget estimate in part due to lower earnings by CS Energy and lower current tax equivalent income from Queensland Rail arising from timing differences.

4.

Other revenue declined $521 million over the 2024-25 Budget estimate, in large part driven by royalty income as a result of lower than anticipated coal export volumes combined with lower than expected coal prices, which was only partly offset by a weaker Australian dollar.

5.	Employee expenses were $930 million, or 3 per cent higher than forecast, predominantly driven by growth in health employee numbers to service demand.

6.	Superannuation expenses were also higher than the Budget forecast due to the associated increase in employee numbers.

7.

Other operating expenses were $808 million, or 3 per cent higher than the 2024-25 Budget, mainly reflecting demand for child safety placements, health and hospital services, housing and homelessness services, timing of electricity relief rebates, upward revisions to the National (Qld) Redress Scheme and higher leasing costs. These increases were partly offset by timing and capitalisation of school expenditure and timing of Cross River Rail contractor payments.

8.

Grants expenses were $481 million higher than the 2024-25 Budget estimate due to establishment of the Residential Activation Fund, additional disaster recovery payments to local councils, higher on-passing of Australian Government grants to non-government schools, higher contributions to the National Disability Insurance Agency and demand for financial assistance for victims of crime. These increases were partly offset by lower FA grants to local councils (see grant revenue explanation above), lower than budgeted transfers of roads to councils and timing of other capital grant programs.

9.

Other economic flows included in operating result were $3.939 billion higher than the 2024-25 Budget predominately due to fair value increments on the fixed rate notes with QTC which are linked to the fair value of QTC’s corresponding Long Term Asset and Debt Retirement Fund portfolios held with QIC, downward actuarial adjustments for Queensland Government Insurance Fund and higher deferred tax equivalent income from entities within the PNFC and PFC sectors.

10.

Other movements in equity were $21.280 billion higher than estimated in the 2024-25 Budget due to upward valuations of land under roads, public housing land and buildings and road infrastructure, and a downward actuarial adjustment to defined benefit superannuation liabilities.

Balance Sheet

11.	The cash balance is higher than budgeted due to the roll forward of the higher closing balance at 30 June 2024 and the actual timing of cash flows in 2024-25.

12.

Investments, loans and placements were $7.411 billion higher than the 2024-25 Budget estimate primarily reflecting upward market valuation of the fixed rate notes with QTC, the roll forward of higher closing balances from the prior year and timing of investment withdrawals.

13.

Investments in public sector entities were $3.294 billion lower than the 2024-25 Budget estimate mainly due to lower than expected revaluations of property, plant and equipment by electricity network GOCs and lower GGS equity injections into government-owned electricity businesses for infrastructure projects.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-89

Notes to the Financial Statements

53.	General Government Sector Budget to actual comparison continued

Explanations of major variances between AASB 1049 actual amounts and corresponding original Budget amounts for GGS continued

Balance Sheet continued

14.

The increase of $34.430 billion in land and other fixed assets over the 2024-25 Budget mainly reflects the revaluation adjustments that occurred in the 2023-24 year end process as well as within the 2024-25 year, and result from significant increase in land values and increased cost of inputs such as building materials and labour. Land under roads, road infrastructure, school buildings and public housing were particularly impacted.

15.

Deferred tax assets and liabilities were lower than the 2024-25 Budget due in part to some deferred tax asset and liability movements being reported on a gross basis for budget reporting but netted off in the actuals reporting.

16.	Payables increased $1.252 billion from the original budget estimate reflecting higher operating and capital payables by multiple agencies.

17.

Advances received were $1.968 billion higher than the 2024-25 Budget primarily due to GOCs investing cash balances ahead of operational requirements. As part of the State’s cash management scheme, GOCs are able to advance surplus cash to the GGS.

18.	Compared to the 2024-25 Budget, borrowings were $4.254 billion lower than projected for the reasons detailed in variance Note 31.

Cash Flow Statement

19.	Tax receipts were $57 million above the 2024-25 Budget estimate, which is lower than the increase in the Operating Statement due to higher than budgeted receivables at year end.

20.

Grants and subsidies received are $659 million higher than budgeted. This variance is lower than the Operating Statement (refer variance Note 1), due to GST grants overpaid by the Commonweallth in 2023-24 being returned in 2024-25.

21.	The increase in interest receipts compared to budget is consistent with the Operating Statement (refer variance Note 2).

22.	Dividend and income tax equivalent receipts were lower than the budget estimate mainly due to the timing of tax instalments from rail and water entities.

23.	Partially offsetting the decrease in Other revenue in the Operating Statement (refer variance Note 4), higher than expected net GST receipts recovered from the ATO.

24.

Payments for employees are $1.172 billion higher than expected in the 2024-25 Budget and lower than the increase in the Operating Statement (refer variance Note 5) due to higher than expected salary and wage accruals at year end for health and police employees.

25.

Payments for goods and services are $441 million above budget. This is less than the increase in expense in the Operating Statement (refer variance Note 7), due to higher than budgeted payables and insurance claims paid, offset in part by higher GST paid on purchases from suppliers (recovered from the ATO per variance Note 23).

26.

Grants and subsidies payments are $1.113 billion higher than budgeted. This variance is greater than the Operating Statement (refer variance Note 8), due to the timing of acquittal of Financial Assistance Grants to Local Governments from the previous year.

27.	Purchases of non-financial assets are $1.509 billion lower than the budget estimate reflecting timing of delivery of the capital program, and work completed but not yet paid for.

28.

Net cash outflows for policy purposes are $1.158 billion lower than budget reflecting adjustments to equity investments in GOCs, including for projects such as pumped hydro, CopperString (2032) and renewables.

29.

Net cash inflows for liquidity purposes are $1.339 billion higher than budget, as amounts invested in the redraw facility post budget were drawn down. This was offset in part by the timing of investment withdrawals for regional infrastructure projects.

30.

Advances received are $1.577 billion higher than budget mainly due to the timing of equity injections to GOCs for renewable energy projects, which they have temporarily invested in the advances facility at year end.

31.

The lower purchases of non-financial assets, equity injections to GOCs, and higher liquidity inflows and advances received, offset by lower operating cash flows all result in borrowing requirements being $4.108 billion lower than budget.

5-90	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Certification of Queensland State Government Financial Statements

General Government Sector and Total State Sector Consolidated Financial Statements

2024 – 25

Management Certificate

The foregoing GGS and TSS consolidated financial statements have been prepared pursuant to section 25(1)(a) and (b) of the Financial Accountability Act 2009 and other prescribed requirements.

In our opinion and in terms of section 25(3) of the Financial Accountability Act 2009, we certify that the GGS and TSS consolidated financial statements have been properly drawn up, under the prescribed requirements, to present a true and fair view of:

(i)	the financial operations and cash flows of the Government of Queensland for the financial year; and

(ii)	the financial position of the Government of Queensland at 30 June 2025.

At date of certification of the statements, we are not aware of any material circumstances that would render any particulars included in the GGS and TSS consolidated financial statements misleading or inaccurate.

David Newby, CA	Paul Williams	The Honourable David Janetzki MP
Executive Director, Financial Reporting	Under Treasurer	Treasurer
Queensland Treasury	Queensland Treasury	Minister for Energy
Minister for Home Ownership

14 October 2025

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-91

INDEPENDENT AUDITOR’S REPORT

To the Treasurer of Queensland

Report on the audit of the financial report

Opinion

I have audited the accompanying financial report of the Queensland Government (the group) including the General Government Sector and Total State Sector as set out on pages 5-1 to 5-91.

The financial report comprises the balance sheets as at 30 June 2025, the operating statements, statements of changes in equity (net worth), cash flow statements for the year then ended, notes to the financial statements including material accounting policy information, and the certificate given by the Treasurer, Under Treasurer and Executive Director, Financial Reporting.

In my opinion, the financial report:

a)	gives a true and fair view of the Queensland Government’s financial position as at 30 June 2025, and its financial performance and cash flows for the year then ended

b)	complies with the Financial Accountability Act 2009 and Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting (AASB 1049).

Basis for opinion

I conducted my audit in accordance with the Auditor-General Auditing Standards, which incorporate the Australian Auditing Standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Report section of my report.

I am independent of the Queensland Government in accordance with the ethical requ~~i~~rements of the Accounting Professional and ~~E~~thical Standards Board’s APES 110 Code of Ethics for Professional Accountants (including Independence Standards) (the Code) that are relevant to my audit of the financial report in Australia. I have also fulfilled my other ethical responsibilities in accordance with the Code and the Auditor-General Auditing Standards.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key audit matters

Key audit matters are those matters that, in my professional judgement, were of most significance in my audit of the financial report of the current period. I addressed these matters in the context of my audit of the financial report as a whole, and in forming my opinion thereon, and I do not provide a separate opinion on these matters.

5-92	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Valuation of defined benefit superannuation liability (Total State Sector $18.68 billion; General Government Sector $18.82 billion at 30 June 2025)

Refer to Notes 36 and 48 in the financial report.

Key audit matter	How my audit procedures addressed this key audit matter

The Queensland Government defined benefit superannuation liability is a material amount on the Balance Sheet.

The underlying model used to value the liability is complex and involves a significant degree of management judgement and estimation in the selection of long-term assumptions, including salary growth, discount rates and expected CPI increases, to which the valuation of the scheme is highly sensitive.

The Government Division of the Australian Retirement Trust (QSuper) defined benefit scheme is actuarily assessed annually. This year, the state engaged an actuary expert to assist with the 30 June 2025 valuation.

My procedures included, but were not limited to:

•

obtaining management’s actuarial report and:

–   assessing the competence, capability and objectivity of the actuary expert engaged by the state

–   assessing the appropriateness of any changes to the methodology used

–   assessing the reasonableness of any material changes to the underlying assumptions and judgements used in estimating the liability

–   confirming the accuracy of the value reported in the consolidated financial statements

•

assessing the appropriateness and adequacy of related disclosures in the financial statements against the requirements of applicable Australian accounting standards.

Consolidation of financial information

Key audit matter	How my audit procedures addressed this key audit matter

The consolidated financial statements require the consolidation of financial information from over 90 public sector entities.

Entities may apply different financial reporting frameworks or apply accounting standards and accounting policies differently in the preparation of their individual financial statements. For example, adjustments are required for entities who report their property, plant and equipment assets at historical cost to fair value.

My procedures included, but were not limited to:

•

verifying the completeness of material public sector entities included in the consolidated financial statements

•

obtaining assurance over the completeness and accuracy of the financial information of individual entities consolidated in the financial statements by agreeing the financial information back to the audited financial statements for material public sector entities

•

For material entities where their property, plant and equipment assets were not reported at fair value as required by the ABS GFS manual, undertaking procedures to test the fair value adjustments. This includes reviewing the scope of the adjustment, reviewing fair value models, and validating variables against reliable sources.

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-93

Key audit matter	How my audit procedures addressed this key audit matter

AASB 1049 Whole of Government and General Government Sector Financial Reporting requires restatement or reclassification of certain information prepared under generally accepted accounting principles (GAAP) to comply with the Government Financial Statistics (GFS) requirements developed by the Australian Bureau of Statistics.

•

verifying compliance with the ABS GFS manual with respect to accounting treatment and disclosures in the financial statements and the classification of entities into the relevant sectors of government

•

assessing the quality of the process used to identify and eliminate transactions and balances occurring between public sector entities and sectors of government

•

reviewing material manual adjustments and reclassification of amounts for reasonableness

•

for those public sector entities not consolidated into the financial statements, we confirmed that they did not exceed the thresholds for reporting and therefore were not material.

Other information

The Treasurer, through Queensland Treasury, is responsible for the other information.

The other information comprises financial and non-financial information (other than the audited financial report) included in the Queensland Government’s Report on State Finances for the year ended 30 June 2025 but does not include the financial report and our aud~~i~~tor’s report thereon.

My opinion on the financial report does not cover the other information and accordingly I do not express any form of assurance conclusion thereon.

In connection with my audit of the financial report, my responsibility is to read the other information when it becomes available, in doing so, consider whether the other information is materially inconsistent with the financial report or my knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact. I have nothing to report in this regard.

Responsibilities of the Treasurer and Queensland Treasury for the financial report

The Treasurer, through Queensland Treasury, is responsible for:

•

the preparation of the financial report that gives a true and fair view in accordance with the Financial Accountability Act 2009, AASB 1049 including compliance with other applicable Australian Accounting Standards

•	such internal control as they determine is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error

•

disclosing, as applicable, matters relating to going concern and using the going concern basis of accounting in the preparation of the financial statements unless this is assessed as not being appropriate.

5-94	Audited Consolidated Financial Statements 2024–25 – Queensland Government

Aud~~i~~tor’s responsibilities for the audit of the financial report

My objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

A further description of my responsibilities for the audit of the financial report is located at the Auditing and Assurance Standards Board website at:

https://www.auasb.gov.au/auditors_responsibilities/ar5.pdf

This description forms part of my auditor’s report.

Rachel Vagg	15 October 2025 Queensland Audit Office

Auditor-General	Brisbane

Audited Consolidated Financial Statements 2024–25 – Queensland Government	5-95